Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

among

DD ACQUISITION HOLDINGS, LLC,

J & J SNACK FOODS CORP.,

DIPPIN’ DOTS HOLDING, L.L.C.,

FISCHER INDUSTRIES, L.L.C.,

STEPHEN SCOTT FISCHER REVOCABLE TRUST,

THE OWNERS LISTED ON THE SIGNATURES PAGES HERETO,

MARK A. FISCHER,

as the Seller Representative,

and

CRYOGENIC PROCESSORS HOLDING, LLC

Dated May 18, 2022

TABLE OF CONTENTS

i

ii

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EXHIBITS

Exhibit A – Closing Certificate

Exhibit B – Escrow Agreement

Exhibit C – License Agreement

Exhibit D – Transition Services Agreement

Exhibit E – Intellectual Property Assignment Agreement

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of May 18, 2022, is entered into by and among DD Acquisition Holdings, LLC, a Delaware limited liability company (“Buyer”), J & J Snack Foods Corp., a New Jersey corporation (“Guarantor”), Dippin’ Dots Holding, L.L.C., an Oklahoma limited liability company (“DDHL”), Fischer Industries, L.L.C., an Oklahoma limited liability company (“FIL”), Stephen Scott Fischer Revocable Trust (“SSF Trust” and together with FIL, each a “Seller” and collectively, “Sellers”), Stephen Scott Fischer Exempt Trust (“SSF Exempt Trust”), Mark A. Fischer 1994 Trust (“MAF 1994 Trust”), Susan L. Fischer 1994 Trust (“SLF 1994 Trust”), Christy Fischer Speakes Exempt Trust (“CFS Exempt Trust” and, together with, FIL, SSF Trust, SSF Exempt Trust, MAF 1994 Trust and SLF 1994 Trust, each an “Owner” and collectively, the “Owners”), Mark A. Fischer, as the Seller Representative (the “Seller Representative”), and Cryogenic Processors Holding, LLC, an Oklahoma limited liability company (“Processors”).

BACKGROUND

WHEREAS, the Acquired Companies are engaged in the business of manufacturing, selling, distributing, advertising and marketing cryogenically and/or flash-frozen ice cream, other products using cryogenic ingredients or produced through cryogenic processes, other novelty ice cream products, and popcorn, the sale of all such products, related products, equipment and services to franchisees through the Franchise Business, the manufacturing, sale and distribution of related equipment, and the licensing of technology relating to the foregoing (collectively, the “Business”, but specifically excluding the Cryo Business).

WHEREAS, prior to Closing, Sellers, DDHL and the other parties to the Restructuring (as defined below) will complete the Restructuring.

WHEREAS, subject to the terms and conditions set forth in this Agreement, including completion of the Restructuring, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Purchased Equity.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms when used in this Agreement shall have the meanings set forth below:

“Accounting Arbitrator” means RSM US LLP, or if such firm is unable or unwilling to act in such capacity, a nationally recognized accounting firm that has not performed any services for any Buyer Party or any Seller Party, Processors or Company Entity in the prior twelve (12) months, mutually selected by Buyer and the Seller Representative (or if they cannot agree on the selection, Buyer and the Seller Representative shall each select such a nationally recognized accounting firm, and those two firms shall select a third such nationally recognized accounting firm to serve as the Accounting Arbitrator).

“Accounting Principles” means the accounting principles, policies, procedures, methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods as set forth on, and as illustrated in the calculation set forth on, Section 1.1(a) of the Disclosure Letter.

“Acquired Company” means, individually, each of DDHL, DDL, DDF, DPL, DPF, DDAUS, DDI, DDW, DDHK, DDDP Middle East, DDDP South America and DDTS, and “Acquired Companies” means, collectively, DDHL, DDL, DDF, DPL, DPF, DDAUS, DDI, DDW, DDHK, DDDP Middle East, DDDP South America and DDTS.

“Adjustment Amount” means the Closing Purchase Price (as finally determined in accordance with Section 3.4) minus the Estimated Closing Purchase Price, which may be positive or negative.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of securities or membership or other ownership interests, by Contract or otherwise, or (c) being a director, officer, manager, managing member, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person. An Affiliate of a natural Person means any other natural Person who is a parent, a descendant of any parent, a spouse of any of the foregoing, or a child of a spouse of such Person and any other natural Person who resides with such Person and any Person who is an Affiliate of such natural Person as a result of the first and second sentences of this definition.

“Agreement” means this Securities Purchase Agreement, as amended from time to time in accordance with the terms of this Agreement.

“Allocable Portion” means the percentage amount set forth on Section 1.1(b) of the Disclosure Letter relating to the Purchased Equity.

“Ancillary Agreements” means the Escrow Agreement, the License Agreement, the Transition Services Agreement, the documents pursuant to which the Restructuring is effected, and each other agreement, document, instrument, deed or certificate contemplated by this Agreement to be executed by any Buyer Party or any Seller Party or Company Entity in connection with the consummation of the Transactions, in each case only as applicable to the relevant parties to such Ancillary Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and any other U.S. federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other applicable Law that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Approved Payments” means an amount equal to any payments made pursuant to Section 7.23(a)-(d) by any Acquired Company to any Governmental Entity prior to the Effective Time with Buyer’s prior written approval, not to be unreasonably withheld, conditioned, or delayed.

“Assumed Indebtedness” means the items of Indebtedness of the Acquired Companies set forth on Section 1.1(c) of the Disclosure Letter.

“Books and Records” means all books, records, ledgers, files, financial records, bills, accounting, internal and audit records, plans, catalogs, pricing sheets, instructions and manuals, employee handbooks, information and records regarding employment and personnel matters of the Continuing Employees, equipment and parts lists, customer and supplier lists, labels and packaging materials, research and development materials, product specifications, manufacturing and process sheets, and other printed, written or electronically-stored materials of whatever nature, in each case pertaining to any of the Acquired Companies or the Business, but excluding those which relate solely to the Cryo Business.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New Jersey are required by Law to remain closed.

“Business Intellectual Property Rights” means the Intellectual Property Rights owned, licensed, used or held for use by a Seller Party or Company Entity as a part of or necessary to the operation of the Business or ownership of the Acquired Companies.

“Buyer Party” means, individually, Buyer and Guarantor, and “Buyer Parties” means, collectively, Buyer and Guarantor.

“Cash” means the aggregate amount of cash and cash equivalents (comprising solely money orders, marketable securities and short-term instruments) of the Acquired Companies, excluding any Restricted Cash, and including any inbound uncleared checks, wires and drafts (to the extent there has been a reduction of receivables on account therefor), and net of issued but uncleared checks, wires and drafts, calculated in accordance with the Accounting Principles as of immediately prior to the Effective Time.

“Closing Assumed Indebtedness” means the aggregate amount of Assumed Indebtedness of the Acquired Companies immediately prior to the Closing; provided that, for the avoidance of doubt, Closing Assumed Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 7.22.

“Closing Cash” means the aggregate amount of Cash of the Acquired Companies immediately prior to the Effective Time.

“Closing Estimates” means the calculation of Estimated Closing Working Capital, Estimated Closing Indebtedness, Estimated Closing Cash, Estimated Closing Transaction Fees and Expenses, and Estimated Closing Assumed Indebtedness pursuant to Section 3.2(a).

“Closing Indebtedness” means the aggregate amount of Indebtedness (other than Assumed Indebtedness) of the Acquired Companies immediately prior to the Closing; provided that, for the avoidance of doubt, Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 7.22.

“Closing Purchase Price” means the Purchase Price, plus (a) the Closing Working Capital Adjustment Amount, minus (b) Closing Indebtedness, plus (c) Closing Cash, minus (d) Closing Transaction Fees and Expenses, minus (e) Closing Assumed Indebtedness, each as finally determined pursuant to Section 3.4.

“Closing Transaction Fees and Expenses” means the aggregate amount of Transaction Fees and Expenses immediately prior to the Closing.

“Closing Working Capital” means Working Capital immediately prior to the Effective Time; provided that, for the avoidance of doubt and notwithstanding the Effective Time, Closing Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 7.22.

“Closing Working Capital Adjustment Amount” means an amount, which may be positive (if Closing Working Capital exceeds the Working Capital Target), negative (if Closing Working Capital is less than the Working Capital Target) or zero (if Closing Working Capital equals the Working Capital Target), equal to Closing Working Capital minus the Working Capital Target.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Entity” means, individually, each of DDHL, DDL, DDF, DPL, DPF, DDAUS, DDI, DDW, DDHK, DDDP Middle East, DDDP South America, DDTS and DDC, and “Company Entities” means, collectively, DDHL, DDL, DDF, DPL, DPF, DDAUS, DDI, DDW, DDHK, DDDP Middle East, DDDP South America, DDTS and DDC.

“Confidential Information” means any and all confidential and proprietary technical, business or financial information, including marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, records, plans, drawings, intellectual property, technical data, source and object codes, software, proprietary information, processes, systems, documents, writings, manuals, inventions, discoveries, formulae, recipes, advertising, manufacturing, sales methods and systems, pricing information, sales and profit figures, sales volume, research/development activities, customer and client lists, and relationships with customers, clients, suppliers and vendors, and information with respect to various techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received from third parties or otherwise subject to an obligation to maintain the confidentiality of such information.

“Confidentiality Agreement” means that certain Non-Disclosure / Confidentiality Agreement dated as of November 22, 2021, between Guarantor and DDL.

“Contract” means any contract, instrument, agreement, agreement in principle, License, lease, sublease, arrangement, understanding, note, bond, indenture, deed of trust, mortgage, loan agreement or other legally binding commitment, whether written or oral, and any amendments, modifications or supplements thereto.

“Cryo Business” means the business of manufacturing, selling, distributing, advertising and marketing products and services using cryogenic ingredients or produced through cryogenic processes, the sale and distribution of related equipment and the licensing of technology relating to the foregoing, in each case solely for use in the categories described in Section 1.1(d) of the Disclosure Letter.

“Cryo Confidential Information” means all Confidential Information held or used by or for the benefit of DDC as of the Effective Time.

“Data Protection Laws” means any applicable Law, self-regulatory principle, industry standard, or contractual requirement related to, concerning, or which governs the collection, handling, storage, retention, transfer, disposal, distribution, Processing, use, transmission, disclosure, hosting, importing, exporting, and/or maintenance of Personal Data, including, as applicable, (a) the Health Insurance Portability and Accountability Act of 1996 (HIPAA), (b) the Health Information Technology for Economic and Clinical Health Act (HITECH Act), (c) the Gramm-Leach-Bliley Act, (d) the EU General Data Protection Regulation, (e) the California Consumer Privacy Act, (f) any state medical privacy and security Laws, and (g) as applicable (i) the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection), (ii) U.S.-European Union and U.S.-Swiss Safe Harbor programs, (iii) U.S.-European Union Privacy Shield program, and (iv) any other published industry standard (including the PCI Data Security Standard and other requirements of payment card brands and payment networks).

“DDAUS” means Dippin’ Dots Australia PTY Limited, an Australian proprietary limited company.

“DDC” means Dippin’ Dots Cryogenics, L.L.C., an Oklahoma limited liability company.

“DDDP Middle East” means DDDP Middle East, LLC, a Delaware limited liability company.

“DDDP South America” means DDDP South America, LLC, a Delaware limited liability company.

“DDF” means Dippin’ Dots Franchising, L.L.C., an Oklahoma limited liability company.

“DDHK” means Dippin’ Dots Hong Kong Limited, a Hong Kong private limited company.

“DDI” means Dippin’ Dots International, L.L.C., an Oklahoma limited liability company.

“DDL” means Dippin’ Dots, L.L.C., an Oklahoma limited liability company.

“DDTS” means Dippin’ Dots Trading (Shanghai) Co., Ltd. 迪古豆贸易（上海）有限公司, a PRC foreign invested enterprise.

“DDW” means Dippin’ Dots Worldwide Holding Company, LLC, a Delaware limited liability company.

“DD Business” means the business of manufacturing, selling, distributing, advertising and marketing popcorn, ice cream, frozen yogurt, frozen ice beads, sherbert, sorbet, iced beverages, iced desserts and other frozen novelties and frozen desserts.

“DD Confidential Information” means all Confidential Information held or used by, or for the benefit of, any of the Acquired Companies.

“Disclosure Letter” means the Disclosure Letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“DPF” means Doc Popcorn Franchising, L.L.C., an Oklahoma limited liability company.

“DPL” means Doc Popcorn, L.L.C., an Oklahoma limited liability company.

“Effective Time” means 12:01 a.m. eastern time on the Closing Date.

“Environmental Laws” means any federal, state, local or foreign Laws related to the protection of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life, endangered or threatened species or any other natural resource), human health or safety, waste disposal including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq, the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Federal Water Pollution Control Act, 32 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Safe Drinking Water Act, 32 U.S.C. §§ 300f et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, and all comparable state and local Laws.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation rights, any other interest or participation that confers the right to receive a share of the profits and/or losses of, or distribution of assets and all other ownership or profit interests of such Person (including partnership or membership interests therein), (b) subscriptions, calls, warrants, options or legally binding commitments of any kind or character entitling any Person to acquire, any interest referred to in item (a), and (c) securities convertible into or exercisable or exchangeable for any interest referred to in item (a) or item (b), in each case whether voting or nonvoting.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that together with any Acquired Company would be deemed a “single employer” within the meaning of Section 414 of the Code or under “common control” within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank N.A.

“Estimated Closing Purchase Price” means, without duplication, the Purchase Price, plus (a) the Estimated Working Capital Adjustment Amount, minus (b) Estimated Closing Indebtedness, plus (c) Estimated Closing Cash, minus (d) Estimated Transaction Fees and Expenses, minus (e) Estimated Assumed Indebtedness.

“Estimated Working Capital Adjustment Amount” means an amount, which may be positive (if Estimated Closing Working Capital exceeds the Working Capital Target), negative (if Estimated Closing Working Capital is less than the Working Capital Target) or zero (if Estimated Closing Working Capital equals the Working Capital Target), equal to Estimated Closing Working Capital minus the Working Capital Target.

“FDD” means a franchise disclosure document prepared in accordance with Franchise Laws and used by any of the Acquired Companies in connection with the offer or sale of a Franchise Business in the United States or any other country.

“Franchise Agreement” means a currently effective written agreement pursuant to which any Acquired Company has granted to any Person the right to establish, develop and operate a franchise business in the United States or any other country including master franchise agreements, area development agreements, area representative agreements and all other agreements, no matter how such agreements are designated, that meet the definition of a franchise under an applicable Franchise Law.

“Franchise Business” means, individually and collectively, the franchise businesses operated by DDF and DPF.

“Franchise Laws” means: (a) the FTC Rule and any other U.S. or state Law regulating the offer and sale of franchises in the United States including any pre-sale registration or disclosure Law; (b) Ontario, Canada’s Arthur Wishart Act (Franchise Disclosure), 2000; (c) Manitoba, Canada’s The Franchises Act; (d) the Franchises Acts of Alberta, Prince Edward Island, New Brunswick, and British Columbia, Canada; (e) Australia’s Competition and Consumer (Industry Codes – Franchising) Regulation 2014; and (f) any other foreign Law regulating franchises or the offer and sale of franchises.

“Franchise System” means the system for the operation of the Franchise Business in the United States and in countries outside of the United States.

“Franchisee” means a Person who is the franchisee party to a Franchise Agreement.

“Fraud” means actual and intentional common law fraud under Delaware Law by a party to this Agreement with respect to the representations and warranties made by such party in this Agreement and, for the avoidance of doubt, does not include any claim based on constructive knowledge, a negligent misrepresentation or omission, or knowledge of the fact that the Person making such misrepresentation does not have sufficient information to make the statement contained in the misrepresentation, but which is nevertheless made as a matter of contractual risk allocation between the Parties.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436 et seq.

“GAAP” means United States generally accepted accounting principles, as of the relevant dates of application thereof.

“Governmental Entity” means any federal, state, local, municipal or foreign (a) government, or (b) governmental, quasi-governmental, instrumentality, agency, department or subdivision thereof exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, including any court, tribunal, arbitral body, commission, administrative agency or quasi-governmental body exercising any regulatory or taxing authority thereunder.

“Harmful Code” means any “malware,” “spyware,” “viruses,” “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” or “worms” (as such terms are commonly understood in the software industry) or other malicious code designed for the purpose of (a) disrupting, disabling, harming or otherwise impeding in any unintended manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (b) maliciously damaging or destroying, or providing unauthorized access or transmission of, any data or file without the user’s consent.

“Hazardous Materials” means any and all pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, electronic waste, , materials, products, elements, petroleum (including crude oil or any fraction thereof), petroleum products or petroleum distillates, fractions or wastes, pesticides, asbestos or asbestos-containing materials, polychlorinated biphenyls, 1,4- dioxane, per- and polyfluoroalkyl substances (the group of compounds known generally as “PFAS”), urea formaldehyde foam, radon gas, toxic mold, heavy metals, lead paint, and any other wastes, materials, chemicals, or mixtures thereof, regulated, listed or restricted, or for which Liability or standards of conduct are imposed, pursuant to any Environmental Law that sets out such materials as being hazardous.

“Hong Kong” or “HK” means Hong Kong Special Administrative Region of the People’s Republic of China.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all liabilities (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the Transactions or the payment of such obligation) of any Acquired Company (without duplication) in respect of: (a) indebtedness for borrowed money, (b) any obligations under promissory notes, (c) any amounts owed in respect of loan agreements, including any applicable exit fees, (d) any obligations under any severance, bonus, incentive or deferred compensations arrangements or executive consultant costs, (e) any deferred rent or obligation for deferred lease inducements, (f) any amounts owed to Affiliates (other than to another Acquired Company), (g) any obligation or liability arising from cash/book overdrafts, (h) any outstanding obligations under credit cards, (i) all obligations under declared but unpaid dividends or distributions, (j) any indebtedness evidenced by a note, bond, debenture or other debt security, (k) off-balance sheet Liabilities, (l) the amount of any unfunded or of any underfunding of any pension, deferred compensation or similar liabilities, (m) profit sharing distributions, (n) any obligations created or arising under any lease (other than a lease of Real Property), including without limitation those set forth on Section 1.1(e) of the Disclosure Letter, (o) any obligations created or arising under any conditional sale, contingent or otherwise, or title retention agreement, (p) any reimbursement obligations under letters of credit, banker’s acceptances, performance bonds or similar credit transactions, in each case, to the extent drawn, (q) any obligations for the deferred purchase price of assets, property, goods or services, including earn-outs measured at the maximum possible amount, contingent payments, payments under non-compete agreements and seller notes, with respect to which any Acquired Company is liable, contingently or otherwise, as obligor or otherwise, (r) any obligations secured by a Lien on any assets of any Acquired Company, (s) any obligations for any other Person’s Indebtedness, whether as obligor, guarantor or otherwise, (t) any accrued guarantor fees, (u) any interest rate, currency or exchange obligations, swaps, hedges or similar agreements or arrangements (determined on the basis of actual not notional, obligations), (v) deferred or unearned revenue, and (w) premiums, prepayment or termination fees, expenses or breakage costs which would arise or become due upon prepayment of any of the foregoing; in each case for item (a)-(w) to the extent not included in Closing Working Capital or Transaction Fees and Expenses.

“Intellectual Property Rights” means all worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions, substitutions and reexaminations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, slogans and all other devices used to identify any product, service, business or company, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) Internet domain names, and other Internet addresses, and user names, accounts, including social networking and social media accounts, pages, and online identities (and all goodwill associated with any of the foregoing, if any) (collectively, “Domain Names”); (d) copyrights, original works, and all databases and data collections (including sui generis or database rights), whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights and neighboring rights associated therewith (“Copyrights”); (e) trade secrets, know-how, source code, object code, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, recipes, manufacturing processes, customer and market lists, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, (collectively, “Trade Secrets”); (f) all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code (collectively, “Software”); (g) rights of publicity and rights of privacy; and (h) all income, royalties, damages and payments due or payable as of the Closing or thereafter with respect to the foregoing (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof. Collectively, Patents, Marks, Domain Names, Copyrights, Trade Secrets and Software are referred to herein as “Intellectual Property.”

“Inventory” means all inventory of the Acquired Companies, including finished goods, raw materials, supplies and consumables, work in progress, packaging film and material, new freezers waiting to be deployed and freezer and kiosk parts to be used in refurbishment and other inventory property, including all such inventory which may be in transit or in the possession of any third party.

“IP Assignment” means that certain Intellectual Property Assignment Agreement between DDC and DDL in substantially the form attached hereto as Exhibit E.

“Knowledge of Sellers” means the actual knowledge of the Persons listed on Section 1.1(f) of the Disclosure Letter and the knowledge of each such Person that would have been obtained after due inquiry by such Person.

“Law” means all laws, statutes, common law, treaties, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, policy statements, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, any Governmental Entity or any similar provision having the force or effect of law.

“Liabilities” means any debt, liability, commitment, loss, cost, damage, deficiency, royalty, penalty, Tax, expense, interest, fine, settlement, award or judgment or legally binding obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Licensed Products” means all products bearing any Marks of any Acquired Company that are manufactured, distributed, and/or sold by third-party licensees.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, registrations, authorizations, variances and similar rights issued by any Governmental Entity and all pending applications therefor and renewals thereof.

“Liens” means, with respect to any property or asset, all mortgages, deeds of trust, liens, pledges, security interests, assignments, hypothecations, charges, claim of title, options, rights of first offer, rights of first refusal, and encumbrances of any kind or nature whatsoever.

“Lookback Date” means January 1, 2017.

“Losses” means any and all losses, liabilities, audits, claims, awards, judgments, settlements, costs, damages, deficiencies, penalties, expenses, fines, fees, and Taxes (including documented, reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing, defending or settling the foregoing); provided that Losses shall exclude punitive or exemplary damages, except to the extent such damages are paid to a third party in a Third-Party Claim.

“Main Street Loan Agreement” means that certain business loan agreement, dated October 16, 2020, between DDHL and Watermark Bank

“Material Adverse Effect” means any event, condition, change, fact, circumstance or effect (a “Change”), which individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, results of operations of the Acquired Companies or the Business taken as a whole; provided, however, that none of the following or the results thereof, either alone or in combination with the Change in clauses (i) thru (x) below, will constitute a Material Adverse Effect or will be taken into account in determining whether a Material Adverse Effect has occurred: (i) any general changes in United States or global political, economic or market conditions; (ii) any general changes in United States or global financial or securities markets; (iii) any changes in Law or the interpretation thereof effected after the date of this Agreement; (iv) national or international political or social conditions, including acts of terrorism, war (whether or not declared) or armed hostility and specifically including Russia’s war against Ukraine; or (v) any failure to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures will not be excluded); (vi) the execution, delivery, or announcement of this Agreement or the announcement or pendency of the Transactions; (vii) changes in GAAP; (viii) any event, condition, change, fact, circumstance or effect caused by or resulting from the taking of any action expressly required by this Agreement or any Ancillary Agreement, including the Restructuring; (ix) events or changes arising in connection with earthquakes, tornadoes, or similar natural disasters, provided that such disasters do not destroy, materially damage, or shut down the facilities or operations located at the Real Property; (x) changes, effects, or events relating to the Pandemic or any Pandemic Measures taken by an Acquired Company; provided, however, if a matter described in clauses (i) through (v), (vii), and (x) has had a disproportionate effect on the business, financial condition, assets, Liabilities, results of operations of any Acquired Company compared to other Persons engaged in the same industry, then the impact of such matter shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Non-Food Products” means any and all non-food products manufactured, distributed, marketed or sold by any Acquired Company.

“Official” means (a) any officer, employee or any other Person acting in an official capacity for any Governmental Entity or any political party or official thereof, or any candidate for political office, or (b) any Person responsible for awarding Contracts to any Acquired Company.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws, (b) with respect to a limited liability company, the certificate of incorporation or formation or organization and the articles of association, operating agreement or limited liability company agreement, (c) with respect to a limited partnership, the certificate of limited partnership and the limited partnership agreement, or (d) with respect to any other Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person, each as amended and in effect as of the date of this Agreement.

“Owned Real Property” means the real property owned by DDL located at 5101 and 5111 Charter Oak Drive and 3865 Industrial Drive, Paducah, Kentucky 42001, together with the buildings and all fixtures and improvements thereon, and all easements and other rights and interests appurtenant thereto.

“Pandemic” means the SARS-CoV-2 pandemic, including any evolution or mutation thereof and any other virus outbreaks, epidemics, or pandemics.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, “safer in place”, the Chinese Communist Party’s “dynamic zero-COVID policy”, lock down, shut down, workforce reduction, social distancing, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Center for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any health condition (including any epidemic, pandemic, or disease outbreak, such as the Pandemic).

“Party” means, individually, each Buyer Party, on the one hand, and each Seller Party, on the other hand, and “Parties” means, collectively, the Buyer Parties and the Seller Parties.

“Payoff Letter” means a letter, in form and substance reasonably satisfactory to Buyer, executed by a holder of outstanding Indebtedness prior to the Closing, with each payoff letter for outstanding Indebtedness indicating that upon payment of the specified amount (together with the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date) pursuant to the payment instructions contained therein, (i) such Indebtedness shall be paid in full and, if applicable, any Liens associated therewith shall terminate automatically, subject only to the receipt of such payment amount, and (ii) the applicable lender will, or the applicable Seller Party or Company Entity (or its designee) or Buyer shall have all authorizations and power to, file any necessary Uniform Commercial Code termination statements or such other documents, notice filings, or endorsements necessary to release of record such Liens.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business and where the underlying obligations are not delinquent, excluding, however, any which are recorded of record against the Real Property, (c) statutory Liens in favor of landlords arising in connection with any Leased Real Property, (d) recorded easements, rights of way, covenants, restrictions, reservations, exceptions and encroachments on, over or affecting any portion of the Real Property, which do not materially impair the use or value of any such Real Property for the operation of the Business, (e) in the case of Leased Real Property, any Lien to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (f) municipal bylaws, development agreements, restrictions, or regulations, and zoning, entitlement, land use, building, or planning restrictions or regulations, in each case, promulgated by any Governmental Entity which are not violated by the current use and operation of the Real Property, (g) Liens arising under worker’s compensation, unemployment insurance and similar legislation, and (h) Liens on goods in transit incurred pursuant to documentary letters of credit.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity or any other entity of any kind or nature whatsoever.

“Personal Data” means information or data that identifies, pertains to, describes, is reasonably capable of being associated with, or could reasonably be linked to an individual household, or device, such as, a name, address, phone number, IP Address, email address, or other unique or persistent identifier, social security number, driver’s license number, password, financial account number, credit card number, credit report information, health and medical information, biometric identifier, user name, geolocation information and/or behavioral information related to an individual.

“Policies” means any internal or external policy governing or concerning the storage, use, Processing, collection, disclosure, handling, transmission or distribution of Personal Data including any internal written information security policies and procedures and any public-facing external privacy policies.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“PRC” or “China” means the People’s Republic of China, excluding for the purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Proceeding” means any action, complaint, charge, demand, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, commercial, labor, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Entity or arbitrator or any other Person.

“Products” means any and all food products manufactured, distributed, marketed or sold by any Acquired Company.

“Purchased Equity” means all of the issued and outstanding Equity Securities of DDHL.

“Release” means any seeping, spilling, leaking, pumping, pouring, emitting, emptying, burying, discharging, injecting, escaping, leaching, vaporizing, dumping or disposing into the environment, including continuing migration, of Hazardous Materials into or through soil, air, surface water or groundwater.

“Restricted Business” means the Business, including selling, distributing, advertising and marketing future products and/or services using cryogenic ingredients or produced through cryogenic processes, but excluding the Cryo Business.

“Restricted Cash” means (a) any cash held as deposits with third parties or as collateral for outstanding letters of credit and (b) any other cash that is not freely usable because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends or any other form of restriction, excluding cash that is prohibited from being distributed solely pursuant to the Main Streel Loan Agreement (including the Main Street Priority Loan Facility Borrower Certifications made in connection therewith) or Section 4003(c)(3)(A)(ii) of the CARES Act.

“Restricted Party” means each Seller Party and Processors.

“Restructuring” means the series of transactions described on Section 1.1(g) of the Disclosure Letter.

“Rollback Tax” means any Tax resulting from or arising in connection with any abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes applicable to the Owned Real Property.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance binder issued by the R&W Insurer to Buyer with respect to this Agreement substantially in the form delivered to the Seller Representative.

“R&W Insurer” means Illinois Union Insurance Company.

“Securities Act” means the Securities Act of 1933.

“Seller Party” means, individually, each Seller and each Owner, and “Seller Parties” means, collectively, Sellers and Owners.

“Straddle Period” means any Tax period beginning before the Closing Date but ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors, managers or other Persons performing similar functions of such entity are directly or indirectly owned by such Person.

“Tax” or “Taxes” means, with respect to any Person, (a) all taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, escheat or unclaimed property (whether or not treated as a tax under applicable Law), license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, estimated, entertainment, amusement, healthcare (whether or not treated as a tax under applicable Law), or other taxes, customs duties, tariffs, fees (including reasonable accounting, financial advisor and legal fees directly associated therewith), assessments or charges of any kind whatsoever (whether paid directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts, imposed by any Governmental Entity and (b) any Liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (i) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or a member (or ceasing to be a member) of an affiliated or combined group (or being included (or required to be included) in any Tax Return thereto), (ii) being (or ceasing to be) a member of an affiliated, consolidated, unitary or combined group or (iii) a contractual obligation or otherwise.

“Tax Return” means any report, return, declaration, statement or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Transactions” means the purchase and sale of the Purchased Equity and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Fees and Expenses” means (a) all unpaid fees and expenses incurred by any Seller Party or Company Entity relating to or in connection with the Transactions, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses, (b) all amounts payable by any Seller Party or Company Entity to the extent resulting from the consummation of the Transactions, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by any Seller Party or Company Entity as a result of the payment of any such obligations, (c) fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and all other fees and expenses of such policy, (d) all unpaid amounts incurred by any Seller Party or Company Entity prior to the Closing to obtain any third party consents, waivers or approvals, and (e) fifty percent (50%) of the costs, fees and expenses of the Escrow Agent under the Escrow Agreement.

“Transition Services Agreement” means the Transition Services Agreement between Processors and DDL in substantially the form attached hereto as Exhibit D.

“Treasury Regulations” means the regulations promulgated under the Code, including any temporary regulations.

“Withdrawal Liability” means any Liability imposed under Subtitle E, part I of Title IV of ERISA.

“Working Capital” means (a) the consolidated current assets of the Acquired Companies (excluding any amount of Cash or Tax assets), minus (b) the consolidated current Liabilities of the Acquired Companies (excluding any Indebtedness or Transaction Fees and Expenses, and any Tax Liabilities); in each case, calculated in accordance with the Accounting Principles.

“Working Capital Target” means $10,600,000 plus $12,900 for each day after June 30, 2022 on which the Closing occurs, provided that in no event shall the Working Capital Target exceed $11,000,000.

Section 1.2    Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquisition Agreement	4.11(a)(xi)
Adjustment Escrow Amount	3.3
Alternative Transaction	7.3
Audited Financial Statements	4.5(a)
Authorities	4.23(a)
BBA Procedures	7.11(e)(iv)
Benefit Plans	4.17(a)
Business	Background
Buyer Indemnified Parties	10.2
Buyer	Preamble
Cap	10.5(a)
Cash Cap	3.2(a)
CARES Act	4.9(n)
Claim Notice	10.4(a)
Claimed Amount	10.4(d)
Closing	9.1
Closing Certificate	3.2(a)
Closing Date	9.1
COBRA	4.17(e)
Commercial Software	4.20(g)
Confidential Information	7.13(a)
Consent	4.14
Continuing Employees	7.1(a)
COVID-19 Policies	4.16(c)
CPSC	4.23(a)
Data Room	1.3
DDTS Transfer	7.10(b)
Deductible	10.5(b)
Defects	4.20(f)
Deficit Amount	3.4(e)
Determination Date	3.4(c)
Direct Claims Dispute Period	10.4(d)
Disclosure Letter	4.1(a)
Dispute Notice	3.4(b)
Draft Allocation	3.6
Employees	4.18(a)
Employment Matters	4.18(f)

Escrow Agreement	3.3
Escrow Amount	3.3
Estimated Assumed Indebtedness	3.2(a)
Estimated Closing Cash	3.2(a)
Estimated Closing Indebtedness	3.2(a)
Estimated Closing Working Capital	3.2(a)
Estimated Transaction Fees and Expenses	3.2(a)
FDA	4.23(a)
Final Allocation	3.6
Final Closing Statement	3.4(a)
Financial Statements	4.5(a)
Food Safety Laws	4.23(a)
FTC	4.23(a)
Fundamental Cap	10.5(b)
Fundamental Representations	10.1
Governmental Consents	4.4
Increase Amount	3.4(d)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Indemnity Escrow Amount	3.3
Initial Allocation	3.6
Internal Controls	4.5(b)
IRS	4.17(c)
Latest Balance Sheet	4.5(a)
Leased Real Property	4.10(a)
Liability Claim	10.4(a)
License Agreement	9.2(c)
Licenses-In	4.20(a)
Licenses-Out	4.20(a)
Litigation Conditions	10.4(b)
M&T	13.15
Material Contracts	4.11(a)
Materiality Qualifier	8.1(a)
Most Recent Financial Statements	4.5(a)
OFAC	4.24(c)
Owned Business Intellectual Property	4.20(a)
Pre-Closing Insurance Policies	7.18
Pre-Closing Period	7.2
Privacy Commitments	4.26(a)
Privacy Policies	4.26(a)
Processing	4.26(a)
Processors	Preamble
Product Safety Laws	4.23(a)
Purchase Price	3.1
Real Property	4.10(a)
Registered Business Intellectual Property	4.20(a)

Representatives	7.3
Response Notice	10.4(d)
Sanctioned Person	4.24(c)
Security Breach	4.26(b)
Seller Indemnified Parties	10.3
Seller Representative	Preamble
Sellers	Preamble
Special Indemnity Escrow Amount	3.3
Subprocessors	4.26(a)
Tax Claim	7.11(e)(i)
Termination Date	11.1(b)
Territory	7.14(b)(i)
Third Party Claim	10.4(b)
Transfer Taxes	7.10(a)
Update Date	7.25
USDA	4.23(a)
Waiving Parties	13.15

Section 1.3    Rules of Construction. Any table of contents and headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. This Agreement shall be interpreted without regard to any presumption or other rule requiring construction against the Party that drafted or caused this Agreement to be drafted. Any capitalized term used in any exhibit or schedule but not defined therein has the meaning as defined in this Agreement. As used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision, and references to sections, articles and exhibits are to sections and exhibits of this Agreement unless otherwise specified; (b) the words “include,” “includes” or “including” are deemed to be followed by the words “without limitation”; (c) references to “$” or “dollars” are references to U.S. dollars; (d) references to gender include all genders; (e) ”writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form; (f) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (g) references to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; (h) references to any Contract are to that Contract as amended, modified or supplemented from time to time; (i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (j) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (k) the word “or” is not exclusive, unless the context otherwise requires; (l) an accounting term not otherwise defined herein shall be construed in accordance with GAAP; (m) references to Articles, Sections, Exhibits, the Preamble and the Background are to Articles, Sections, Exhibits, the Preamble and the Background of this Agreement unless otherwise specified; and (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The term “made available” when used in reference to a Seller Party or Company Entity having made information available to Buyer or its Representatives, means that such items or information were made available by a Seller Party or Company Entity via the posting of such items or information to the electronic data site maintained by Infinity Capital Partners, LLC on iDeals VDR under the data room entitled “Project Powers” (the “Data Room”) at least three (3) Business Days prior to the date of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Agreement to Purchase and Sell Purchased Equity. Subject to the terms and conditions of this Agreement, on the Closing Date, and in reliance upon the representations and warranties made by the Sellers to Buyer in this Agreement, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, free and clear of all Liens, all right and title to, and interest in, the Purchased Equity.

ARTICLE III

PURCHASE PRICE; ESCROW; ADJUSTMENTS; ALLOCATIONS

Section 3.1    Purchase Price. The aggregate purchase price to be paid for the Purchased Equity shall be $222,000,000 (the “Purchase Price”) subject to adjustment pursuant to Section 3.4.

Section 3.2    Payment of Purchase Price.

(a)    By the end of the third (3rd) Business Day prior to the Closing Date, the Seller Representative shall deliver to Buyer a certificate substantially in the form attached hereto as Exhibit A (the “Closing Certificate”), which has been approved by Buyer (such approval not to be unreasonably withheld), signed by the Seller Representative, setting forth in accordance with the Accounting Principles (x) the Seller Representative’s good faith estimates of (i) Working Capital as of immediately prior to the Effective Time (“Estimated Closing Working Capital”), (ii) Indebtedness (other than Assumed Indebtedness) as of immediately prior to the Closing (“Estimated Closing Indebtedness”), (iii) Cash as of immediately prior to the Effective Time (“Estimated Closing Cash”), provided that such amount shall not exceed $4,000,000 (the “Cash Cap”), (iv) Transaction Fees and Expenses as of immediately prior to the Closing (“Estimated Transaction Fees and Expenses”), and (v) Assumed Indebtedness as of immediately prior to the Closing (“Estimated Assumed Indebtedness”), (y) the Seller Representative’s calculation of the Estimated Working Capital Adjustment Amount, and (z) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price. The Seller Representative shall provide to Buyer and its Representatives reasonable access to all records, work papers, documentation, data and (subject to the execution of customary work paper access letters if requested) the auditors of Seller Parties and Company Entities relating to Buyer’s review of the Closing Certificate.

(b)    At the Closing, Buyer shall pay or cause to be paid (subject to Section 3.5), by wire transfer of immediately available funds, (i) to each of FIL and SSF Trust, an aggregate amount equal to: (A) the Allocable Portion of the Estimated Closing Purchase Price, minus (B) the Allocable Portion of the Escrow Amount, to such account(s) of FIL and SSF Trust as are specified prior to the Closing by the Seller Representative, (ii) to the Escrow Agent, the Escrow Amount, to such account as is specified prior to the Closing by the Escrow Agent, and (iii) to the intended beneficiaries thereof (as identified (y) in the case of Estimated Closing Indebtedness, in the Payoff Letters delivered pursuant to Section 9.2 hereof, and (z) in the case of Estimated Transaction Fees and Expenses, by invoices in respect thereof), the Estimated Closing Indebtedness and the Estimated Transaction Fees and Expenses.

Section 3.3    Escrow. At the Closing, Buyer shall, in accordance with Section 3.2(b), deposit into an escrow account with the Escrow Agent, (a) $3,500,000 (the “Adjustment Escrow Amount”) to be held to secure payment, if any, by the Seller Representative to Buyer pursuant to Section 3.4, (b) $999,000 (the “Indemnity Escrow Amount”) as a means to secure the indemnity obligations of the Seller Parties to the Buyer Indemnified Parties as set forth in this Agreement, and (c) $850,000 less the amount of any Approved Payments (the “Special Indemnity Escrow Amount” and together with the Adjustment Escrow Amount and the Indemnity Escrow Amount, the “Escrow Amount”) as a means to secure the indemnity obligations of the Seller Parties to the Buyer Indemnified Parties Pursuant to Section 10.2(c) to Section 10.2(k). The Escrow Amount shall be held by the Escrow Agent and payable to the Parties pursuant to the terms of an escrow agreement among Buyer, the Seller Representative and the Escrow Agent, in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Agreement shall provide that the Seller Representative and Buyer will execute joint written instructions to release to Seller the balance of (i) the Indemnity Escrow Amount remaining in escrow on the twelve (12) month anniversary of the Closing Date, less amounts to satisfy all outstanding indemnification claims of the Buyer Indemnified Parties, and (ii) the Special Indemnity Escrow Amount remaining in escrow until the earlier of five years from the Closing Date, the expiration of all applicable statutes of limitations, or the final determination of the amount of Losses with respect to all of the matters set forth in Section 10.2(d)(iii) and Section 10.2(j).

Section 3.4    Adjustment of Purchase Price Adjustment Amount.

(a)    Within ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to the Seller Representative a statement in accordance with the Accounting Principles which shall set forth its good faith calculation of (A) Closing Working Capital, (B) Closing Indebtedness, (C) Closing Cash, (D) Closing Transaction Fees and Expenses, and (E) Closing Assumed Indebtedness (together with the calculations referred to in clauses (A) through (E) above, the “Final Closing Statement”). If Buyer fails to timely deliver the Final Closing Statement to Seller Representative, then Seller Representative may, at its option, either (i) accept the calculations of the Closing Estimates in which case the Closing Estimates shall be final, binding, and conclusive on the Parties, or (ii) deliver to Buyer a Final Closing Statement within 90 days of the date in which Buyer’s Final Closing Statement was initially due, in which event, Buyer shall have the same opportunity to review and dispute Seller Representative’s Final Closing Statement in the same manner as Seller Representative may review and dispute as set forth in Section 3.4(b) and Section 3.4(c).

(b)    The Seller Representative shall have thirty (30) days from the date of its receipt of the Final Closing Statement to review the Final Closing Statement as to the calculations and amounts reflected thereon. Buyer shall provide to the Seller Representative and its Representatives reasonable access to all records, work papers, documentation, data and (subject to the execution of customary work paper access letters if requested) the auditors of the Buyer Parties relating to the Seller Representative’s review of the Final Closing Statement. If the Seller Representative disputes any amounts shown on the Final Closing Statement, the Seller Representative must give to Buyer, prior to the expiration of such thirty (30) day review period, written notice (a “Dispute Notice”) of any objections of the Seller Representative to the Final Closing Statement setting forth the particulars of such disagreement (including for each component of the calculations in the Final Closing Statement, the amount of the Seller Representative’s calculation of such component and reasons for the difference). Any items not disputed in the Dispute Notice in accordance with the preceding sentence will be deemed to have been accepted by the Seller Representative. If the Seller Representative does not deliver a Dispute Notice with respect to the Final Closing Statement within such 30-day period in accordance with the foregoing, such Final Closing Statement will be final, conclusive and binding on the Parties. If the Seller Representative delivers a timely Dispute Notice in accordance with the foregoing, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. The Seller Representative will provide Buyer and its Representatives reasonable access to all records, work papers, documentation, data and (subject to the execution of customary work paper access letters if requested) the auditors of Seller Parties and the Company Entities relating to Buyer’s review of the Seller Representative’s proposed calculations.

(c)    If Buyer and the Seller Representative are unable to agree in writing on the resolution of all items disputed in a Dispute Notice pursuant to subsection (b) above within fifteen (15) days following Buyer’s receipt of the Dispute Notice, the unresolved disputed items will be referred for final binding resolution to the Accounting Arbitrator. The Accounting Arbitrator’s function shall be to review only those specific components set forth on the Final Closing Statement and Dispute Notice that the Seller Representative and Buyer were not able to resolve and that remain in dispute and to resolve the dispute with respect to such specific components solely in accordance with the terms of this Agreement. The Accounting Arbitrator shall determine, based solely on presentations by Buyer and the Seller Representative and their respective Representatives, and not by independent review, only those issues in dispute and shall render a written report as to the Accounting Arbitrator’s determination on the dispute. In resolving any disputed item, the Accounting Arbitrator (i) shall be bound by the provisions of this Agreement, and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer to the Accounting Arbitrator (which cannot be greater than the value for such items in the Final Closing Statement) or claimed by the Seller Representative to the Accounting Arbitrator (which cannot be greater than the value for such item in the Dispute Notice) or less than the smallest value for such item claimed by Buyer to the Accounting Arbitrator (which cannot be less than the smallest value for such item in the Final Closing Statement) or claimed by the Seller Representative to the Accounting Arbitrator (which cannot be less than the smallest value for such item in the Dispute Notice). The Accounting Arbitrator may not award the Parties in the aggregate more than the amount in dispute. The Accounting Arbitrator shall be requested with respect to all disputed items submitted to it to render its written decision within thirty (30) days of submission or as soon as practicable thereafter, and shall send copies of such written decision to Buyer and the Seller Representative. The Seller Parties, jointly and severally, shall pay or cause to be paid that portion of the fees and expenses of the Accounting Arbitrator equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed items submitted to the Accounting Arbitrator that are resolved in favor of Buyer (computed as the aggregate sum of the difference for each disputed item between the Accounting Arbitrator’s determination and the amount claimed by the Seller Representative in its presentation to the Accounting Arbitrator for such disputed item) and the denominator of which is the total amount of disputed items submitted to the Accounting Arbitrator (computed as the aggregate sum of the difference for each disputed item of the amount claimed by Buyer in its presentation to the Accounting Arbitrator for such disputed item and the amount claimed by the Seller Representative in its presentation to the Accounting Arbitrator for such disputed item). Buyer shall pay that portion of the fees and expenses of the Accounting Arbitrator that the Seller Parties are not required to pay pursuant to the preceding sentence. The date on which the amount of Closing Working Capital, (B) Closing Indebtedness, (C) Closing Cash, (D) Closing Transaction Fees and Expenses, and (E) Closing Assumed Indebtedness is finally determined (as agreed upon by Buyer and the Seller Representative or as finally determined by the Accounting Arbitrator pursuant to this Section 3.4(c) as the case may be) is hereinafter referred to as the “Determination Date”, and such amounts shall be considered final and binding on the Parties absent manifest error. Without limiting the generality of the foregoing, the Buyer Parties and the Seller Parties agree to be bound by all such determinations made pursuant to this Section 3.4, including all resolutions of disputed items determined by agreement of Buyer and the Seller Representative.

(d)    If the Adjustment Amount is equal to zero or is a positive number (such positive number, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to the Seller Representative an amount, in immediately available funds by wire transfer to an account designated in writing by the Seller Representative, equal to the Increase Amount, if any, and Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to release the entirety of the Adjustment Escrow Amount to the Seller Representative, by wire transfer of immediately available funds to an account designated in writing by the Seller Representative for further distribution by the Seller Representative to FIL and SSF Trust.

(e)    If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), and such Deficit Amount is less than or equal to the Adjustment Escrow Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay (A) to Buyer, from the Adjustment Escrow Amount, the lesser of (x) such Deficit Amount and (y) the Adjustment Escrow Amount, and (B) the balance of the Adjustment Escrow Amount, if any, to the Seller Representative, in each case by wire transfer of immediately available funds to the account designated by Buyer or the Seller Representative, as applicable for further distribution by the Seller Representative to FIL and SSF Trust.

(f)    If the Adjustment Amount is a Deficit Amount and such Deficit Amount is greater than the Adjustment Escrow Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay to Buyer the entirety of the Adjustment Escrow Amount, and (ii) the Seller Parties shall be jointly and severally obligated to pay to Buyer the amount by which such Deficit Amount exceeds the Adjustment Escrow Amount, in each case by wire transfer of immediately available funds to the account designated by Buyer.

Section 3.5    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer or its designees shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 3.6    Allocation of Purchase Price. Set forth on Section 3.6 of the Disclosure Letter is the initial allocation of the Equity Purchase Price and all other items treated as consideration for federal income Tax purposes, among the assets of the Acquired Companies in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Initial Allocation). Within thirty (30) days following the Determination Date, Buyer shall provide Seller Representative with any adjustments to the Initial Allocation resulting solely from the determination of the Adjustment Amount (the “Final Allocation”). The Final Allocation shall be binding upon the Parties for federal and applicable state, foreign and local Tax purposes. The Parties agree that they shall file and shall cause their Affiliates to file their Tax Returns (including IRS Form 8594) in a manner consistent with the Final Allocation and no Party shall voluntarily take a position inconsistent with the Final Allocation. If there is an increase or decrease in the consideration within the meaning of Treasury Regulations Section 1.1060-1(e)(1)(ii)(B) after the Parties have filed the IRS Form 8594, Buyer shall revise the Final Allocation in a manner consistent with Section 1060 of the Code, the Treasury Regulations thereunder and the principles set forth on Section 3.6 of the Disclosure Letter and such revised allocation shall become the Final Allocation for purposes of this Agreement.

Section 3.7    Guarantor. In consideration of Seller Parties’ execution and delivery of this Agreement and their agreement to perform the Transactions, and as a material inducement of such execution, delivery and performance, Guarantor hereby guarantees the full, complete and timely performance of Buyer’s obligations under, and Buyer’s compliance with, this Agreement. The liability of Guarantor hereunder is absolute and unconditional, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The liability of Guarantor shall be direct and not conditional or contingent on the pursuit of remedies against Buyer. The Seller Representative may, at its option, proceed against Guarantor to collect the liability of Buyer pursuant to this Agreement. The separate guarantee of Guarantor shall be a continuing separate guarantee, and the above consent and waiver of Guarantor shall remain in full force and effect until the liability of Buyer under this Agreement are satisfied in full.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, represents and warrants to Buyer as follows:

Section 4.1    Organization; Ownership; No Subsidiaries.

(a)    Section 4.1(a) of the Disclosure Letter contains a complete and accurate list of each Acquired Company’s jurisdiction of incorporation or formation and any other jurisdiction in which it is qualified to do business as a foreign business entity. Each Acquired Company is duly incorporated or formed, validly existing and subsisting or in good standing under the laws of each such jurisdiction. Each Acquired Company has all requisite company, corporate, or limited liability company power and authority, as applicable, to own and lease its properties and assets and to carry on its business as it is now being conducted.

(b)    Each Acquired Company is duly qualified or licensed to transact business in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not result in a Material Adverse Effect. Except as set forth on Section 4.1(b) of the Disclosure Letter, no Acquired Company owns or uses any fictitious names or assumed names.

(c)    Section 4.1(c) of the Disclosure Letter sets forth the number of authorized, and all of the outstanding, Equity Securities of each Acquired Company, and each equityholder’s respective ownership interests therein. There are no outstanding agreements, subscriptions, commitments, options, warrants, calls or other rights to acquire from any Acquired Company, or other obligations or understandings or arrangements of any Acquired Company to issue, at any time, or upon the occurrence of any event, to any Person any interest in any Equity Securities of, or rights in, such Acquired Company, whether or not presently issued or outstanding; and there exist no rights of first refusal or any other preemptive right in any Acquired Company’s Organizational Documents or any Contract, in each case with respect to any Equity Securities of, or interest in, such Acquired Company. Each of the Sellers is the record and beneficial owner of the Purchased Equity in the amounts set forth on Section 4.1(c) of the Disclosure Letter, free and clear of all Liens, and will transfer and deliver to Buyer at the Closing valid title to the Purchased Equity, free and clear of all Liens.

(d)    Except as set forth on Section 4.1(d) of the Disclosure Letter, no Acquired Company (i) has any Subsidiaries, or (ii) owns, directly or indirectly, any equity, partnership, membership or other ownership interest in any Person, or any interest convertible into, exercisable for or exchangeable for any such equity, partnership, membership or similar other interest.

Section 4.2    Authorization; Enforceability. Sellers have all requisite trust or limited liability company (as applicable) power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Sellers and the Seller Representative of this Agreement and the Ancillary Agreements, and the consummation by Sellers and the Seller Representative of the Transactions, have been duly and validly authorized by all necessary actions, and no other action on the part of Sellers or the Seller Representative, is necessary to authorize the execution, delivery and performance by Sellers and the Seller Representative of this Agreement and the Ancillary Agreements and the consummation by Sellers and the Seller Representative of the Transactions. This Agreement has been duly executed and delivered by Sellers and the Seller Representative and, assuming due authorization, execution and delivery by the Buyer Parties of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Sellers and the Seller Representative, enforceable against Sellers and the Seller Representative in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ generally and to general principles of equity, whether considered in a Proceeding at Law or in equity. As of the Closing, each of the Ancillary Agreements has been duly executed and delivered by Seller Parties and the Seller Representative and, assuming due authorization, execution and delivery by Buyer of the Ancillary Agreements, the Ancillary Agreements, as of the Closing, constitute the legal, valid and binding obligation of Seller Parties and the Seller Representative, enforceable against Seller Parties and the Seller Representative in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ generally and to general principles of equity, whether considered in a Proceeding at Law or in equity.

Section 4.3    No Violation. Except as set forth on Section 4.3 of the Disclosure Letter, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller Parties or any Acquired Company nor the consummation by Seller Parties of the Transactions, nor compliance by Seller Parties or the Acquired Companies with any of the terms or provisions of this Agreement or the Ancillary Agreements, (a) conflicts with or violates any provision of the Organizational Documents of any Seller Party or any Acquired Company, (b) violates any Law, judgment, writ, order or injunction of any Governmental Entity applicable to any Seller Party or Acquired Company, (c) results in (with or without notice or lapse of time or both) any violation, breach or default by any Seller Party or Acquired Company of, or gives rise to a right of termination, cancellation, modification or acceleration, or obligation by any Seller Party or Acquired Company to pay any amount, under any Material Contract or Franchise Agreement to which any Seller Party or Acquired Company is a party or by which any Seller Party or Acquired Company is bound or affected, or (d) results in, or requires the creation of, any Lien on the Purchased Equity.

Section 4.4    Governmental Consents. No consents, Licenses, approvals, registrations, filings with, or other actions by, any Governmental Entity (“Governmental Consents”) or the PRC Anti-Monopoly Bureau are required by or with respect to any Seller Party or Acquired Company in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation by Sellers of the Transactions, except for any notification or filing required to be made under the HSR Act.

Section 4.5    Financial Statements; Books and Records

(a)    Section 4.5 of the Disclosure Letter contains correct and complete copies of (a) the audited consolidated balance sheets, statements of income and retained earnings and statements of cash flows, together with the notes thereto, of DDHL and its Subsidiaries for the years ended December 31, 2021, December 31, 2020 and December 31, 2019 (the “Audited Financial Statements”), (b) the audited consolidating balance sheets, statements of income and retained earnings and statements of cash flows of DDHL and its Subsidiaries for the years ended December 31, 2021, December 31, 2020 and December 31, 2019 (the “Consolidating Financial Statements”), and (c) the unaudited consolidated and consolidating balance sheets, statements of income and retained earnings and statements of cash flows of DDHL and its Subsidiaries as of April 30, 2022 (the “Latest Balance Sheet”) and for the four-month period ended April 30, 2022 (the “Most Recent Financial Statements”, and together with the Audited Financial Statements and the Consolidating Financial Statements, collectively, the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP (or as the case may be for Consolidating Financial Statements prepared in accordance with local accounting standards) applied on a consistent basis throughout the periods indicated therein and fairly presents in all material respects the financial condition, the cash flows and the results of operations of the Business and of DDHL and each of its Subsidiaries as of the respective dates of and for the periods referred to in such Financial Statements.

(b)    DDHL and each of its Subsidiaries maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. DDHL and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements of DDHL and its Subsidiaries in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“Internal Controls”). Neither DDHL nor any of its Subsidiaries has identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by DDHL and each of its Subsidiaries, (y) any facts, that in their totality, reasonably constitute fraud that involves DDHL or any of its Subsidiaries or any of their respective management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by any DDHL or any of its Subsidiaries, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, DDHL’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information.

(c)    The Books and Records of DDHL and each of its Subsidiaries (i) are complete and correct in all material respects, and all transactions to which DDHL or any of its Subsidiaries is or has been a party are accurately reflected therein, (ii) reflect all material discounts, returns and allowances granted by DDHL or any of its Subsidiaries with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in DDHL’s and each of its Subsidiaries’ industries, including the maintenance of an adequate system of internal controls, and (iv) form the basis of the Financial Statements.

Section 4.6    Absence of Undisclosed Liabilities. Except as set forth on Section 4.6 of the Disclosure Letter, no Acquired Company has any Liabilities, except: (a) for Liabilities set forth on the Latest Balance Sheet, (b) Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (c) prospective obligations under any Material Contract, (d) the Transaction Fees and Expenses, and (e) Liabilities that are either individually or in the aggregate, not in excess of $250,000. Without limiting the foregoing, except as set forth on Section 4.6 of the Disclosure Letter, no Acquired Company has any Liabilities to any of its owners, their Affiliates or their respective owners, including the Owners.

Section 4.7    Absence of Certain Changes. Since January 1, 2022, (a) each Acquired Company has conducted its business only in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) except as required by this Agreement (including in connection with the Restructuring) or set forth on Section 4.7 of the Disclosure Letter, no Acquired Company has:

(a)    made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable and Inventory);

(b)    settled or compromised any Tax Liability, (ii) made, changed or rescinded any Tax election other than elections made on Tax Returns consistent with past practice, (iii) surrendered any right in respect of Taxes, (iv) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (v) amended any Tax Return;

(c)    waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, or released any right under any Contract or any Business Intellectual Property Right, other than in the ordinary course of business and consistent with past practice;

(d)    terminated, modified or amended any Material Contract or Franchise Agreement, or entered into any new Contract that constitutes a Material Contract or Franchise Agreement, except Material Contracts or Franchise Agreements entered into in the ordinary course of business consistent with past practice, including extensions or renewals thereof;

(e)    made any capital expenditures or commitments in excess of an aggregate of $100,000, other than freezer purchases not in excess of $250,000 in the aggregate and kiosk purchases not in excess of $250,000 in the aggregate;

(f)    suffered any damages to or destruction of any tangible assets not covered by insurance, involving amounts that exceed $100,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage under an existing policy;

(g)    suffered (i) any material shortages, cessation or interruption of supplies, Inventory, utilities, or other services required to conduct the Business other than similar shortages, cessations, or interruptions as experienced during the last twenty-four (24) months as a result of the Pandemic, or (ii) any loss of a customer or vendor that if not terminated would be set forth on Section 4.22 of the Disclosure Letter;

(h)    incurred any Indebtedness other than Indebtedness under the Main Street Loan Agreement, Indebtedness incurred in the ordinary course of business involving amounts that do not exceed $100,000 in the aggregate, refinanced any existing Indebtedness, or mortgaged, pledged or subjected to any Lien, any of its assets;

(i)    incurred, assumed or paid any Liabilities, other than in the ordinary course of business consistent with past practice, settled any dispute, Proceeding or Liability pending or threatened against it or any of its assets for an amount in excess of $100,000 in the aggregate, or failed to pay or discharge when due any accounts payable in excess of $100,000 in the aggregate;

(j)    sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any assets or properties with a value in excess of $100,000 in the aggregate, except for the sale of Inventory in the ordinary course of business consistent with past practice;

(k)    acquired any properties or assets with a purchase price in excess of $100,000 in the aggregate (but excluding capital expenditures);

(l)    effected any merger, consolidation, recapitalization, redemption, reclassification, dividend, distribution, split or similar change in its capitalization;

(m)    directly or indirectly entered into any Contract with any director, officer, manager or employee of any Acquired Company or any Affiliate of any Acquired Company;

(n)    amended or modified any of its Organizational Documents;

(o)    (i) split, combined or reclassified the Purchased Equity, or (ii) declared, set aside or paid any dividend or other distribution on behalf of such Acquired Company;

(p)    issued additional Equity Securities to any Person;

(q)    (i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;

(r)    made (i) any payment of any nature to any employee, officer, manager or director of any Acquired Company, other than salary, bonuses or fees and reimbursement of expenses payable in the ordinary course of business consistent with past practice or other than pursuant to a then existing Contract, or (ii) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any employee other than regularly scheduled annual adjustments in compensation consistent with past practice, or (iii) entered into any new, or amended any existing, employment agreements or Benefit Plan;

(s)    experienced any labor dispute or received notice of a claim of unfair labor practice by, any employee of any Acquired Company;

(t)    taken any actions that would materially change Inventory amounts in a manner inconsistent with past practice;

(u)    offered discounts or incentives for early payment of accounts receivable of the Business other than consistent with past practice or paid accounts payable of the Business other than consistent with past practice;

(v)    settled or compromised any material litigation related to the Business, or waived, released or assigned any material claims related to the Business;

(w)    experienced any actual or suspected breach of or unauthorized access to or disclosure of any (i) information technology systems owned or controlled by any Acquired Company; or (ii) Personal Data in any Acquired Company’s possession, custody, or control or in the control of a third party for or on behalf of any Acquired Company; or

(x)    agreed to or obligated itself to do any of the foregoing.

Section 4.8    Title to Assets; Personal Property.

(a)    Except as set forth on Section 4.8(a) of the Disclosure Letter, each Acquired Company has good, valid and marketable title to, or a valid leasehold or license interest in, all of its assets, free and clear of all Liens other than Permitted Liens.

(b)    The assets of the Acquired Companies constitute all of the assets, rights and properties necessary and sufficient for Buyer to operate the Business after the Closing in the same manner as conducted by the Acquired Companies in the twelve (12) months prior to the date hereof. All of the tangible assets of the Acquired Companies are (a) free from material defects or other deficiency (whether in design or manufacture); (b) usable in the regular and ordinary course of business consistent with past practice; (c) in material conformity with all applicable Laws and Licenses relating to their manufacture, use and operation; (d) in good operating condition and repair, ordinary wear and tear excepted; and (e) adequate for the purposes for which such assets were being used by the Acquired Companies. No Seller Party, nor any other Person that is not an Acquired Company, owns, directly or indirectly, any assets used in or relating to the Business.

(c)    Set forth on Section 4.8(c) of the Disclosure Letter is a list of all (A) freezers of the Acquired Companies and (B) kiosks of the Acquired Companies, in each case including and organized by (1) new items ready to ship, (2) repaired items ready to ship, and (3) items not ready to ship which are in need of repair, in each case, as of two Business Days before signing.

Section 4.9    Taxes.

(a)    All Tax Returns required to have been filed by or with respect to each Acquired Company or with respect to the operations of the Business have been duly and timely filed and all such Tax Returns are correct and complete. All Taxes owed by each Acquired Company, whether or not shown or required to be shown on such Tax Returns, have been paid and there is no Liability for any Taxes due and payable in connection with any such Tax Returns. Except as set forth on Section 4.9(a) of the Disclosure Letter, no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Section 4.9(a) of the Disclosure Letter, there are no existing Liens for Taxes upon any of the Acquired Companies or their assets, except for Liens for Taxes which are not yet due and payable. All applicable sales and use Taxes, to the extent due, were paid by each Acquired Company when due.

(b)    Except as set forth on Section 4.9(b) of the Disclosure Letter, there is no Proceeding, assessment, adjustment, audit, examination, or claim now pending or, to the Knowledge of Sellers, threatened, against any Acquired Company in respect of any Taxes. All deficiencies asserted, or assessments in respect to Taxes made against any Acquired Company have been fully paid. No Acquired Company has waived (or is subject to a waiver of) any statute of limitations in respect to Taxes or agreed to (or is subject to) any extension of the time for assessment of any Taxes relating to the income, revenues, properties or operations of any Acquired Company for any period, and all Taxes which any Acquired Company has been required by Law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)    There is not and there will not be any Liability for Taxes arising out of, or attributable to, or affecting the Acquired Companies or the Business for any period prior to the Closing, or attributable to the conduct of the operations of, or elections made by, any Acquired Company at any time for which Buyer will have any Liability at any time for payment or otherwise. There does not exist and will not exist by virtue of the Transactions any Liability for Taxes (except for Transfer Taxes, if any, incident to the consummation of the Transactions, which Taxes are governed by Section 7.10) which may be asserted by any Governmental Entity against the Acquired Companies or the operations of the Business and no Lien for Taxes has or will attach to the Acquired Companies or the operations of the Business.

(d)    None of the assets of the Acquired Companies is tax exempt use property under Code Section 168(h). None of the assets of the Acquired Companies is property that such assets of the Acquired Company is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(e)    No Seller is a “foreign person” within the meaning of Code Section 1445.

(f)    No claim has ever been made by a Governmental Entity in a jurisdiction in which any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction or that it may have to file Tax Returns. Each Acquired Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)    No Acquired Company has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(h)    No Acquired Company is a party to any Tax allocation or sharing agreement. No Acquired Company (A) has been a member of an affiliated group that filed consolidated federal or state income Tax Returns and (B) has any Liability for the Taxes of any Person under Section 1.1 502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(i)    Sellers have made available true and complete copies of all Tax Returns with regard to income tax and payroll tax of the Acquired Companies for all Tax periods beginning on or after the Lookback Date. As set forth on Section 4.9(i) of the Disclosure Letter, Sellers have made available true and complete copies of specific Tax Returns of the Acquired Companies with regard to sales Tax and property Tax. Sellers have made available true and complete copies of any examination reports received by any Acquired Company, and statements of deficiencies assessed against or agreed to by any Acquired Company, since the Lookback Date.

(j)    The unpaid Taxes of the Acquired Companies (A) did not, as of the date of the balance sheet comprising part of the Most Recent Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet comprising part of the Most Recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Acquired Companies in filing its Tax Returns.

(k)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to an Acquired Company.

(l)    The Acquired Companies are in compliance with all state unclaimed property Laws and have turned over to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules with respect thereto.

(m)    Within the past ten (10) years, no Acquired Company has been a distributing corporation or a controlled corporation in a transaction intended to qualify under Section 355 of the Code.

(n)    Except as set forth on Section 4.9(n) of the Disclosure Letter, no Acquired Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(o)    With the exception of DDAUS and DDHK, each Acquired Company is currently and since its formation has always been properly classified as a disregarded entity for federal (and where applicable, state, local and other) tax purposes, within the meaning of Treasury Regulation Section 301.7701-3. Each of DDAUS and DDHK is currently and since its formation has always been properly classified as a corporation, within the meaning of Treasury Regulation Section 301.7701-2, for federal (and where applicable state, local and other) tax purposes.

(p)    DDAUS will not have a franking account deficit immediately after the Closing and no act or omission of DDAUS at or before the Closing will cause DDAUS to be liable for franking deficit tax immediately after the Closing.

(q)    All documents and transactions entered into by DDAUS that are required to be stamped have been duly stamped.

(r)    The share capital account of DDAUS is not “tainted” within the meaning of Section 995-1 of the Australian Income Tax Assessment Act 1997 (Cth).

(s)    DDAUS has complied in all material respects with all Laws, Contracts, agreements or arrangements binding on it relating to GST (as defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth)) and, where it has the right to require another party to any such agreement or arrangement to pay to it an amount on account of GST, it has enforced that right.

(t)    For purposes of this Section 4.9, an Acquired Company shall be deemed to include any predecessor of such Acquired Company, any Person which merged or was liquidated with and into an Acquired Company or any Person from which an Acquired Company incurs a Liability for Taxes as a result of transferee Liability.

Section 4.10    Real Property.

(a)    Section 4.10(a) of the Disclosure Letter contains a correct and complete list of all real property owned by any Acquired Company (including the Owned Real Property) and all real property leased (whether as landlord or tenant) or occupied by any Acquired Company (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”), the lessor or lessee of the Leased Real Property and the term of the lease for such Leased Real Property.

(b)    The applicable Acquired Company owns good, marketable title to the Owned Real Property which shall be delivered at Closing free and clear of all Liens other than Permitted Liens. Neither the whole nor any portion of the Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Entity and no such condemnation, requisition, expropriation or taking is, to the Knowledge of Sellers, threatened or contemplated. There are no pending or, to the Knowledge of Sellers, threatened changes to any applicable codes or zoning requirements affecting or against all or any portion of the Owned Real Property. There are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Owned Real Property, or to the Knowledge of Sellers, against the Leased Real Property, or (ii) planned improvements which may result in any assessment against the Owned Real Property, or to the Knowledge of Sellers, against the Leased Real Property, in either case which would be the obligation of any Acquired Company, and there is no Lien applicable to the Owned Real Property (other than Permitted Liens) that would impair the current use or the occupancy of such Owned Real Property. Except as set forth on Section 4.10(b) of the Disclosure Letter , all buildings, structures, fixtures, and appurtenances comprising part of the Owned Real Property are structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person. Except as set forth on Section 4.10(b) of the Disclosure Letter, there are no violations of any Law affecting any portion of the Owned Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Government Entity. The Leased Real Property is in good condition and repair (normal wear and tear excepted). The uses for which the buildings, structures, fixtures, or other improvements located on the Owned Real Property are zoned do not restrict or impair the use of the Owned Real Property for purposes of the Business. Except as set forth on Section 4.10(b) of the Disclosure Letter, none of the Real Property is located within a flood plain for flood insurance purposes. There are no buildings, structures, fixtures, or other improvements of third parties primarily situated on adjoining property that encroach on any part of the Owned Real Property.

(c)    All improvements to the Real Property (and with respect to the Owned Real Property, mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and to the Knowledge of Sellers, such improvements are free from structural defects. Except as set forth on Section 4.10(c) of the Disclosure Letter or in any lease or sublease of Leased Real Property, there are no (i) continuing maintenance, repair or capital improvement obligations with respect to the Real Property other than ordinary course maintenance obligations arising in connection with similarly situated Real Property, (ii) improvements or additions that are required to be removed by any Acquired Company upon termination of any lease or sublease relating to the Leased Real Property, and (iii) damages, conditions or repairs that any Acquired Company would be obligated to repair, restore or remediate upon termination of such lease or sublease relating to the Leased Real Property. The Real Property is supplied with utilities adequate for the operation of such Real Property and of the Business, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. There is a right of ingress and egress and direct access to public thoroughfares to and from the Owned Real Property. The Acquired Companies have obtained all agreements, easements or other rights from any other Person necessary to permit the lawful use and operation of the facilities located on the Owned Real Property or any driveways, roads and other means of egress and ingress to and from the Owned Real Property, and each such agreement, easement or other right is in full force and effect. There is no pending or, to the Knowledge of Sellers, threatened Proceeding which could result in the modification or cancellation of such agreements, easements or rights. The Real Property is in suitable condition for the conduct of the Business. The Acquired Companies enjoy peaceful and undisturbed possession of the Real Property. To the Knowledge of Sellers, there are no matters affecting the Owned Real Property that could reasonably be expected to interfere with the use of the Owned Real Property for the purpose of operating the Business consistent with past practice. No labor, material, or services have been provided by or at the direction of the Acquired Companies on or about the Real Property or any part thereof within the last 120 days, as a result of which any mechanic’s, laborer’s, or materialmen’s liens or claims or other encumbrances against the Real Property could arise. Certificates of occupancy are in full force and effect for each building, structure, fixture, or other improvement located on the Real Property.

(d)    Except as set forth on Section 4.10(d) of the Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Real Property or any portion thereof or interest therein, other than as provided in this Agreement. The Real Property is not shared by any Acquired Company, on the one hand, and any other Person, on the other hand (other than DDC), or used for any business other than the Business and the Cryo Business. No Acquired Company has entered into any agreement with respect to the sale of all or any portion of the Owned Real Property, other than as provided in this Agreement. The applicable Acquired Company has the right to quiet enjoyment of all of the Real Property.

(e)    The Acquired Companies have made available to Buyer true, correct, and complete copies of all written leases for the Real Property, with any amendments, modifications, supplements, endorsements, renewals, letter agreements, and assignments related thereto. The applicable Acquired Company has a valid and enforceable leasehold interest in the Leased Real Property pursuant to the applicable lease for such Leased Real Property. The applicable Acquired Company, as tenant under its applicable lease for the Leased Real Property, nor, to the Knowledge of Sellers, any landlord under the leases for the Leased Real Property, is in default under any of the leases for the applicable Leased Real Property, nor does there exist any condition, that with the passage of time or the giving of notice or both, would constitute a breach or default under or permit termination, modification, or acceleration by any landlord under the lease for the Leased Real Property, except as set forth on Section 4.10(e) of the Disclosure Letter. No landlord has made any claim of any breach or default by the applicable Acquired Company, as tenant, under the applicable lease for the Leased Real Property that has not been cured or waived. The applicable Acquired Company is current in the payment of rent and any additional rent in accordance with the terms of the applicable lease for the Leased Real Property. The rent and additional rent as set forth in each lease is the actual rent and additional rent, as the case may be, being paid by the applicable Acquired Company as tenant under the applicable lease and there are no separate agreements or undertakings with respect to the rent due or to become due under the leases for the Leased Real Property. There are no leases, subleases, or other agreements granting any other Person other than an Acquired Company any right to the possession, use, or occupancy of the Real Property. None of the leases for the Leased Real Property require the consent of the landlord thereunder to preclude any breach thereof as a result of the Transactions or any required consent from any landlord will be obtained by Sellers and delivered to the Buyer at Closing.

(f)    There is no pending or, to the Knowledge of Sellers, threatened Proceeding against or affecting the Owned Real Property with any Governmental Entity.

(g)    Each item of Owned Real Property constitutes a separate tax parcel and is separately assessed for real estate tax purposes.

(h)    No portion of the Owned Real Property is the subject of any Rollback Tax, nor any other Contract whereby the Owned Real Property would reasonably be expected to be subject to the imposition of real estate Taxes after the Closing Date on account of periods of time prior to the Closing Date.

(i)    (i) Except as set forth on Section 4.10(i) of the Disclosure Letter, no portion of the Real Property is located within a flood hazard area; (ii) no portion of the Real Property constitutes wetlands; and (iii) to the Knowledge of Sellers, no contaminants or other impurities which would violate any standards set by any Governmental Entities are present at the Real Property.

(j)    No impact fees have been imposed, assessed or levied against the Real Property; no Acquired Company has received written notice of any impact fees to be imposed, assessed or levied against the Owned Real Property.

Section 4.11    Contracts.

(a)    Section 4.11(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts to which any Acquired Company is a party and specifically excluding the Franchise Agreements (each, a “Material Contract”):

(i)    Contracts for the purchase of services or products (other than purchase orders entered into in the ordinary course of business) providing for either (A) annual payments by any Acquired Company of more than $100,000; or (B) anticipated annual receipts by any Acquired Company of more than $100,000;

(ii)    leases relating to any Real Property;

(iii)    leases of any personal property with annual payments or receipts in excess of $100,000 per year;

(iv)    Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of any Acquired Company;

(v)    Contracts evidencing partnerships, strategic alliances or joint ventures and all other Contracts providing for the sharing of any profits or expenses (other than Contracts providing for payment or receipt of royalties);

(vi)    Contracts involving the payment or receipt by any Acquired Company of royalties in excess of $100,000 per year;

(vii)    Contracts providing for the purchase of all of the requirements for a particular product or service, “take or pay” or similar provisions with payments or receipts in excess of $100,000 per year;

(viii)    Contracts with any Governmental Entity;

(ix)    Contracts involving an amount in excess of $100,000 per year that provide any customer of any Acquired Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Acquired Company, including any agreement containing “most favored nation” or similar provisions, or Contracts that obligate any Acquired Company to conduct business on an exclusive basis that are not terminable without penalty on no more than 30 days’ notice;

(x)    Contracts that restrict or purport to restrict, the ability of any Acquired Company or any of its Affiliates to (A) compete with any Person in a product line or any line of business, (B) operate in any geographic area, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;

(xi)    any stock purchase agreement, asset purchase agreement, merger agreement or other acquisition or divestiture agreement to which any Acquired Company is a party or is otherwise bound and entered into by any Acquired Company during the past five (5) years, or any such agreement that contains any indemnification provision or obligation that is currently in effect (each, an “Acquisition Agreement”);

(xii)    Contracts with any Person to provide marketing or advertising of any Acquired Company’s services or Products involving amounts in excess of $100,000 per year;

(xiii)    any Contracts between any Acquired Company and any current or former employee, officer, manager, director or equityholder (or group of equityholders) of any Acquired Company with any provision or obligation that is currently in effect;

(xiv)    all Licenses-In and Licenses-Out in excess of $100,000 per year;

(xv)    Contracts relating to interest rate, currency or exchange obligations, swaps, hedges or similar agreements or arrangements; and

(xvi)    all other Contracts of any Acquired Company material to the Business.

(b)    Each Material Contract is in full force and effect and is a legal, valid and binding obligation of each Acquired Company which is a party thereto enforceable in accordance with its respective terms with respect to such Acquired Company (and will continue to be in full force and effect following the consummation of the Transactions) and, to the Knowledge of Sellers, each other party to such Material Contract (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and to general principles of equity, whether considered in a Proceeding at Law or in equity), and there is no default or breach by any Acquired Company under any Material Contract (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of Sellers, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any Material Contract. To the Knowledge of Sellers, there has not been any notice or threat to terminate any Material Contract. No event has occurred which (with or without notice or lapse of time or both) constitutes a breach or default of, or permits termination, modification or acceleration of payment under, any Material Contract. Correct and complete copies of (i) each Material Contract, (ii) all material correspondence related to the Leased Real Property, and (iii) all Licenses, all environmental assessment reports (such as Phase I and Phase II reports) and any other environmental studies in the possession or control of any Seller Party or Company Entity relating to the Real Property, have been made available to Buyer.

Section 4.12    Accounts Receivable. The accounts receivable of the Acquired Companies represent valid obligations that arose from bona fide transactions in the ordinary course of business consistent with past practice and are collectible in full, net of the applicable Acquired Company’s reserves reflected in the Estimated Closing Working Capital. Other than returns in the ordinary course of business, to the extent there are adequate reserves on the Most Recent Financial Statements, none of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Knowledge of Sellers, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the Most Recent Financial Statements and the accounting records of DDHL and its Subsidiaries are adequate and calculated consistent with past practice.

Section 4.13    Insurance. Section 4.13 of the Disclosure Letter sets forth a correct and complete list of all insurance policies maintained by or on behalf of any Acquired Company relating to the Business, indicating the insured, insurer, beneficiary of the policy, amount of coverage, expiration date, type of insurance, policy number and all insurance claims made thereunder since the Lookback Date. All such insurance policies are valid and binding and in full force and effect. No Acquired Company is in breach or default, and no Acquired Company has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as set forth on Section 4.13 of the Disclosure Letter, there is no claim pending or, to the Knowledge of Sellers, threatened or existing facts which are reasonably likely to result in a claim under any such policy, and no Acquired Company has made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. Such insurance policies are sufficient for compliance by each Acquired Company with all requirements of Law and with the requirements of all Material Contracts and Franchise Agreements to which such Acquired Company is a party. No Acquired Company has received any written notice of a material increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. No Acquired Company has been denied insurance coverage for which it has applied.

Section 4.14    Consents. Section 4.14 of the Disclosure Letter sets forth each consent, approval, notification, authorization, order or filing (each, a “Consent”) under any License, Material Contract or other Contract that is required to be obtained, given or made by any Seller Party or Acquired Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Transactions.

Section 4.15    Legal Proceedings. Except as set forth on Section 4.15 of the Disclosure Letter, there is no Proceeding pending or, to the Knowledge of Sellers, threatened, affecting or involving any Acquired Company (either as a plaintiff or defendant), the Business, the Products, the Non-Food Products, or the Licensed Products, nor is there any basis for any such Proceeding. Set forth on Section 4.15 of the Disclosure Letter is a list of all Proceedings since the Lookback Date that have been decided by any Governmental Entity or otherwise settled, resolved, or abandoned, other than Proceedings where the only relief sought was monetary damages less than $50,000 and where any such damages that were awarded or agreed to have been paid in full. Except as set forth on Section 4.15 of the Disclosure Letter, there are no judgments, orders, decrees, awards or writs entered by or pending before any Governmental Entity against any Acquired Company or which affect or relate to any Acquired Company.

Section 4.16    Compliance with Laws; Licenses; COVID-19.

(a)    Except as set forth on Section 4.16(a) of the Disclosure Letter, each Acquired Company is, and has been since the Lookback Date, in material compliance with all applicable Laws in the conduct of the Business and the manufacture, storage, distribution, labeling, advertising and sale of the Products and Non-Food Products.

(b)    Each Acquired Company holds all Licenses necessary for the lawful conduct of its Business, and all such Licenses are listed on Section 4.16(b) of the Disclosure Letter. All such Licenses are in good standing and in full force and effect. Each Acquired Company is in compliance with the terms of such Licenses, and no Proceeding is pending or, to the Knowledge of Sellers, threatened seeking the revocation or limitation of any such License. No condition, fact or circumstance exists that could result in the revocation, limitation, nonrenewal or denial of any License necessary for the lawful conduct of the Business.

(c)    Section 4.16(c) of the Disclosure Letter contains a correct and complete list of all material COVID-19 related policies and practices that have been adopted by any Acquired Company (the “COVID-19 Policies”). The COVID-19 Policies comply with applicable Law.

(d)    Section 4.16(d) of the Disclosure Letter contains a correct and complete list of each Contract to which any Company Entity is or was a party under the United States Small Business Administration’s Paycheck Protection Program created under the CARES Act (collectively, “Stimulus Loans”). All such Stimulus Loans have been forgiven in full, and no Acquired Company has any further obligations to any lender or Governmental Entity with respect to such Stimulus Loans. The Acquired Companies have provided to Buyer correct and complete copies of all determinations and related documentation given by the lender or any Governmental Entity in connection with the forgiveness of such Stimulus Loans. With respect to such Stimulus Loans, the applicable Company Entity was at the time of its application eligible for such Stimulus Loan under the CARES Act and any applicable requirements, rules, regulations, procedures and guidelines regarding the Paycheck Protection Program. In obtaining such Stimulus Loans, and in obtaining forgiveness of such Stimulus Loans, neither such Company Entity or, to the Knowledge of Sellers, any representative of such Company Entity, made any misstatement or omission of fact (whether intentional or unintentional) to any Governmental Entity and each of the certifications and representations made in the applications and definitive documents therefor was correct and complete in all respects. Each Company Entity has complied in all respects with the terms and conditions of the CARES Act and the applicable requirements, rules, regulations, procedures and guidelines regarding the Paycheck Protection Program, including accuracy of submissions, use of proceeds, and submission and retention of documents and other information. No Company Entity has received notice from any Governmental Entity of any review, audit or other Proceeding or inquiry relating to such Stimulus Loans, including any application submitted in connection therewith or the use of any proceeds of such Stimulus Loans.

Section 4.17    Employment Benefits.

(a)    Section 4.17(a) of the Disclosure Letter sets forth each bonus, commission, deferred compensation, severance pay, salary continuation, benefits continuation, retention agreement, retention plan, change of control, retention benefit, pension, profit sharing, retirement, insurance, incentive compensation, stock option, tuition, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), cafeteria, disability, medical, health, dental, hearing, death, life, death benefit, other retiree benefits, accidental death or dismemberment, tuition reimbursement, vacation, holiday, sick leave, insurance, workers’ compensation, welfare plan, supplemental unemployment or other fringe benefit plan, fund, program, policy, arrangement, agreement, or practice, or any other “employee benefit plan,” as defined in Section 3(3) of ERISA (determined without regard to whether such plan is subject to ERISA) or is tax qualified under the Code, and any “nonqualified deferred compensation plan” as defined in Section 409A of the Code that is maintained, sponsored, or contributed or required to be contributed to by any Acquired Company or any of their Affiliates or ERISA Affiliates or for which they are liable for (directly or indirectly) with respect to any of their respective current or former employees, officers, directors or consultants or the dependents or beneficiaries thereof, or with respect to and under which any Acquired Company has any Liability, including as an ERISA Affiliate (collectively, the “Benefit Plans”).

(b)    Except as set forth on Section 4.17(b) of the Disclosure Letter, none of the Benefit Plans are, and no Acquired Company nor any of their Affiliates or ERISA Affiliates has ever sponsored, maintained, contributed to or had an obligation to contribute to, or incurred any other Liability or been secondarily liable for with respect to a (i) plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or Title I, Subtitle B, Part 3 of ERISA (including a Multiemployer Plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA)), (ii) a “nonqualified deferred compensation plan” as defined by Section 409A of the Code, (iii) a welfare benefit plan which is funded in whole or in part through a welfare benefit fund, as defined in Section 419 of the Code, (iv) a voluntary employee’s beneficiary association under Section 501(c)(9) of the Code, or (v) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Acquired Company nor any of their Affiliates or ERISA Affiliates has any agreement or commitment to create any additional Benefit Plan, or to modify or change any existing Benefit Plan except with respect to changes required by Law or a written Contract in existence on the date hereof that has been made available to Buyer. No payment obligation will be triggered under any Benefit Plan of an Acquired Company as a result of the consummation of the Transactions. Each Benefit Plan maintained by any Acquired Company may be unilaterally amended or terminated by such Acquired Company and its Affiliates (with respect to employees of the Acquired Company and any of its Affiliates), without liability or penalty under the terms of such Benefit Plan, subject to the vested rights of existing participants under the Benefit Plans (with respect to employees of the Acquired Company and its Affiliates).

(c)    Except as set forth on Section 4.17(c) of the Disclosure Letter, the Acquired Companies have made available to Buyer correct and complete copies of (i) all material documents which comprise the most current version of each Benefit Plan (or, if there is no such written document, an accurate and complete written description of each such Benefit Plan), including any related trust agreements, insurance contracts, or other funding or investment agreements, service provider agreements or investment management agreements, and any amendments thereto, any tax qualified retirement plan of any Acquired Company, (ii) to the extent applicable, each Benefit Plan’s current summary plan description and all material modifications thereto and the three most recent annual reports on Form 5500 series filed in respect of such Benefit Plan (including all schedules and attachments), and evidence of satisfaction of nondiscrimination testing for the past three plan years, (iii) with respect to any Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent determination, advisory or opinion letter issued by the United States Internal Revenue Service (“IRS”), (iv) each Acquired Company’s employee manuals and handbooks and employment policy statements, and (v) any correspondence with a Governmental Entity, including the IRS, the U.S. Department of Labor and the Pension Benefit Guaranty Corporation, regarding any controversy with respect to any Benefit Plan.

(d)    Except as set forth on Section 4.17(d) of the Disclosure Letter, since the Lookback Date, each Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with its terms and with the applicable requirements of ERISA, the Code and any other applicable laws and no event has occurred, and no condition exists with respect to any Benefit Plan, that has subjected, or would reasonably be expected to subject, any Acquired Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable law. No individual who performs or who has performed services for the Acquired Companies in any capacity has been improperly excluded from participating in any Benefit Plan. Each of the Benefit Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

(e)    Except as set forth on Section 4.17(e) of the Disclosure Letter, all Benefit Plans which are group health plans (as such term is defined in Section 5000(b)(1) of the Code) have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”), the provisions of Law enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, the Patient Protection and Affordable Care Act of 2010, as amended (“ACA”), and the Health Care and Education Reconciliation Act of 2010, as amended and any similar state Law. No Acquired Company nor any of their Affiliates or ERISA Affiliates has any obligation to provide and none of the Benefit Plans provides health benefits or other non-pension insurance benefits to retired or other former employees, officers, directors or independent contractors (or their beneficiaries or dependents), except as specifically required by COBRA or any similar state Law.

(f)    No Acquired Company nor any of their Affiliates or ERISA Affiliates or other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan, nor has any Acquired Company or any of their Affiliates engaged in any act or omission with respect to any Benefit Plan or otherwise which would subject any Acquired Company or any of their Affiliates (or any officer, director, employee or independent contractor thereof) to any material penalty or Tax under Section 502(i) of ERISA or Section 4975 of the Code or material Liability for breach of fiduciary responsibilities under ERISA. No Acquired Company nor any of their Affiliates or ERISA Affiliates has agreed to indemnify or guarantee the performance of any Person with respect to any Benefit Plan. Except as set forth on Section 4.17(f) of the Disclosure Letter, nothing has occurred with respect to the operation of any Benefit Plan that could reasonably be expected to cause the loss of Tax qualification or exemption (to the extent applicable) or the imposition of any Lien, Liability, penalty or Tax under ERISA or the Code or materially increase its cost, other than any cost increase required by changes in applicable Law. The assets of the Acquired Companies and their ERISA Affiliates are not subject to any Lien imposed under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA by reason of a failure of any Acquired Company or any ERISA Affiliate to make timely installments or other payments required under Sections 412 or 430 or Sections 302 or 303 of ERISA. Except as set forth on Section 4.17(f) of the Disclosure Letter, no Acquired Company has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)    With respect to any Benefit Plan that is subject to Section 409A of the Code, each such plan complies in form and operation with Section 409A of the Code, and no such Benefit Plan will result in any participant incurring gross income inclusion, income acceleration, additional Taxes or penalties pursuant to Section 409A of the Code. No Acquired Company has any obligation to indemnify or gross-up any individual for any Tax, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law).

(h)    Except as set forth on Section 4.17(h) of the Disclosure Letter, the consummation of the Transactions alone, or in combination with any other event, could not (i) give rise to liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, or other individual service provider of any Acquired Company, (iii) entitle any current or former employee, consultant, director or other service provider of any Acquired Company (or any dependent or beneficiary thereof) to any payment of compensation, or (iv) result in the receipt or retention by any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that, individually or in the aggregate, constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code) that could be nondeductible by the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code, without regard to whether such compensation could be considered reasonable compensation for services rendered.

Section 4.18    Labor Matters.

(a)    Section 4.18(a) of the Disclosure Letter sets forth, as of the Closing Date, with respect to each current employee of any Acquired Company (including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized) (the “Employees”), (i) the name of such Employee, (ii) the date as of which such Employee was originally hired by such Acquired Company, (iii) whether the Employee is on an active or inactive status; (iv) such Employee’s title; (v) such Employee’s work location; (vi) such Employee’s annualized compensation, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; (vii) whether the Employee has been or is scheduled to be on a leave of absence from work for more than ten (10) consecutive work days; and (viii) any License that is held by such Employee and used in connection with the Business.

(b)    Any Persons now or heretofore engaged by any Acquired Company to perform services for such Acquired Company and who are or were classified or treated as “independent contractors,” rather than employees, have been properly classified as independent contractors, are not entitled to any compensation or benefits to which regular, full-time or part-time employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws, and received the proper tax treatment for compensation received by them.

(c)    Except as set forth on Section 4.18(c) of the Disclosure Letter, the employment of each of the Employees is terminable at will and no Acquired Company has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. No Acquired Company has, and to the Knowledge of Sellers, no other Person has, (i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment to any present or former Employee, independent contractor or consultant of any Acquired Company or (ii) promised or otherwise provided any assurances (contingent or other) to any present or former Employee, independent contractor or consultant of any Acquired Company of any terms or conditions of employment with Buyer following the Closing. To the Knowledge of Sellers, none of the Employees intends to terminate his or her employment with any Acquired Company.

(d)    No Acquired Company is presently, nor has any Acquired Company been in the past, a party to or bound by any union contract, collective bargaining agreement or similar Contract. There is not now pending and has never been any slowdown, work stoppage, labor dispute or employee union organizing activity, or any similar activity or dispute, affecting any Acquired Company or any of their employees, and no Acquired Company knows of any activities or Proceedings, pending or threatened, of any labor union attempting to organize any of its employees. No Acquired Company is engaged, or has ever been engaged, in any unfair labor practice of any nature that, if adversely determined, would result in any material Liability to any Acquired Company.

(e)    The employees of each Acquired Company have been since the Lookback Date, and currently are, properly classified under the Fair Labor Standards Act of 1938, and under any similar Law of any state applicable to such employees. No Acquired Company is delinquent with respect to, and no Acquired Company has failed to pay, any of its employees for any wages, salaries, overtime, meal breaks or waiting time penalties, commissions, accrued and unused vacation, bonuses, benefits or other compensation, of any nature whatsoever, to which they would be entitled under applicable Law, for any services performed by them or amounts required to be reimbursed to such employees. No Acquired Company is delinquent with respect to, and no Acquired Company has failed to pay, any of its contractors or consultants for any fees or other payments due to them for services performed, including amounts required to be reimbursed to such individuals. No Acquired Company is delinquent with respect to or liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

(f)    Each Acquired Company is in material compliance with all applicable Laws, Benefit Plans and Contracts respecting employment and employment practices, discrimination, harassment, accommodations and retaliation, wages and hours, leaves of absence, paid time off, whistleblowing, health and safety, worker’s compensation and immigration (“Employment Matters”). Except as set forth on Section 4.18(f) of the Disclosure Letter, since the Lookback Date, no action has been threatened against any Acquired Company or is reasonably anticipated to be asserted against any Acquired Company relating to Employment Matters involving any former or current employee or independent contractor of any Acquired Company. Each Acquired Company has properly completed Form I-9s and E-Verify cases for all past and current employees, and to the Knowledge of Sellers, each of its employees is in compliance with all applicable visa and work permit requirements. Except as set forth on Section 4.18(f) of the Disclosure Letter, each Acquired Company has complied with all applicable Kentucky’s Occupational Safety and Health Standards and all applicable Laws administered by the federal Occupational Health and Safety Administration.

(g)    No Acquired Company nor any of its respective Affiliates is party to a settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by such director, officer, manager, employee or independent contractor of any Acquired Company or any of its respective Affiliates. Except as set forth on Section 4.18(g) of the Disclosure Letter, to the Knowledge of Sellers, since the Lookback Date, no allegations of sexual harassment in violation of any employment or privacy Law, have been made against a director, officer, manager, employee or independent contractor of any Acquired Company or any of its respective Affiliates.

(h)    Except as set forth on Section 4.18(h) of the Disclosure Letter, from January 1, 2020 through the date of this Agreement, no Acquired Company has, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (i) reduced the compensation or benefits of or furloughed or terminated any employee’s employment, or independent contractor’s engagement, with such Acquired Company, or (ii) materially reduced the hours of any employee of any Acquired Company. No Proceeding is pending against or, to the Knowledge of Sellers, is threatened against any Acquired Company with respect to anything set forth in the preceding sentence. Each Acquired Company has promptly and thoroughly investigated all relevant occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, each Acquired Company has taken prompt corrective action to the extent necessary to prevent further spread of COVID-19 within the workplace.

(i)    No Acquired Company has implemented any location closing or employee layoffs during the one-year period prior to the date hereof that would have triggered notice under or violated the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”), or any similar state or local plant closing or mass layoff Law.

Section 4.19    Environmental Matters.

(a)    Except as set forth on Section 4.19(a) of the Disclosure Letter, each Acquired Company and the Business is, and has been since May 18, 2012, (i) conducted in material compliance with all Environmental Laws and (ii) the Real Property has been owned, leased, occupied and used, as the case may be, by the Acquired Companies in material compliance with all Environmental Laws. Except as set forth on Section 4.19(a) of the Disclosure Letter, since May 18, 2012, no Acquired Company has received any notice from a Governmental Entity that it is (i) in violation of any Environmental Laws, (ii) subject to any Liability arising under Environmental Laws, (iii) liable for a Release or a threatened Release at, on, under, or affecting any Real Property, or (iv) subject to a clean-up of or corrective actions with respect to Hazardous Materials generated, stored, treated, disposed of or transported by any Acquired Company, or any material investigation, information request, remediation or corrective obligation, in each case relating to any Acquired Company or the Business.

(b)    There is no civil, criminal or administrative demand, writ, injunction, decree, order, judgment, notice of violation or Proceeding with respect to Hazardous Materials or Environmental Laws that is pending or, to the Knowledge of Sellers, threatened against any Acquired Company or the Business.

(c)    With regard to the Real Property or the Business, there are no events, conditions or circumstances which would be reasonably likely to form the basis of any Proceeding or notice of violation, based on or related to a Release or threatened Release into the environment of any Hazardous Materials or any Acquired Company’s violation of any Environmental Law. Without in any way limiting the foregoing, no Acquired Company has, nor, to the Knowledge of Sellers, except as set forth on Section 4.19(c) of the Disclosure Letter, has any other Person Released any Hazardous Materials into the environment in violation of Environmental Laws or in quantities that would give rise to Liability on the part of any Acquired Company or require investigation or cleanup by any Acquired Company under Environmental Laws with respect to the Business.

(d)    Since May 18, 2012, neither the Real Property nor any other asset of any Acquired Company includes (i) any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or ever has been leaking or that requires removal or remediation based on continued operation of the Business as currently conducted, (ii) any asbestos or asbestos-containing material that requires removal, remediation or abatement based on continued operation of the Business as currently conducted, (iii) any legal requirement or restriction under Environmental Laws that will prohibit operation of the Business as currently conducted or (iv) any underground storage tank, above ground storage tank, surface impoundment, septic tank, pit, landfill, waste pile, swamp or lagoon (other than for stormwater). No Acquired Company has received any request for information, or been notified that it is a potentially responsible party, under CERCLA, or any similar state, local or foreign Law with respect to the Real Property or any asset of any Acquired Company nor any Hazardous Materials generated at the Real Property or any asset of any Acquired Company. No Acquired Company has received any notice that any of the Real Property (including soils, groundwater, surface water, buildings, and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in a claim against, or a violation of Environmental Law by an Acquired Company.

(e)    Neither the Real Property nor any asset of any Acquired Company, is listed or is proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, or any similar state list of sites requiring investigation or cleanup.

(f)    Other than the leases for the Leased Real Property, no Acquired Company is a party to any Contract pursuant to which it is obligated to indemnify any Person with respect to, or be responsible for any Liability as the result of any Release of Hazardous Materials or pursuant to a violation of, any Environmental Law related to the Real Property or any asset of any Acquired Company.

(g)    The Acquired Companies have made available to Buyer correct and complete copies of all environmental Licenses under any Environmental Law and any environmental assessment reports (including Phase I and Phase II reports), soil, groundwater, and soil vapor data, and other environmental studies in its possession relating to the Real Property or the Business. The Acquired Companies have obtained and are in material compliance with all required Licenses under Environmental Laws necessary in connection with or related to the ownership, lease, operation, or use of the Business, the Real Property, and the assets of any Acquired Company and all such Licenses are in full force and effect and shall be maintained in full force and effect through the Closing Date. To the Knowledge of Sellers, there are no conditions, events, or circumstances that (with or without the lapse of time, the giving of notice, or both) could prevent or impede the continued effect of such Licenses as a result of the consummation of the Transactions, nor has any Acquired Company received any notice or written communication regarding any material adverse change in the status or terms and conditions of any such Licenses.

(h)    The consummation of the Transactions will not trigger any obligation under any Environmental Law to make a filing, provide a deed notice, provide disclosure or take any other action.

(i)    Except as set forth in Section 4.19(i) of the Disclosure Letter, no deed restrictions, activity and/or use limitations, environmental covenants or other types of engineering or institutional controls, whether recorded or unrecorded, exist on or with respect to the Owned Real Property or any other asset of any Acquired Company.

Section 4.20    Intellectual Property.

(a)    Section 4.20(a) of the Disclosure Letter contains a complete and accurate list of all (i) registrations or issuances by any Governmental Entity of any Business Intellectual Property Rights owned or purported to be owned by any Acquired Company, (ii) pending applications with any Governmental Entity for registration or issuance of any Business Intellectual Property Rights owned or purported to be owned by any Acquired Company, (iii) Contracts under which any Acquired Company has granted or licensed to any third party any Business Intellectual Property Rights (a “Licenses-Out”), (iv) Contracts under which a third party has granted or licensed to any Acquired Company any Business Intellectual Property Rights (“Licenses-In” which together with Licenses-Out are “IP Licenses”), (v) proprietary Software owned or purported to be owned by any Acquired Company, (vi) Trade Secrets owned or purported to be owned by any Acquired Company, (vii) unregistered Marks; (viii) material unregistered copyrights or copyrightable works of authorship owned or purported to be owned by any Acquired Company, and (ix) Domain Names registered in the name of any Acquired Company or for which any Acquired Company is the registrant, in each case and as applicable, categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, Trade Secrets and Software). Correct and complete copies of all such registrations, applications and Contracts, in each case, as amended, or otherwise modified and in effect, have been made available to Buyer. The applications, registrations, and issuances of any Business Intellectual Property Rights identified in subsection (i) and (ii) above and all associated Business Intellectual Property Rights (the “Registered Business Intellectual Property”), as well as all other Business Intellectual Property Rights owned or purported to be owned by any Acquired Company (the “Owned Business Intellectual Property”) are active, subsisting, valid, and enforceable. Except as set forth in Section 4.20(a) of the Disclosure Letter, none of the Owned Business Intellectual Property, nor to the Knowledge of Sellers, any other Business Intellectual Property Rights, has expired or been cancelled, abandoned, or otherwise terminated. All required filings and fees related to the Registered Business Intellectual Property have been timely submitted and paid to the appropriate Governmental Entities. No act or omission has occurred or is occurring that would reasonably be expected to result in or cause the abandonment, cancellation, loss, lapse, or expiration of any of the Owned Business Intellectual Property or, to the Knowledge of Sellers, the other Business Intellectual Property Rights.

(b)    Except as set forth in Section 4.20(b) of the Disclosure Letter, the applicable Acquired Company owns exclusively and beneficially, free and clear of all Liens, all rights, title, and interests in and to the Owned Business Intellectual Property and has the valid right to use, free and clear of all Liens, all of the other Business Intellectual Property Rights, including the Intellectual Property Rights associated with the Intellectual Property listed on Section 4.20(a) of the Disclosure Letter, subject to applicable IP Licenses, and no Owned Business Intellectual Property is in the control of any Person other than a Acquired Company. The applicable Acquired Company has the right to use, sell, license, dispose of and freely assign, and has the right to bring actions for the infringement of, all Owned Business Intellectual Property Rights, without restriction or limitation (other than pursuant to applicable Law or IP Licenses).

(c)    No Acquired Company is under any obligation to pay any royalty, license fee or other similar consideration to any Person or to obtain any approval or consent for use of any Business Intellectual Property Rights (except as set forth in an applicable IP License).

(d)    The Business Intellectual Property Rights comprise all of the Intellectual Property Rights material to and necessary for the operation of the Business (including the manufacture, advertising, marketing, promotion, offering for sale, sale, and distribution of Products) in the manner operated in the prior 12 months. All Products made, manufactured, used, advertised, offered for sale or sold under any Patents or Copyrights or in connection with any Marks of the Business are properly marked with patent notices, trademark notices or copyright notices. All Marks shown or used on Products are owned by the applicable Acquired Company or lawfully licensed for the Acquired Company’s use in the manner so used by such Acquired Company.

(e)    The Owned Business Intellectual Property Rights and the Acquired Companies’ operation of the Business since the Lookback Date have not and do not infringe, misappropriate, dilute, unfairly compete with, or otherwise violate or conflict with the Intellectual Property Rights of any Person or would give or have given rise to an obligation to render an accounting to any Person as a result of co-authorship, co-ownership, or co-invention, nor does their exist any valid basis for any such claim or action. After the Closing, Buyer will be able to continue to own exclusively, use, license or sub-license (subject to any applicable IP License) all Business Intellectual Property Rights in the same manner as the Acquired Companies prior to the Closing and, to the Knowledge of Sellers, such continued ownership, use, licensing or sub-licensing of such Business Intellectual Property Rights will not infringe, misappropriate or otherwise violate or conflict with any Intellectual Property Rights of any Person or unfairly compete with any Person. Except as set forth in Section 4.20(e) of the Disclosure Letter, no Acquired Company is aware of any infringement, violation, misappropriation, or unlicensed use of any of the Business Intellectual Property Rights or of any claim of unfair competition against the Business since the Lookback Date. Except as set forth in Section 4.20(e) of the Disclosure Letter, no Acquired Company has received notice of any adversely held Intellectual Property Right of any other Person alleging or threatening to assert that any Acquired Company’s use of any of the Business Intellectual Property Rights infringes, misappropriates, dilutes, violates or is in conflict with any Intellectual Property Rights or other proprietary rights of any Person since the Lookback Date. There is no basis for any charge or Proceeding asserting any such infringement, misappropriation, dilution, or violation, or asserting that any Acquired Company does not have the legal right to use any Business Intellectual Property Rights. No other Person is, to the Knowledge of Sellers, currently infringing, misappropriating, diluting, or violating any right of any Acquired Company with respect to the Business Intellectual Property Rights. Except as set forth in Section 4.20(e) of the Disclosure Letter or in an applicable IP License, no Business Intellectual Property Right is subject to any action, Contract, or outstanding order or settlement agreement or stipulation that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by any Acquired Company (or, after the Closing, Buyer) or materially affects the validity, use or enforceability of such Business Intellectual Property Right.

(f)    All Registered Business Intellectual Property has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Entity and have been properly maintained and renewed in accordance with all applicable Laws. Each Acquired Company has used and uses commercially reasonable efforts to diligently protect its rights in the Business Intellectual Property Rights, including the confidential nature of all Trade Secrets (including any Trade Secrets of third parties to whom any Acquired Company owed or owes a duty of confidentiality), and, there have been no acts or omissions by any Acquired Company, the result of which would be to compromise the rights of any Acquired Company (or Buyer after the Closing) to apply for or to enforce appropriate legal protection afforded by such Business Intellectual Property Rights or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any Business Intellectual Property Rights.

(g)    All third-party Software used in connection with the Business or otherwise residing on any Acquired Company’s computer or information technology systems is properly licensed, and no Acquired Company has made any unlicensed copies of such Software except those permitted for archival and back-up purposes. The Software (excluding commercially available off the shelf software licensed pursuant to a “shrink-wrap license” (or the functional equivalent) purchased for $10,000 or less (“Commercial Software”)) that is used or held for use by any Acquired Company or otherwise necessary to the operation of the Business, including any embedded or integrated third party Software, does not contain any open source software, shareware or freeware that would require disclosure or distribution of source code related to, or otherwise jeopardize or require a compulsory license of Intellectual Property Rights in Software owned or purportedly owned by a Acquired Company. Any Software created or developed by any Acquired Company or on its behalf is free and clear of any material defects, malware, viruses or other Harmful Code. To the Knowledge of Sellers, the use, sale or licensing of Software owned or purportedly owned by an Acquired Company is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) any Acquired Company to disclose, assign, or license any source code or any other content associated with the Software.

(h)    No current or former employee of an Acquired Company nor any current or former independent contractor or other Person retained by an Acquired Company who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs or designed or designs any of the Owned Business Intellectual Property Rights, has a valid claim of ownership in or entitlement to an accounting for any Owned Business Intellectual Property Right and, each current and former independent contractor has entered into a written agreement with or has an obligation to the applicable Acquired Company containing confidentiality provisions reasonably tailored to protect any Trade Secrets, as applicable. No former owner, Affiliate, employee or independent contractor of any Acquired Company, or other Person, has any valid claim or right to any of the Owned Business Intellectual Property. No employee of any Acquired Company is a party to or otherwise bound by any Contract with or obligated to any other Person (including any former employer) which prevents such employee from performing services for the Business. No Acquired Company has or has been in violation of any confidentiality obligation owed to any other Person in any material respect.

(i)    The applicable Acquired Company owns or has exclusive control over all Domain Names (including all login or access credentials for any social media accounts and Domain Name registrations) and no employee, contractor or other Person owns or controls such login or access credentials.

(j)    Each Acquired Company has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any person as so used for any purpose by such Acquired Company as of the Closing, and such consents, authorizations, permissions, and/or waivers shall extend to Buyer’s use of such personal indicia.

Section 4.21    Transactions with Related Parties. Except as set forth on Section 4.21 of the Disclosure Letter, no owner, manager, director, officer, employee or agent of any Acquired Company or to the Knowledge of Sellers, any member of such owner’s, manager’s, director’s, officer’s, employee’s or agent’s immediate family or any Affiliate or any entity in which any such Person owns more than a five percent (5%) ownership interest (a) owns or has owned any interest in any property or assets owned by any Acquired Company or used in or pertaining to the business of any Acquired Company, (b) is a party to any Contract of any Acquired Company, (c) has (i) had any business dealings with, (ii) received payments from (except for dividends or tax distributions) or made payments to, or (iii) had a direct or indirect financial interest in any transaction with any Acquired Company, or (d) owns any interest in, or is a director, officer, manager, employee, owner of, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord of any Acquired Company.

Section 4.22    Customers and Suppliers. Section 4.22 of the Disclosure Letter contains a list of (a) the top 20 dollar volume customers of the Acquired Companies, (b) the top 10 dollar volume ingredient vendors, (c) the top 10 dollar volume packaging vendors, and (d) top 10 dollar volume non-material and non-packaging vendors of the Acquired Companies, in each case during the twelve month periods ended December 31, 2020 and December 31, 2021, and during the four month period ended April 30, 2022. No such customer or vendor has terminated its customer or vendor relationship with such Acquired Company. No such customer has (i) materially reduced, or to the Knowledge of Sellers, intends to materially reduce, its level of business with such Acquired Company, (ii) ceased, or to the Knowledge of Sellers, intends to cease, purchasing Products or services from such Acquired Company, or (iii) changed or modified, or to the Knowledge of Sellers, intends to change or modify, the material terms for the purchase of Products or services from such Acquired Company. No such vendor has ceased, or to the Knowledge of Sellers, intends to cease, supplying materials, products or services to the applicable Acquired Company. No Acquired Company is involved in any dispute or controversy with any of its customers or vendors in excess of $100,000.

Section 4.23    Products.

(a)    The Acquired Companies, the Products and the Non-Food Products are, and since the Lookback Date have been, in compliance with the applicable provisions of the Federal Food, Drug, and Cosmetic Act, and the applicable statutes, regulations, rules and requirements adopted by the United States Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations, rules and requirements of the United States Department of Agriculture (the “USDA”), the applicable statutes, regulations, rules and requirements of the Federal Trade Commission (the “FTC”), the applicable statutes, regulations, rules and requirements of the Consumer Products Safety Commission (“CPSC”), and any applicable federal, state or local statutes, regulations, rules and requirements established by any Governmental Entity responsible for regulating the safety, manufacture, storage, handling, processing, distribution, labeling and advertising of products (together with the FDA, the USDA, the FTC and the CPSC, the “Authorities” and all such statutes, regulations, rules and requirements, collectively, “Product Safety Laws”). The Products and Non-Food Products are, and since the Lookback Date have been, (i) properly designed, manufactured, produced, processed, handled and stored and are properly packaged and labeled and fit for human consumption or use, (ii) of good and merchantable quality and condition, (iii) placed into shipment in interstate commerce in accordance with the applicable Product Safety Laws in all material respects, (iv) in material conformity with all express and implied warranties, and (v) have been, to the extent applicable and required by Law, manufactured and held in a facility registered at all times with the FDA, operating under a grant of inspection from USDA’s Food Safety and Inspection Service, and otherwise appropriately licensed with all comparable Governmental Entities with jurisdiction such as state and local health authorities. The Acquired Companies and, to the Knowledge of Sellers, the suppliers and subcontractors of such Acquired Companies are, compliant with all applicable Laws and are not in breach of quality control, food safety, product safety, product integrity, facility registration and certification or any similar obligations imposed in Contracts with third parties for the supply of the Products and Non-Food Products.

(b)    The Acquired Companies have made available to Buyer the standard terms and conditions of sale for all the Products and Non-Food Products (containing applicable guaranty, warranty and similar indemnity provisions). None of the Products or Non-Food Products are or since the Lookback Date have been found to be or are adulterated, misbranded or labeled in a manner contrary to applicable Laws or that is, or could reasonably be construed to be, false or misleading. Since the Lookback Date, each Product represented as “natural” or “all natural” has not been made with and does not contain any added colors, artificial flavors, synthetic substances or bioengineered food ingredients or processing aids (hereinafter “GMOs”), and each Product that is represented as not containing GMOs does not contain any GMOs. The Acquired Companies possess a reasonable basis (as that term is defined by the FDA and the FTC) for all claims made about the Products marketed by the Acquired Companies currently and since the Lookback Date, including competent and reliable scientific evidence for any health benefit claims for such Products.

(c)    Since the Lookback Date, no Acquired Company has received, and no Acquired Company is subject to, (i) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other written adverse communications from the FDA or any other Governmental Entity regarding compliance with applicable Law administered by the FDA or any other Governmental Entity, (ii) any Notice of Suspension or Notice of Intended Enforcement or other written adverse communication from the USDA regarding compliance with applicable Law administered by the FDA or any other Governmental Entity, (iii) any written adverse communications from any other Governmental Entity regulating the Acquired Company’s Products and Non-Food Products regarding compliance with any Law relating to the safe manufacture or distribution of foods administered by that Governmental Entity, or (iv) any Adverse Event Reports (FAERS) submitted to the FDA. There are no claims or demands pending, or, to the Knowledge of Sellers, threatened, against any Acquired Company for indemnification from any distributors or retailers regarding voluntary or mandatory recalls with respect to the Products, Non-Food Products, Licensed Products, or the Business. Since the Lookback Date, no Acquired Company has received written notice of, or been subject to, any finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Authorities, in respect of any of (i) the Products, Non-Food Products, or Licensed Products, (ii) the ingredients or component parts of the Products, Non-Food Products or Licensed Products, or (iii) the facilities at which the Products Non-Food Products or Licensed Products are manufactured, packaged or initially distributed.

(d)    Since the Lookback Date, no Acquired Company has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Products, Non-Food Products or Licensed Products. To the Knowledge of Sellers, there is no reason to believe that a basis for a recall or withdrawal of any of the Products, Non-Food Products or Licensed Products may be required under applicable Laws or any policy applicable to any Acquired Company and, to the Knowledge of Sellers, no recall has been threatened by any Governmental Entity or is being considered by any Acquired Company.

Section 4.24    Inventory. Except as set forth on Section 4.24 of the Disclosure Letter, all Inventory of the Acquired Companies consists of new and unused items of a quality, quantity and condition that (a) is useable and, with respect to finished goods, saleable in the ordinary course of business consistent with past practice, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged, stale, discontinued or defective, and (c) was manufactured or acquired by the Acquired Companies in the ordinary course of business consistent with past practice. The quantities of each of the categories of Inventory of the Acquired Companies is at a level normal and adequate for the continuation of the Business in the ordinary course consistent with past practice. No Acquired Company is in possession of any Inventory not owned by such Acquired Company, including goods already sold. None of the Inventory of the Acquired Companies has been consigned to any other Person.

Section 4.25    Anti-Bribery/OFAC.

(a)    No Acquired Company nor, to the Knowledge of Sellers, any officer, manager, director, agent, employee or other Person acting on behalf of any Acquired Company, has, directly or indirectly, taken any action that would cause any Acquired Company to be in violation of any provision of the United States Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption Law.

(b)    No Acquired Company nor, to the Knowledge of Sellers, any officer, manager, director, agent, employee or other Person acting on behalf of any Acquired Company, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any Official, or to any other Person under circumstances where any Acquired Company or any of their respective officers, managers, directors, agents, employees, or Persons acting on their behalf knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Official, for the purpose of (i) influencing any act or decision of such Official in his or her official capacity, (ii) inducing such Official to do, or omit to do, any act in relation to his or her lawful duty, (iii) securing any improper advantage, or (iv) inducing such Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist any Acquired Company or any of their respective officers, managers, directors, agents, employees, or Persons acting on their behalf in obtaining or retaining business for or with, or directing business to, any Person.

(c)    Each Acquired Company is and has been in compliance with all applicable economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) and has not engaged in, nor are now knowingly engaging in, any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC, (ii) any Person located in or organized under the laws of Cuba, Iran, Sudan, Syria, North Korea, or the Crimea region of Ukraine or (iii) any Person majority-owned or otherwise controlled by any of the foregoing (any of which is a “Sanctioned Person”), and no Acquired Company nor any its respective officers, managers, directors, or employees is a Sanctioned Person.

Section 4.26    Data Security.

(a)    The data, privacy and security practices of each Acquired Company have since the Lookback Date materially complied with, and conformed to, all (i) Privacy Commitments, (ii) Data Protection Laws, and (iii) Contracts to which any Acquired Company is a party or is otherwise bound, if and as applicable. Except as set forth on Section 4.26(a) of the Disclosure Letter, each Acquired Company has: (i) complied with applicable Data Protection Laws in material respects and has not materially failed to provide adequate notice or obtain necessary consents, waivers and approvals from individuals required for the Processing of Personal Data as conducted by or for any Acquired Company and (ii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data to the extent required by applicable Data Protection Laws (such obligations along with those contained in the Privacy Policies of any Acquired Company, collectively, “Privacy Commitments”). “Processing” means any operation performed on Personal Data, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Data. “Privacy Policies” means, collectively, any Acquired Company’s past or present internal, employee-facing, or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Data. Section 4.26(a) of the Disclosure Letter contains a listing of each such Privacy Policy, and the period of time during which each such Privacy Policy was or has been in effect. None of (i) the execution, delivery and performance of this Agreement, or (ii) the use by Buyer of any Acquired Company’s databases or data or other information relating to its customers, end users or data subjects in the same manner in which they are currently used by any Acquired Company will cause, constitute, or result in a breach or violation of any Data Protection Laws or Privacy Commitments, or any Contracts to which any Acquired Company is a party (including the terms of service entered into by users of any Acquired Company’s websites), or require the consent of or notice to any individual concerning such individual’s Personal Data. Since the Lookback Date, no disclosure or representation contained in any Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Data Protection Laws. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Data held by any Acquired Company, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Data. To the Knowledge of Sellers, any vendor, processor, or other third-party Processing Personal Data for or on behalf of any Acquired Company (collectively, “Subprocessors”) are, and since the Lookback Date have been, in material compliance with Data Protection Laws, the Privacy Commitments and applicable Privacy Policies. Each Acquired Company has written agreements with each Subprocessor which includes confidentiality obligations on the part of the Subprocessor concerning data and information Processed on behalf of that Acquired Company. No Acquired Company is aware of any breach by any Subprocessor of the Subprocessor’s contractual obligations to an Acquired Company concerning the privacy, security, and Processing of Personal Data.

(b)    Since the Lookback Date, no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, (i) any Personal Data held by any Acquired Company or, to the Knowledge of Sellers, any other Person on any Acquired Company’s behalf, (ii) Personal Data on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Data owned or maintained by any Acquired Company or, to the Knowledge of Sellers, any other Persons on the behalf of any Acquired Company, or (iii) any other breaches of the security of the computer systems, networks or servers of any Acquired Company or, to the Knowledge of Sellers, any Affiliates, agents, Representatives or contractors of any Acquired Company) ((i), (ii) and (iii) collectively, a “Security Breach”), except as set forth in Section 4.26(b) of the Disclosure Letter. Each Acquired Company has, since the Lookback Date, used commercially reasonable, and at minimum, industry-standard, controls, technologies, processes and practices to detect, identify and remediate Security Breaches and provide notification in accordance with Data Protection Laws in the case of a Security Breach. No circumstance has arisen in which applicable Data Protection Laws would require any Acquired Company to notify a Governmental Entity or other Person of an Security Breach, and no Acquired Company has received from any Governmental Entity or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Data Protection Laws and/or related to any actual, alleged, or suspected Security Breach, and to the Knowledge of Sellers, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.

(c)    Each Acquired Company has implemented and maintained comprehensive, adequate and effective administrative, technical, and physical safeguards reasonably designed to (i) protect the continuity, confidentiality, availability, and integrity of the Business, Personal Data, and the computer systems, networks and servers owned or used by such Acquired Company from failure or unauthorized use, access or other Processing and each Acquired Company is in compliance with such safeguards, (ii) identify internal and external risks to the security of any proprietary and Confidential Information of such Acquired Company and any Personal Data held or used by such Acquired Company, and (iii) implement, monitor and improve safeguards to control those risks. Except as set forth in Section 4.26(b) of the Disclosure Letter, there have been no actual or, to the Knowledge of Sellers, attempted or threatened Security Breaches or any loss or unauthorized disclosure of Personal Data in the possession, custody, or control of any Acquired Company or any of its Representatives, or contractors, which required notice to any third Person or Governmental Entity. To the Knowledge of Sellers, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any Personal Data or any proprietary and Confidential Information of any Acquired Company has occurred except as set forth in Section 4.26(b) of the Disclosure Letter. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by each Acquired Company are reasonably sufficient for operation of its Business as currently conducted. Since the Lookback Date, there has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by any Acquired Company.

(d)    Each Acquired Company has materially complied with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that any Acquired Company is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.

Section 4.27    Franchise Matters.

(a)    Other than the Franchise Systems, no Acquired Company has owned or operated any franchise system.

(b)    Set forth on Section 4.27(b)(i) of the Disclosure Letter is a list of all Franchise Agreements, including (i) the franchise number, name and location of the Franchisee; (ii) the ownership of the Franchisee if the Franchisee is an entity; (iii) the effective date of the Franchise Agreement; (iv) the expiration date of the current term of the Franchise Agreement; and (v) the number of renewal terms remaining under the Franchise Agreement. Except as set on Section 4.27(b)(ii) of the Disclosure Letter, the terms and conditions of all of the Franchise Agreements are the same in all material respects. The Acquired Companies have made available to the Buyer Parties a correct and complete copy of each form of Franchise Agreement used thereby since April 10, 2015. No Franchisee or other Person has any right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise.

(c)    To the Knowledge of Sellers, each Franchisee is currently in material compliance with, and is not currently in material default under, the requirements of the Franchise Agreement. No Acquired Company has delivered written notice to a Franchisee pursuant to such Franchisee’s Franchise Agreement that it is in violation of, or in breach or default under, such Franchise Agreement that remains uncured or outstanding. Each Franchise Agreement is a valid and binding agreement of the applicable Acquired Company, is in full force and effect in accordance with its terms (except to the extent such Franchise Agreement expires after the date hereof in accordance with its terms), and is enforceable against the applicable Acquired Company and each Franchisee who is a party thereto; except as the same may be limited by: (A) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to creditor rights generally; (B) state Law, including the enforcement of non-competition agreements; and (C) general principles of equity). Except as set forth on Section 4.27(c) of the Disclosure Letter, no Acquired Company has received written notice from a Franchisee pursuant to such Franchisee’s Franchise Agreement that remains outstanding or uncured and that (i) such Acquired Company is in material violation of, or breach or default under, such Franchise Agreement, or (ii) that the Franchisee is terminating the Franchise Agreement. To the Knowledge of Sellers, no facts or circumstances exist that would reasonably be expected to constitute a material breach or a material event of default under any Franchise Agreement, but for the passage of time.

(d)    Except as set forth on Section 4.27(d) of the Disclosure Letter, no Franchisee has been granted protected or exclusive territory rights, a designated area, or an option, right of first refusal or other arrangement regarding additional territory rights, except as set forth in the Franchise Agreements. No Franchisee’s protected or exclusive territory rights or designated area under such Franchisee’s Franchise Agreement are currently being materially violated by another Franchisee’s protected or exclusive territory rights or designated area under such Franchisee’s Franchise Agreement.

(e)    With respect to all of the terminations, non-renewals, and transfers of Franchises completed since the Lookback Date, the applicable Acquired Company has complied in all respects with requirements for the proper cause for default and termination, notice, time to cure, and actual termination and non-renewal requirements of all applicable Franchise Agreements and Laws, including Laws regulating the relationship between franchisors and franchisees. To the Knowledge of Sellers, there have been no Franchisee transfers that were not in compliance with the requirements of the Franchise Agreement.

(f)    Since the Lookback Date, (i) no Acquired Company has waived enforcement of any non-compete restriction under any Franchise Agreement, and (ii) except as set forth on Section 4.27(f) of the Disclosure Letter, no current or former Franchisee and no principal of any current or former Franchisee is currently in violation of any non-compete covenant under any Franchise Agreement to which the current or former Franchisee is or was a party or any ancillary written agreement with an Acquired Company to which the principal of the current or former Franchisee is or was a party.

(g)    The Acquired Companies have made available to Buyer correct and complete copies of each form of FDD (including variants of such FDDs if the variance made in response to a comment or request from a state franchise examiner) used since the Lookback Date to offer or sell the Franchise Businesses. The FDDs issued on or after April 10, 2015, have contained all information required by the FTC Rule and other Franchise Laws. The FDDs issued on or after April 10, 2015 have otherwise been prepared and delivered to prospective Franchisees under a Franchise Agreement in compliance with the Franchise Laws. No FDD issued on or after April 10, 2015 contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in any respect in light of the circumstances under which they are made.

(h)    The FDDs issued on or after April 10, 2015 identify all: (i) current Franchise-related or Franchisee-related arbitrations, litigation, class proceedings, and formally filed actions, suits or proceedings against any Acquired Company by a Franchisee or Governmental Entity that are required to be disclosed in the applicable FDD by any Franchise Law; and (ii) pending and concluded actions, orders and decrees that are required to be disclosed in the applicable FDD by any Franchise Law.

(i)    Set forth on Section 4.27(i) of the Disclosure Letter are the names and organizational documents, if applicable, of all advertising and promotion funds or cooperatives currently administered by or paid to the applicable Acquired Company on behalf of any Franchisees. There are no loans currently owed to or owing from any such funds or cooperatives by the Acquired Companies or their Affiliates. To the Knowledge of Sellers, there are no claims from a Franchisee or any other Person that any of the expenditures from any such funds or cooperatives have been improperly administered or used.

(j)    Set forth on Section 4.27(j) of the Disclosure Letter is a list (organized by Acquired Company) of the jurisdictions in which each Acquired Company, as applicable, (1) (A) is currently registered or authorized to offer and sell Franchises, or (B) sells Franchises but is exempt from such registration, under a Franchise Law or a business opportunity law (including seller-assisted marketing plan acts), and (2) is subject to a currently effective financial assurances condition to registration.

(k)    Since the Lookback Date: (i) the Acquired Companies are and have been in compliance with all Franchise Laws and business opportunity laws (including seller-assisted marketing plan laws); (ii) the Acquired Companies have not received any written notice, report, inquiry, or information, or to the Knowledge of Sellers any oral notice, report, inquiry, or information, from any Governmental Entity regarding a Acquired Company’s actual or alleged violation of any applicable Franchise Laws or business opportunity laws or any complaints made to the Governmental Entity; (iii) the Acquired Companies have not entered into an assurance of discontinuance, settlement agreement, consent order or similar agreement with any Governmental Entity; and (iv) the Acquired Companies have not sent, delivered, entered into or been requested to send a notice of violation, rescission offer, cancellation offer, disgorgement notice or similar communication to any Franchisee.

(l)    Except as set forth on Section 4.27(l) of the Disclosure Letter, neither the Acquired Companies nor any of their respective Affiliates are a party to any Contract whereby the applicable Acquired Company or any Affiliate receives rebates, allowances, discounts or other payments or remuneration of any kind from suppliers or other third parties selling or leasing products or services, directly or indirectly, to Franchisees. Neither the Acquired Companies nor any of their respective Affiliates has made any commitment, promise or pledge (oral or written) to share any rebates with Franchisees. The amount of all such rebates have been disclosed in Item 8 of the Acquired Companies’ FDDs.

(m)    Except as set forth on Section 4.27(m) of the Disclosure Letter, each Franchisee under a Franchise Agreement has provided evidence to the applicable Acquired Company that it has complied in all material respects with the insurance requirements of the Franchise Agreement and the applicable Acquired Company and any Affiliates that the Acquired Company designated have been named as additional insureds on each Franchisee’s insurance policy as required by the Franchise Agreement.

(n)    Set forth on Section 4.27(n) of the Disclosure Letter is a list of any franchise association or similar organization formed or currently sponsored by any Acquired Company. To the Knowledge of Sellers, any franchise council or advisory group (whether independently formed or sponsored by an Acquired Company) presently in place or in the preliminary stages of formation is advisory in nature.

(o)    Set forth on Section 4.27(o) of the Disclosure Letter is a list of all independent franchisee associations or similar organizations currently relating to either of the Franchise Systems. Except as set forth on Section 4.27(o) of the Disclosure Letter, to the Knowledge of Sellers, there is no such independent franchisee association or similar organization that is being formed and no solicitation of Franchisees is currently in process or has been made in the past.

Section 4.28    Fraudulent Conveyance. The sale of the Purchased Equity pursuant to this Agreement is made in exchange for fair and equivalent consideration. Based on the consolidated financial condition of the Acquired Companies, the Acquired Companies are not insolvent and will not be rendered insolvent by the Transactions. No Acquired Company is entering into this Agreement or any of Ancillary Agreements with the intent to defraud, delay or hinder its creditors, and the consummation of the Transactions will not have any such effect. The Transactions will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of any Acquired Company to any asset of any Acquired Company after the Closing.

Section 4.29    Brokers and Other Advisors. Except for Infinity Capital Partners, LLC (whose fees, commissions and expenses shall be deemed Transaction Fees and Expenses to be paid off at Closing), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Company.

Section 4.30    Buyer’s Representations and Warranties. Sellers acknowledge and agree to Buyer’s disclaimer set forth in Section 6.10 of any representations or warranties other than those set forth in Article VI and in any certificate delivered by Buyer in connection with this Agreement, whether made by Buyer or any of its respective Affiliates or Representatives, and of all Liability for any representation or warranty made (orally or in writing) to Sellers, their Affiliates or Representatives, other than those set forth in Article VI and in any certificate delivered by Buyer in connection with this Agreement.

Section 4.31    No Additional Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE IV AND ARTICLE V (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY CERTIFICATE DELIVERED BY SELLERS PURSUANT TO THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY ACQUIRED COMPANY, THE BUSINESS, OR OTHERWISE RELATED TO THE TRANSACTIONS AND EACH SELLER AND ITS AFFILIATES HEREBY DISCLAIM ANY SUCH PURPORTED REPRESENTATIONS OR WARRANTIES, INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS AFFILIATES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY SELLER OR ITS AFFILIATES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OWNERS

Each of the Owners represents and warrants to Buyer as follows:

Section 5.1    Organization. Each Owner is a trust or limited liability company, as applicable, duly formed or organized and validly existing under the Laws of its state of formation or organization, as applicable. Each Owner has all requisite trust or limited liability company, as applicable, power and authority necessary to own and lease its properties and assets and to carry on its business as it is now being conducted.

Section 5.2    Authorization; Enforceability. Each Owner has all requisite trust or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Owner of this Agreement and the Ancillary Agreements and the consummation by each Owner of the Transactions, have been duly and validly authorized by all necessary actions and no other action on the part of such Owner is necessary to authorize the execution, delivery and performance by such Owner of this Agreement and the Ancillary Agreements and the consummation by such Owner of the Transactions. This Agreement has been duly executed and delivered by each Owner and, assuming due authorization, execution and delivery by Buyer and the other parties hereto of this Agreement, this Agreement constitutes the legal, valid and binding obligations of such Owner, enforceable against such Owner in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ rights generally and to general principles of equity, whether considered in a Proceeding at Law or in equity. As of the Closing, each of the Ancillary Agreements required to be executed by an Owner will be duly executed and delivered by the applicable Owner and, assuming due authorization, execution and delivery by Buyer and the other parties thereto of the Ancillary Agreements, the Ancillary Agreements, as of the Closing, constitute the legal, valid and binding obligations of the applicable such Owner, enforceable against such Owner in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ rights generally and to general principles of equity, whether considered in a Proceeding at Law or in equity.

Section 5.3    No Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation by such Owner of the Transactions, nor compliance by such Owner with any of the terms or provisions of this Agreement or the Ancillary Agreements (a) conflicts with or violates any provision of the Organizational Documents of such Owner, if applicable, (b) violates any Law, judgment, writ, order or injunction of any Governmental Entity applicable to such Owner or (c) violates or constitutes a default in any material respect under any of the terms, conditions or provisions of any Contract to which such Owner is a party, except any matters described in clauses (b) or (c) above that would not have a material adverse effect on such Owner’s ability to perform its, his or her obligations under this Agreement or to consummate the Transactions.

Section 5.4    Governmental Authorizations and Consents. No consents, Licenses, orders, exemptions or authorizations of, or waivers or other actions by, or declarations, registrations or filings with, any Governmental Entity are required by or with respect to such Owner in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation by such Owner of the Transactions, except for any notification or filing required to be made under the HSR Act.

Section 5.5    Brokers and Other Advisors. Except for Infinity Capital Partners, LLC (whose fees, commissions and expenses shall be deemed Transaction Fees and Expenses to be paid off at Closing), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of such Owner.

Section 5.6    Buyer’s Representations and Warranties. Each Owner acknowledges and agrees to Buyer’s disclaimer set forth in Section 6.10 of any representations or warranties other than those set forth in Article VI and in any certificate delivered by Buyer in connection with this Agreement, whether made by Buyer or any of its respective Affiliates or Representatives, and of all Liability for any representation or warranty made (orally or in writing) to Seller, any Owner, or their Affiliates or Representatives, other than those set forth in Article VI and in any certificate delivered by Buyer in connection with this Agreement.

Section 5.7    No Additional Representations and Warranties. EXCEPT AS SET FORTH IN ARTICLE IV AND THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY CERTIFICATE DELIVERED BY ANY OWNER PURSUANT TO THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NEITHER OWNERS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO OWNERS OR THEIR AFFILIATES OR ANY ACQUIRED COMPANY, THE BUSINESS, OR OTHERWISE RELATED TO THE TRANSACTIONS AND EACH OWNER AND ITS AFFILIATES HEREBY DISCLAIMS ANY SUCH PURPORTED REPRESENTATIONS OR WARRANTIES INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS AFFILIATES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OWNER OR ANY OF THEIR AFFILIATES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 6.1    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority necessary to own and lease its properties and assets and to carry on its business as it is now being conducted.

Section 6.2    Authorization; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the Transactions, have been duly and validly authorized by all necessary actions and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers, the Seller Representative and the other parties thereto of this Agreement, this Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ rights generally and to general principles of equity, whether considered in a Proceeding at Law or in equity. As of the Closing, each of the Ancillary Agreements has been duly executed and delivered by the applicable Buyer and, assuming due authorization, execution and delivery by Sellers, the Seller Representative and the other parties thereto of the Ancillary Agreements, the Ancillary Agreements, as of the Closing, constitute the legal, valid and binding obligations of the applicable Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ rights generally and to general principles of equity, whether considered in a Proceeding at Law or in equity.

Section 6.3    No Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions of this Agreement or the Ancillary Agreements (a) conflicts with or violates any provision of the Organizational Documents of Buyer, (b) violates any Law, judgment, writ, order or injunction of any Governmental Entity applicable to Buyer or (c) violates or constitutes a default in any material respect under any of the terms, conditions or provisions of any Contract to which Buyer is a party, except any matters described in clauses (b) or (c) above that would not have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the Transactions.

Section 6.4    Governmental Authorizations and Consents. No consents, Licenses, orders, exemptions or authorizations of, or waivers or other actions by, or declarations, registrations or filings with, any Governmental Entity are required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the Transactions, except for any notification or filing required to be made under the HSR Act.

Section 6.5    Adequacy of Funds. Buyer understands and acknowledges that the obligations of Buyer to consummate the Transactions are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement, Buyer’s obtaining of any financing or the availability, grant, provision, or extension of any financing to Buyer. As of the Effective Time, Buyer will have sufficient unrestricted cash on hand for Buyer to complete the Transactions and pay the aggregate Purchase Price and all fees and expenses required to be paid by Buyer in connection with the Transactions.

Section 6.6    Investigation. Buyer acknowledges that it is relying on the representations, warranties and covenants of Seller Parties in this Agreement and their own independent investigation and analysis in entering into the Transactions. Buyer is knowledgeable about the industries in which the Acquired Companies operate and are capable of evaluating the merits and risks of the Transactions and are able to bear the substantial economic risk of such investment for an indefinite period of time.

Section 6.7    Investment Representation. Buyer is acquiring the Purchased Equity for its own account with the present intention of holding such Equity Securities for investment purposes and not with a view to, or for resale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is aware of the risks of the Transactions and of ownership of the Purchased Equity. Buyer acknowledges that the Purchased Equity has not been registered under the Securities Act, or any state or foreign securities Laws and that the Purchased Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Purchased Equity is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

Section 6.8    Brokers and Other Advisors. Except for City Capital Advisors, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 6.9    Sellers’ and Owners’ Representations and Warranties.

(a)    Buyer acknowledges and agrees to Sellers’ disclaimer set forth in Section 4.31 of any representations or warranties other than those set forth in Article IV and Article V and in any certificate delivered by a Seller Party in connection with this Agreement, whether made by a Seller or any of its Affiliates or Representatives, and of all Liability for any representation or warranty made (orally or in writing) to Buyer, its Affiliates or Representatives, other than those set forth in Article IV and Article V and in any certificate delivered by a Seller Party in connection with this Agreement.

(b)    Buyer acknowledges and agrees to each Owner’s disclaimer set forth in Section 5.7 of any representations or warranties other than those set forth in Article IV and Article V and in any certificate delivered by such Owner or a Seller in connection with this Agreement, whether made by such Owner or any of such Owner’s Affiliates or Representatives, and of all Liability for any representation or warranty made (orally or in writing) to Buyer, its Affiliates or Representatives, other than those set forth in Article IV and Article V and in any certificate delivered by such Owner or a Seller in connection with this Agreement.

Section 6.10    No Additional Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY CERTIFICATE DELIVERED BY BUYER PURSUANT TO THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NEITHER BUYER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO BUYER OR ITS AFFILIATES, OR OTHERWISE RELATED TO THE TRANSACTIONS AND BUYER AND ITS AFFILIATES HEREBY DISCLAIMS ANY SUCH PURPORTED REPRESENTATIONS OR WARRANTIES INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO EITHER SELLER OR THEIR AFFILIATES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF BUYER OR ANY OF ITS AFFILIATES.

ARTICLE VII

COVENANTS

Section 7.1    Employee Matters.

(a)    Continuing Employees. Sellers shall cause the employees identified at item(s) 1 through 9 on Section 7.14(b)(i)(B) of the Disclosure Letter to be terminated by the applicable Acquired Company prior to the Closing and Buyer shall cause each employee of any Acquired Company immediately following the Closing (“Continuing Employees”) to continue to be employed by the applicable Acquired Company. Prior to Closing, Seller shall take all actions necessary to ensure that, effective as of the Closing Date, or if the Closing Date occurs on a date other than the last day of the month, the end of the paid-up premium period, any employees who are not Continuing Employees are not eligible to participate in the Benefit Plans, except as required by COBRA or other applicable law.

(b)    General Service Crediting. To the extent that Sellers provide Buyer with the data necessary to do so in a form reasonably acceptable to Buyer, the Continuing Employees shall have their service with the applicable Acquired Company recognized by Buyer with respect to eligibility, vesting and waiting periods (and not for benefit accrual purposes) for the Buyer employee benefit plans which are made available to them; provided, however, that no such service credit shall result in the duplication of any benefit.

(c)    COBRA Obligations. As of the Closing Date, the Buyer, by way of its ownership of the Acquired Companies, shall retain all obligations and Liabilities for offering, administering, and providing “continuation coverage” under COBRA to any Continuing Employee or former employee of any Acquired Company and to any “qualified beneficiary” who is covered by a “group health plan” sponsored or contributed to by a Acquired Company or their ERISA Affiliates and who has experienced a “qualifying event” or who is receiving “continuation coverage” prior to the Closing or who experiences a “qualifying event” in connection with the Closing.

(d)    No Third Party Beneficiaries. The provisions of this Section 7.1 are solely for the benefit of the Parties, and no employee or former employee of any Acquired Company or Buyer or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 7.2    Conduct of Business.

(a)    Sellers agrees that, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement (“Pre-Closing Period”), Sellers shall, and shall cause each Acquired Company to, (a) conduct its business only in the ordinary course consistent with past practice, and (b) use its commercially reasonable efforts to preserve and maintain existing relations with employees, customers, distributors, vendors and other Persons with which such Acquired Company has business relations. Sellers shall not, and shall cause each Acquired Company not to, take any action that would be reasonably expected to result in a Material Adverse Effect.

(b)    Without limiting the foregoing, Sellers agree that, from the date of this Agreement until the Closing Date, except as required by this Agreement, or as otherwise agreed to in writing by Buyer (which agreement shall not be unreasonably withheld, conditioned, or delayed), Sellers shall not, and shall cause each Acquired Company not to, directly or indirectly do, take (or omit to take) any other action that, if taken (or omitted to be taken) prior to the date hereof would have been required to be set forth on Section 4.7 of the Disclosure Letter, but specifically excluding those matters identified on Section 7.2(b) of the Disclosure Letter. Sellers shall use commercially reasonable efforts to avoid, limit, and mitigate the occurrence of the events described in Section 4.7(f), Section 4.7(g), Section 4.7(s), Section 4.7(w), and with respect to such sections, Section 4.7(x).

Section 7.3    No Solicitation. During the Pre-Closing Period, no Seller Party shall, and no Seller Party shall permit any of such Seller Party’s respective Affiliates, officers, directors, managers, owners, employees, agents or representatives (including investment bankers, attorneys and accountants or anyone else acting by or for it) (collectively, the “Representatives”) to, directly or indirectly, (a) (i) initiate or continue any contact with, (ii) make, solicit, encourage or respond to any inquiries or proposals by, (iii) enter into or participate in any discussions or negotiations with, (iv) disclose, directly or indirectly, any information concerning the business or properties of any Company Entity or the Transactions to, or (v) afford any access to the properties, books or records of any Company Entity to, any Person, in the case of each of clauses (i) through (v) above, in connection with any possible proposal regarding the direct or indirect sale of any portion of the Equity Securities or assets of any Company Entity, a merger or consolidation involving any Company Entity, or any similar transaction, in each case except as contemplated by this Agreement (an “Alternative Transaction”), or (b) enter into or participate in any discussions or negotiations regarding, or accept any proposal or enter into any agreement for, an Alternative Transaction. Each Seller Party shall, promptly following receipt, notify Buyer of any inquiry, communication or proposal regarding an Alternative Transaction received by such Seller Party or any of such Seller Party’s respective Representatives and the contents of such inquiry, communication or proposal. The Seller Parties, jointly and severally, shall be responsible for any breach of this Section 7.3 by any of their Representatives.

Section 7.4    Public Announcements; Confidentiality Agreement. Upon execution of this Agreement, Buyer will, and Sellers may, issue a press release regarding this Agreement and the Transactions, which has been approved by the Seller Representative and Buyer. Except for the press release referenced in the preceding sentence and as otherwise required by Law or applicable requirements of any stock exchanges, prior to the Closing no Party shall issue any press release or public announcement regarding this Agreement or the Transactions without the prior written consent of Buyer (in the case of a press release or public announcement by any Seller Party or any Affiliate of a Seller Party) or the Seller Representative (in the case of a press release or public announcement by Buyer or any Affiliate of Buyer), which consent shall not be unreasonably withheld or delayed, and the Parties shall use reasonable efforts to agree upon the text of any such release or announcement prior to its release; provided that no consent of any Party will be required for any disclosure contained in, or otherwise consistent with, any previously issued press release or public announcement. Guarantor shall provide any current report on Form 8-K to Seller Representative for review prior to filing and will provide Seller Representative an opportunity to comment on such disclosure; provided that Guarantor shall have the final decision as to the content of any such Form 8-K. The provisions of this Section 7.4 shall control over any contrary provisions in the Confidentiality Agreement. The Confidentiality Agreement shall terminate on the Closing Date unless this Agreement is terminated pursuant to Article XI, in which case the Confidentiality Agreement shall remain in full force and effect.

Section 7.5    Access to Information Prior to the Closing. During the Pre-Closing Period, each Seller Party shall, and shall cause each Company Entity to, give Buyer and its accountants, counsel and other Representatives reasonable access during normal business hours and with reasonable prior notice to the offices, facilities, properties, members of DDL’s executive management team and Books and Records of the Company Entities and such other information as Buyer may reasonably request. As a part of such access, during the Pre-Closing Period, the Seller Representative shall deliver to Buyer the unaudited consolidated and consolidating balance sheets, statements of income and retained earnings and statements of cash flows of DDHL and its Subsidiaries for each month that ends during the Pre-Closing Period within 25 days after the end of such month. As a further part of such access, during the Pre-Closing Period, Buyer shall have the right to contact (i) the customers, vendors, and suppliers which are, or should have been, listed as a “top 20” customer or “top 10” vendor on Section 4.22 of the Disclosure Letter, and (ii) up to twenty (20) Franchisees of the Buyer’s choosing, in each case with respect to the Transactions; provided, that Buyer shall coordinate all such communication with Seller Representative and Seller Representative shall have a right to have a representative present for all such communications. Seller Parties shall instruct the members of DDL’s executive management team and counsel and advisors of Sellers and the Company Entities to reasonably cooperate with Buyer in its investigation of the Company Entities. Buyer shall not, directly or indirectly, contact or otherwise communicate with any customers, vendors, suppliers, Franchisees, or employees of the Acquired Companies except as explicitly stated in this Section or with Seller Representative’s prior written consent, not to be unreasonably withheld.

Section 7.6    Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement and to applicable legal requirements, each of the Parties shall cooperate and use their respective best efforts to take, or cause to be taken, as promptly as practicable all appropriate action, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VIII.

Section 7.7    Further Assurances.

(a)    At any time or from time to time following the Closing Date, in the event any asset or property of any Seller Party or Company Entity used or useful in the Business was not delivered to Buyer at the Closing, such Seller Party or Company Entity shall promptly deliver such asset or property to the applicable Buyer and execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as Buyer may deem appropriate or desirable to assign, transfer, convey and deliver such asset to the applicable Buyer, in each case, free and clear of all Liens, and without the payment of any consideration therefor.

(b)    At any time or from time following the Closing Date, as and when requested by any Party, the other Party shall, without additional cost or expense, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to fully effect or confirm the Transactions.

Section 7.8    No Use of Marks; Change of Name; Assumed Name Terminations. Each Seller Party acknowledges and agrees that after the Closing no Seller Party nor or any of their respective Affiliates, shall have any right, title or interest in or to the Business Intellectual Property Rights except pursuant to the License Agreement and Section 7.14(a) of this Agreement. From and after the Closing, each Seller Party shall cease, and shall cause their respective Affiliates to cease, all use of and refrain from using any Marks and remove, strike over or otherwise obliterate any references to any Mark from all assets and other materials in the possession or control of any Seller Party or any of their respective Affiliates. After the Closing, each Seller Party and its Affiliates shall file with the appropriate offices in the jurisdictions of incorporation or formation and qualification, as applicable, of such Seller Party or Affiliate, an amendment to each appropriate Organizational Document of such Seller Party or Affiliate changing the name of such Seller Party or Affiliate to a name that does not include, in whole or in part, (a) the word or words “Dippin’ Dots” or “Doc Popcorn” and/or (b) any words confusingly similar thereto or to any of the Marks. Further, after the Closing Date, each Seller Party and its Affiliates shall file with the appropriate office a certificate of termination for any and all fictitious names or assumed names of such Seller Party or Affiliate. The Seller Representative shall deliver evidence of the filings referenced in the preceding sentences to Buyer within five (5) Business Days following the Closing Date. From and after the Closing, each Seller Party covenants and agrees it will not, and will cause its Affiliates not to, adopt any name that is confusingly similar to, or a derivation of the word or words set forth in the preceding sentences or any other Mark.

Section 7.9    Restructuring. Within ten (10) days following the date of this Agreement, Seller Parties, Processors and their Affiliates shall complete and execute all documents necessary to consummate the Restructuring, including without the limitation the IP Assignment, to be effective immediately prior to, and subject to, the Closing, which documents shall have been approved by Buyer (such approval to not be unreasonably withheld conditioned or delayed) and shall provide evidence satisfactory to Buyer that such documents have been completed and executed within such time period. Prior to Closing, except pursuant to the Restructuring or otherwise in the ordinary course of business: (a) no material assets of any Acquired Company shall be moved from their current location at the Owned Real Property or the Leased Real Property, and (b) no material assets of any Acquired Company shall be moved to any real property owned or leased by DDC. Seller Parties shall not, and shall cause the Acquired Companies not to, make any material changes outside of the ordinary course of business that would be reflected on Section 4.8(c) of the Disclosure Letter if such changes occurred prior to the preparation of such list from the time as of which such list is prepared until the Effective Time. Section 1.1(g) of the Disclosure Letter lists the personal property that is and will be owned by DDC following the Restructuring.

Section 7.10    Certain Tax Matters.

(a)    Transfer Taxes. Buyer, on the one hand, and FIL and SSF Trust, on the other hand, shall each pay 50% of all transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees incurred as a result of the Transactions (“Transfer Taxes”). The Party required by applicable Law shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer, on the one hand, and Seller Representative, on the other hand, as the case may be, shall use their commercially reasonable efforts to make such Tax Returns available for review by Buyer or the Seller Representative, as applicable, sufficiently in advance of the due date for the filing of such Tax Returns to provide Buyer or the Seller Representative, as applicable, with a meaningful opportunity to analyze and comment on such Tax Returns before filing. The Party filing such Tax Returns shall make such changes and revisions to the Tax Returns as are reasonably requested by Buyer or the Seller Representative, as applicable, subject to the consent of the Party filing the returns, which consent shall not be unreasonably withheld or delayed.

(b)    PRC Taxes. Seller Parties acknowledge and confirm that they have sought PRC Tax advice as to whether the gain from the indirect transfer of the interest in DDTS (“DDTS Transfer”) as contemplated by this Agreement will be subject to PRC Tax, and hereby confirm that on the basis of there being reasonable bona fide commercial purpose in the manner in which the DDTS Transfer will be conducted, any such gain attributable to the DDTS interest/assets will not be subject to PRC Tax; and accordingly, the requirement under Public Notice [2015] No. 7 issued by the PRC State Administration of Taxation to report a taxable indirect transfer within thirty (30) days after signing the transfer agreement, does not apply to the DDTS Transfer. The Seller Parties, jointly and severally, shall indemnify the Buyer Parties and the Acquired Companies against any and all Losses suffered by the Buyer Parties or any Acquired Company should the PRC Tax authorities consider PRC income Tax (“PRC Tax”) to be payable in respect of the DDTS Transfer and demand payment of the PRC Tax plus penalty from any Buyer Party or Acquired Company.

(c)    Proration. Ad valorem, property and similar Taxes (but not including income Taxes), rent and any assessments, in each case, attributable to the assets of any Acquired Company shall be prorated, as of the Closing, with the Seller Parties, jointly and severally, paying a fraction thereof based upon the number of days elapsed in the applicable fiscal period prior to the Closing Date and Buyer paying a fraction thereof based upon the number of days elapsed in the applicable fiscal period on and after the Closing Date.

Section 7.11    Tax Covenants.

(a)    Restrictions.

(i)    Without the prior written consent of Buyer, none of the Seller Parties or DDC, nor their respective Affiliates and Representatives, shall to the extent it may affect, or relate to, any of the Acquired Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction that would reasonably be expected to have the effect of increasing the Tax liability or reducing any Tax asset of any Acquired Company or any of their respective Affiliates in respect of any Post-Closing Tax Period. No Acquired Company Tax Return for any taxable periods that end on or before the Closing Date shall be amended without the Seller Representative’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no change to the Tax classification for any Acquired Company shall be made prior to the Closing.

(ii)    The Acquired Companies shall not engage in any transactions on the Closing Date after the acquisition of the Acquired Companies which are not in the ordinary course of business, except as otherwise required by this Agreement.

(b)    Tax Returns.

(i)    The Seller Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Entities for taxable periods that end on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and shall be submitted by Seller Representative to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least ten (10) Business Days prior to the due date (including extensions) of such Tax Return. The Seller Representative shall consider in good faith any comments of Buyer to such Tax Return. The Seller Representative shall then pay or cause to be paid all Taxes due on any such Tax Return (to the extent such Taxes are not included in Closing Working Capital) on a timely basis.

(ii)    Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies for Tax periods that end on or before the Closing Date that are not described in Section 7.11(b)(i) and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and without a change of any election or any accounting method. Any such Tax Return shall be submitted by Buyer to the Seller Representative (together with schedules, statements and, to the extent requested by the Seller Representative, supporting documentation) at least ten (10) Business Days prior to the due date (including extensions) of such Tax Return, and Buyer shall consider in good faith any comments of the Seller Representative to such Tax Return. The preparation and filing of any Tax Return of the Acquired Companies that does not relate at least in part to a Pre-Closing Tax Period shall be exclusively within the control of Buyer. The Seller Representative shall pay to Buyer an amount equal to the portion of the Taxes with respect to any Tax Returns that relate to a Pre-Closing Tax Period (as determined pursuant to Section 7.11(d) and to the extent such Taxes are not included in Closing Working Capital), at the later of five (5) Business Days prior to the due date (including extensions) of such Tax Returns or upon written demand therefor.

(iii)    The Parties acknowledge and agree that for federal income (and where applicable for state, local, foreign and other) Tax purposes, the Transactions will be treated as the purchase and sale of the Purchased Equity pursuant to the principles of IRS Revenue Ruling 99-6, Situation 2, other than to the extent that the asset of an entity treated as a disregarded entity is itself treated as stock in a corporation for federal income (and where applicable for state, local, foreign and other) Tax purposes.

(c)    Termination of Existing Tax Sharing Agreement. Notwithstanding anything to the contrary in this Agreement, all liabilities, obligations and other rights between any of the Seller Parties or DDC and/or any of the entities constituting the Acquired Companies under any Tax sharing or Tax indemnity agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future Tax periods.

(d)    Allocation of Taxes for Straddle Period. All Taxes and Tax liabilities that relate to a Straddle Period shall be allocated to the Pre-Closing Tax Period as follows:

(i)    In the case of Taxes (i) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date; and

(ii)    In the case of other Taxes, such Taxes shall be deemed equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.

(e)    Contests.

(i)    Each of Buyer, on the one hand, and the Seller Representative, on the other hand, will promptly notify the other Party in writing upon receipt by such Party (or any of its Affiliates) of notice of any pending or threatened audit, examination or Proceeding by a Governmental Entity in respect of which an indemnity may be sought pursuant to this Agreement (a “Tax Claim”); provided, however, that the failure of such Party to give prompt notice shall not relieve the other Party of any of its obligations under this Section 7.11(e) except to the extent the other Party can demonstrate actual prejudice as a result of such failure.

(ii)    The Seller Representative may, at its own expense, participate in, and upon written notice to Buyer, assume the defense of any Tax Claim relating to any Pre-Closing Tax Period that ends on or prior to the Closing Date, if the Seller Representative at all times conduct the defense of the Tax Claim in good faith and in a reasonably diligent manner.

(iii)    The Seller Representative will have the right to participate jointly with Buyer in representing the interests of the Acquired Companies in any Tax Claim relating to a Straddle Period, if and to the extent that such period includes any Pre-Closing Tax Period. Buyer and the Seller Representative agree to cooperate in the defense of any claim in such Proceeding and Buyer shall not settle any such claim without the Seller Representative’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(iv)    Notwithstanding anything herein to the contrary, to the extent that there is an audit of any of the Acquired Companies that is subject to the centralized partnership audit regime provided for by the Bipartisan Budget Act of 2015 (the “BBA Procedures”) with respect to any taxable year or portion thereof prior to the Closing that results in an imputed underpayment of tax for such year or portion thereof, the Seller Representative shall cause the relevant “partnership representative” or “designated individual” (as those terms are defined by the Code and applicable Treasury Regulations) of any such of the Acquired Entities to cause such Acquired Entity or Acquired Entities to make a push-out election pursuant to Section 6226 of the Code, to the extent permissible under the Code and the Treasury Regulations; provided, however, that the Seller Representative shall consult with Buyer before making any such election to confirm Buyer’s consent with such election. To the extent such an election cannot be made, the remainder of this Section 7.11(e) shall control with respect to such audit.

(f)    Cooperation and Exchange of Information. Buyer and the Seller Representative shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7.11 or in connection with any audit or Proceeding in respect of Taxes of any of the Acquired Companies, to the extent that the other Party could be obligated to make a payment as a result of such Proceeding under the terms of this Agreement. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to ruling or other determinations by Tax authorities. Each of Buyer and the Seller Representative shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date, Buyer and the Seller Representative (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

(g)    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.11 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

(h)    Overlap. To the extent that any obligation or responsibility pursuant to Article X or any other provision of this Agreement may overlap with an obligation or responsibility pursuant to this Section 7.11, the provisions of this Section 7.11 shall govern; provided, however, that this Section 7.11 is not intended to limit any obligation or responsibility pursuant to Article X or any other provision of this Agreement.

Section 7.12    Bulk Sales Laws. The Parties acknowledge that any applicable provisions of any tax clearance or bulk sales laws pertaining to the Transactions are not being complied with by Sellers or Buyer prior to the Closing. The Seller Parties, jointly and severally, shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses arising out of or relating to such tax clearance or bulk sales laws pursuant to Section 10.2(d).

Section 7.13    Inspection and Access to Information. For a period of three (3) years after the Closing Date, each Party will provide reasonable access to the other Party during normal business hours to books and records and other information relating to the Acquired Companies for the period prior to the Closing in its possession necessary for such other Party to prepare any Tax Returns or other governmental filings, respond to inquiries of any Governmental Entity or facilitate the resolution of any claims made against or incurred by such Party (other than pursuant to this Agreement), upon the reasonable request of such other Party and upon reimbursement of the Party providing access by the other Party of its reasonable, out-of-pocket costs of providing such information. Notwithstanding anything to the contrary in this Section 7.13, no Party shall be required to disclose any information to another Party or its respective Representatives if such disclosure would, in the reasonable discretion of such Party, (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Laws or any Contract to which such Party is a party or otherwise bound.

Section 7.14    Restrictive Covenants.

(a)    Confidentiality.

(i)    Each Restricted Party recognizes and acknowledges that it, at its Affiliates and Representatives, has had access to DD Confidential Information. Each Restricted Party expressly acknowledges that the DD Confidential Information is a unique asset, access to and knowledge of which are essential to preserve the goodwill and going business value of the Business. In recognition of this fact, each Restricted Party agrees that, from and after the Closing Date, it will, and will cause its respective Affiliates (including DDC) and Representatives to, keep confidential and not disclose to any Person any DD Confidential Information known to or in the possession or control of any Restricted Party or their respective Affiliates or Representatives, and that the Restricted Parties will not, and will cause their respective Affiliates and Representatives not to, use any DD Confidential Information without the express written consent of Buyer, (i) unless such information is generally known to the public other than as a result of breach of this Agreement by any Seller Party or any of their respective Affiliates or Representatives, (ii) except as authorized by the License Agreement, and (iii) except to the extent a Restricted Party is legally required to disclose such information pursuant to a federal or state court order or pursuant to a subpoena or requirement of any Governmental Entity; provided that such Restricted Party gives Buyer, as promptly as practicable, prior written notice of such intended disclosure to enable Buyer to seek a protective order or otherwise prevent or restrict such disclosure, and cooperates with Buyer in connection therewith. The foregoing restrictions in this subsection shall not apply to the use of Cryo Confidential Information by DDC or Processors or their Affiliates for purposes of research and development of cryogenics equipment and processes for the development of products and services in compliance with the terms of Section 7.14(b)(i)(A) of this Agreement and the restrictions set forth in Sections 3 and 4 of the License Agreement.

(ii)    Buyer recognizes and acknowledges the confidential and proprietary nature of the Cryo Confidential Information and agrees that following the Closing, Buyer may have access to the Cryo Confidential Information. Buyer agrees that, from and after the Closing Date, Buyer will, and will cause its Affiliates and Representatives to, keep confidential and not disclose to any Person any Cryo Confidential Information and not to use such Cryo Confidential Information in violation of Section 7.14(b)(ii) without the express written consent of the Seller Representative, (i) unless such information is generally known to the public other than as a result of breach of this Agreement by Buyer or any Affiliates or Representatives of Buyer, (ii) except as authorized by the License Agreement, and (iii) except to the extent Buyer is legally required to disclose such information pursuant to a federal or state court order or pursuant to a subpoena or requirement of any Governmental Entity; provided that Buyer gives the Seller Representative, as promptly as practicable, prior written notice of such intended disclosure to enable the Seller Representative to seek a protective order or otherwise prevent or restrict such disclosure, and cooperates with the Seller Representative in connection therewith.

(b)    Non-Solicit; Non-Compete.

(i)    In order to induce Buyer to enter into this Agreement and to consummate the Transactions, each Restricted Party agrees that such Restricted Party will not, and will cause such Restricted Party’s Affiliates not to, directly or indirectly:

(A)    for such Restricted Party’s own account, or on behalf of, or together with, any other Person, directly or indirectly, own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an owner, manager, director, officer, principal, agent, employee, representative, consultant or otherwise with, use or permit its name to be used in connection with, or develop products or services for, any Person engaged in (x) the Restricted Business anywhere in the World (the “Territory”) during the period beginning on the Closing Date and continuing for a period of three years thereafter, (y) a business that is competitive to the then existing business of Guarantor in the Territory during the period beginning on the Closing Date and continuing for a period of five years thereafter; or (z) the DD Business anywhere in the Territory following the Closing Date; provided, however, that the foregoing shall not prohibit: (1) such Restricted Party or its Affiliates from acquiring or owning less than 5% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market, so long as such Restricted Party or its Affiliates, as applicable, has no participation in the management or investment decisions of such corporation; (2) such Restricted Party or its Affiliates from acquiring or owning passive equity interests that do not exceed 5% of the total equity interests in a diversified private or public debt or equity investment fund (including without limitation hedge and mutual funds) in which such Restricted Party or its Affiliates has no participation in the management or investment decisions; (3) such Restricted Party or its Affiliates from owning, acquiring or selling an equity interest in Watermark Bank, First Liberty Bank, or any other Oklahoma state chartered bank or national bank headquartered in Oklahoma; or (4) research and development activities related to cryogenic processes and equipment that are internal to DDC and/or Processors; provided that those activities do not pertain to production of products or equipment in the DD Business or any business that is competitive to the then existing business of Guarantor;

(B)    during the period beginning on the Closing Date and continuing for a period of five years thereafter, solicit for employment, cause, induce or attempt to cause or induce to leave the employ of any Acquired Company, Buyer or any of its Affiliates any Person who is then an employee of any Acquired Company, Buyer or any of its Affiliates or hire any such Person as an employee or consultant; provided, however, the foregoing shall not prohibit: (1) hiring any such employees pursuant to a general solicitation which is not directed specifically to any employees of any Acquired Company, Buyer or any of its Affiliates; (2) after 135 days from the date of termination of employment, hiring any employee whose employment has been terminated by any Acquired Company, Buyer or any of its Affiliates; or (3) hiring those individuals identified on Section 7.14(b)(i)(B) to the Disclosure Letter; or

(C)    during the period beginning on the Closing Date and continuing for a period of five years thereafter, solicit, induce or attempt to induce any customer, distributor, supplier, licensee, licensor, consultant or other business relation (other than any employee) of any Acquired Company, Buyer or any of its Affiliates, to cease doing business with any Acquired Company, Buyer or any of its Affiliates, or to modify such person’s relationship with any Acquired Company, Buyer or any of its Affiliates, or do any act which would be reasonably be likely to interfere with or result in the impairment of such person’s relationship with any Acquired Company, Buyer or any of its Affiliates. Notwithstanding the foregoing, nothing in this Section shall prohibit DDC, Processors or their Affiliates from soliciting, marketing, or selling services or products of the Cryo Business to any customer, distributor, supplier, licensee, licensor, consultant or other business relation (other than any employee) of Buyer.

(ii)    In order to induce Restricted Parties to enter into this Agreement and to consummate the Transactions, Buyer agrees that, during the period beginning on the Closing Date and continuing for a period of five years thereafter, Buyer will not, and will cause Buyer’s Affiliates not to, for Buyer’s own account, or on behalf of, or together with, any other Person, directly or indirectly:

(A)    own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an owner, manager, director, officer, principal, agent, employee, representative, consultant or otherwise with, use or permit its name to be used in connection with, or develop products or services for, any Person engaged in the Cryo Business anywhere in the Territory; provided, however, that the foregoing shall not prohibit: (1) Buyer or its Affiliates from acquiring or owning less than 5% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market, so long as Buyer or its Affiliates, as applicable, has no participation in the management or investment decisions of such corporation; or (2) Buyer or its Affiliates from acquiring or owning passive equity interests that do not exceed 5% of the total equity interests in a diversified private or public debt or equity investment fund (including without limitation hedge and mutual funds) in which Buyer or its Affiliates, as applicable, has no participation in the management or investment decisions; or

(B)    solicit for employment, cause, induce or attempt to cause or induce to leave the employ of any Restricted Party or any of their Affiliates any Person who is then an employee of any Restricted Party or any of their Affiliates, or hire any such Person as an employee or consultant; provided, however, the foregoing shall not prohibit: (1) hiring any such employees pursuant to a general solicitation which is not directed specifically to any employees of any Restricted Party or any of their Affiliates; or (2) after 135 days from the date of termination of employment, hiring any employee whose employment has been terminated by any Restricted Party or any of their Affiliates.

(c)    If any provision of Section 7.14(a) or (b) is adjudged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Section 7.14(a) or (b), as applicable. In the event that any portion of Section 7.14(a) or (b) should ever be adjudicated to exceed the maximum time, geographic, service, product or other limitations permitted by applicable Law, then such provisions shall be deemed reformed to the maximum time, geographic, service, product or other limitations permitted by applicable Law.

(d)    The covenants contained in this Section 7.14 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.14 would cause irreparable injury to Buyer and Restricted Parties, as applicable, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.14 will be inadequate and Buyer’s substantial investment in the Acquired Companies materially impaired and the Seller Parties’ interest in the Cryo Business materially impaired. Accordingly, each Party expressly acknowledges that such Party is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to such Party in all respects. Moreover, each Party agrees and acknowledges that neither no Party would consummate the Transactions unless such other Party agrees to the provisions of this Section 7.14. Each Party hereby acknowledges and agrees that the other Party shall be entitled to an injunction, specific performance and/or other equitable relief to prevent any breach of this Section 7.14 without the necessity of proving actual damage or posting any bond (in addition to all other rights and remedies to which any Party may be entitled in respect of any such breach). If a court determines by a final, non-appealable judgment or Buyer and Seller Representative agrees that a Restricted Party or its Affiliates has failed to comply with any restrictive covenant contained in this Section 7.14, then the restricted period shall be automatically tolled and extended for a period of time equal to such period(s) of noncompliance with the restrictions of this Section 7.14 solely with respect to such Restricted Party and solely with respect to the specific restrictive covenant that was breached.

(e)    Notwithstanding anything to the contrary in this Agreement, in connection with any merger, sale, reorganization or other transfer of substantially all of the assets, the Business or the Equity Securities of Buyer after Closing, the restrictions set forth in this Section 7.14 may be transferred to the surviving entity or the acquirer of such assets, Business or Equity Securities.

Section 7.15    HSR. Each of the Parties shall (and shall cause their respective Affiliates to): (i) promptly, but in no event later than two (2) Business Days after the date of this Agreement unless otherwise agreed to in writing by Buyer and the Seller Representative, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required under Antitrust Laws to be made with, or obtained from, any other Governmental Entity in connection with the Transactions. To the extent not prohibited by Law, each Party will promptly notify the other Parties of any substantive written communication made to or received by such Party, as the case may be, from any Governmental Entity under Antitrust Laws regarding any of the Transactions, and, subject to applicable Law, if practicable, permit the other Parties to review in advance any proposed written communication to any such Governmental Entity and consider the other Parties’ reasonable comments in good faith, not to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry under Antitrust Laws concerning this Agreement or any Ancillary Agreement or the Transactions, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend, and furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement or any Ancillary Agreement and the Transactions; provided, however, that nothing herein will preclude any Party from participating in discussions with a Governmental Entity without participation of the other Party where the discussions are initiated without advance notice by the Governmental Entity or where the subject matter, in the reasonable judgment of such Party, cannot be effectively discussed in the presence of the other Party. Any such provision of information, rights to participate, or consultations between the Parties pursuant to this Section 7.15 may be made on an outside antitrust counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided that Sellers or Buyer, as applicable, may redact materials to address reasonable privilege or confidentiality concerns and to remove references concerning the valuation of the Business and/or the Purchased Equity. Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any filings, notifications, consents or approvals under any Antitrust Laws, and in the event that the Parties do not agree with respect to any matter in connection with the required consents and approvals under any Antitrust Laws, Buyer, after considering in good faith the views of the Seller Representative, shall have ultimate authority to decide such matter. Buyer, on one hand, and Sellers, on the other hand, shall equally split all fees associated with the filings and applications required by the HSR Act to consummate the Transactions.

Section 7.16    Notices and Consents. Sellers will give all notices, and Sellers and Buyer shall use commercially reasonable efforts to obtain all consents, approvals, waivers, authorizations, or novations, as the case may be, necessary in connection with the Transactions as expeditiously as possible. Any instrument evidencing any such consent, approval, waiver, authorization, notice or novation to be obtained prior to the Closing will be in form and substance satisfactory to Buyer. Sellers will provide Buyer true, complete and correct copies of all letters, applications or other documents prior to their submission to, or promptly after receipt from, any Person with respect to each such consent, approval, waiver, authorization, notice or novation. Each of the Parties will promptly and regularly advise the other Party concerning the status of each such consent, approval, waiver, authorization, notice and novation, including any difficulties or delays such Party has experienced in obtaining and any conditions required for any such consent, approval, waiver, authorization, notice or novation (including receipt of any oral communication from a Governmental Entity). No Party shall and each shall cause its Affiliates and each of their respective officers or any other Representatives not to participate in any meeting with any Governmental Entity with respect to any filings, investigation or other inquiry relating to the Transactions, in the case of Sellers, the Seller Representative consults with Buyer, or in the case of Buyer, Buyer consults with the Seller Representative in advance and, to the extent permitted by such Governmental Entity, gives such Party the opportunity to attend and participate thereat. No Party shall: (i) enter into any agreement with any Governmental Entity not to consummate the Transactions; or (ii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any such consent, approval, waiver, authorization, notice or novation, in each case, without the prior written consent of Buyer, in the case of any such action by Sellers, or the Seller Representative, in the case of Buyer. In the event any order is issued by a court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions, the Parties shall use their respective commercially reasonable efforts to have such order lifted. The Parties agree that Section 7.15 shall govern the Parties respective obligations and rights with respect to the HSR Act and any other requirements under any other Antitrust Laws, and in the event of any conflict between this Section 7.16 and Section 7.15, Section 7.15 shall control.

Section 7.17    Certain Limitations. Notwithstanding anything to the contrary in this Agreement, including, for the avoidance of doubt, Section 7.7, Section 7.15 and Section 7.16, nothing in this Agreement requires, or will be construed to require, Buyer to do or agree to do any of the following, whether prior to or following the Closing: (i) offering, negotiating, committing to or effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any material capital stock, assets, rights, products or businesses of Buyer or any of its Affiliates (including any Acquired Company); (ii) agreeing to any material restrictions on the activities of Buyer or any of its Affiliates (including any Acquired Company) or any of their respective businesses; (iii) waiving any material rights to which it is entitled; (iv) defending, commencing or prosecuting any Proceeding; (v) taking any other action to prevent, effect the dissolution of, vacate, or lift any order in any Proceeding that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement and any Ancillary Agreement; or (vi) waiving any of the conditions set forth in Article VIII.

Section 7.18    Pre-Closing Insurance Policies. With respect to events or circumstances that occurred or existed prior to the Closing Date that are covered by an insurance policy of any Acquired Company (the “Pre-Closing Insurance Policies”), Buyer may make claims under such policies after the Closing, subject to the terms and conditions thereof, and the Seller Parties shall take such actions as may reasonably be requested by Buyer in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance Policies (but shall not be required to engage counsel or file suit unless the cost thereof is paid by Buyer) and to provide the applicable Buyer with the proceeds it receives with respect to such claims. Upon receipt by any Seller Party of any such proceeds, such Seller Party shall promptly remit such proceeds to Buyer.

Section 7.19    R&W Insurance Policy. As of the date hereof, Buyer has bound the R&W Insurance Policy, a true and correct copy of such R&W Insurance Policy has been delivered as of the date hereof to the Seller Representative. Buyer shall not, and shall not permit any other Person insured under the R&W Insurance Policy, to amend, alter or modify the R&W Insurance Policy, other than as a result of any amendment, supplement or modification to an Ancillary Agreement or the giving of any consent or waiver under this Agreement, in a manner that is materially adverse to the Seller Parties (including specifically, amending the subrogation provision of the R&W Insurance Policy), without the prior written consent of the Seller Representative.

Section 7.20    Tail Policies; Indemnity. Effective at the Closing Date, the Seller Parties shall obtain and shall maintain, at the sole cost of the Seller Parties, a prepaid six year tail on each of the Acquired Companies’ current claims-made insurance policies with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Closing Date, at the same insurance coverage amounts as currently maintained, naming the Buyer Parties as additional insureds; provided that to the extent the cost of such policies (other than the directors and officers liability policy) exceeds $50,000 in the aggregate, Buyer shall pay half of the amount in excess of such amount. At least annually and otherwise on the written request of Buyer, the Seller Representative shall provide Buyer with copies of certificates of insurance providing evidence that the Seller Parties have complied with the provisions of this Section 7.20. For a period of six years after the Closing Date, Buyer shall not, and shall not permit any Acquired Company to, amend, repeal or modify any provision of the Organizational Documents of any Acquired Company as in effect on the date of this Agreement relating to the exculpation or indemnification currently existing in favor of any current or former officers, directors or managers of the Acquired Companies, in each case relating to a state of facts existing at or prior to the Closing, without the written consent of such affected indemnified person.

Section 7.21    Resignations. On or prior to the Closing Date, each Acquired Company shall cause each director or manager and officer of such Acquired Company to resign from such position effective as of the Closing, with a confirmation of no claims for loss of office or otherwise (it being acknowledged and agreed that any such resignation shall not constitute a voluntary resignation of employment), and shall, as necessary, cause the appointment of candidates nominated by Buyer as directors or managers and officers in replacement thereof.

Section 7.22    Intercompany Matters. Effective as of the Closing, except for those arrangements set forth on Section 7.22 of the Disclosure Letter, all intercompany accounts between (i) a Seller Party or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, and (ii) any Acquired Company, on the one hand, and any other Company Entity, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all Contracts between any Seller Party or any of its Affiliates, on the one hand, and any Acquired Company on the other hand, shall be terminated, in each case without further Liability or obligation of any party thereunder.

Section 7.23    Certain Filings. As soon as practicable after the execution of this Agreement, with respect to the matters described on Section 4.9(a) of the Disclosure Letter, the Sellers will, or will cause the applicable Acquired Companies to, (a) file for the Acquired Companies IRS Forms 1094-C and 1095-C for each year for which such filing was required and pay such penalties and interest in the amount agreed to by the Seller Representative (b) file all such Tax returns as necessary to report and pay for all income Tax due and payable in Canada, (c) seek a waiver of penalties and interest relating to the IRS’s claim that DDL failed to properly file IRS Forms 5500 for years 2015, 2016, and 2019, and (d) take such action as is reasonably required to terminate the accrual of additional penalties, interest, Tax liability arising in connection with the foregoing, in each case of items (a) through (d) subject to Buyer’s prior written approval.  Prior to Closing, DDHL, DDL or the Seller Representative may seek a waiver and refund of such Taxes, penalties, and interest on behalf of such Acquired Company and following the Closing, the Seller Representative shall have the right to control any such actions subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned, or delayed. After the Closing, the Buyer Parties shall cause the Acquired Companies to undertake, and reasonably cooperate with, the Seller Representative’s efforts to obtain a waiver and refund with respect to such matters. If, following the Closing, (i) any refund is received by an Acquired Company with respect to this matter then such refunded amount shall be paid to the Seller Representative for the benefit of Sellers, and (ii) following final resolution of all outstanding amounts associated with such filings, Buyer and the Seller Representative shall promptly execute and deliver to the Escrow Agent a joint written instruction to release to the Seller Representative any unused portion of the Special Indemnity Escrow. Further, if, following the Closing, Buyer or any of the Acquired Companies receives any payments under any insurance policies relating to the explosions that occurred at the manufacturing facilities of the Company Entities, then Buyer or such Acquired Company, as applicable, shall promptly pay such amount to the Seller Representative for the benefit of Sellers. Any expenses incurred by Seller Parties or the Buyer Parties in connection with seeking any refund or waiver for the matter described in this Section 7.23 will be borne exclusively by the Seller Parties.

Section 7.24         Updating of Disclosure Letter. Not later than the fifth (5th) Business Day prior to Closing (the “Update Date”), the Seller Representative shall provide an updated Disclosure Letter to Buyer reflecting any developments between the date hereof and the Update Date which are expected to cause any of the representations of Sellers or the Owners set forth herein to fail to satisfy the condition described in Section 8.1(a). Delivery of such updated Disclosure Letter shall not be deemed to update, modify or amend in any respect the representations and warranties of Sellers or the Owners for purposes of Section 8.1 and ARTICLE X, save in respect of such matters as fall within the exclusions from the definition of “Material Adverse Effect” set forth in Section 1.1, and, subject to the foregoing exception, Buyer shall retain all of its rights under ARTICLE X and ARTICLE XI based on the representations and warranties of Sellers and the Owners contained herein, as modified by the Disclosure Letter delivered on the date hereof. If Buyer elects to consummate the Closing notwithstanding the matters disclosed on such updated Disclosure Letter, then the representations and warranties of Sellers and the Owners shall be deemed modified for purposes of ARTICLE X solely to the extent of matters that both (a) are expressly disclosed on the respective updated section of the Disclosure Letter and (b) relate solely to matters intervening between the date hereof and the Closing Date that cause a representation which is true and correct as of the date hereof not to be correct when given as of the Closing Date. The modification provided for in the preceding sentence shall not apply to a matter insofar as knowledge acquired between the date hereof and Closing causes a representation or warranty to be known to have been incorrect as of the date hereof.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1    Conditions to Buyer’s Obligations. Buyer’s obligations to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing of all of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Buyer:

(a)    Representations and Warranties of Seller Parties. (i) The representations and warranties of Seller Parties in Section 4.1(a), Section 4.1(c), Section 4.1(d), Section 4.2, Section 4.29, Section 5.1, Section 5.2, and Section 5.5 shall be correct and complete in all respects when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete in all respects at and as of such date, except for de minimis failures to be so correct and complete; and (ii) the representations and warranties of Seller Parties, in ARTICLE IV and ARTICLE V (other than those referred to in clause (i) of this Section 8.1(a)), disregarding all qualifications by the use of the word “material,” “materially,” or other variations of the root word “material” or by a reference regarding the occurrence or nonoccurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect” (a “Materiality Qualifier”), shall be correct and complete in all respects when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date, except to the extent the failure of any representations and warranties to be true and correct does not, individually or in the aggregate, result in a Material Adverse Effect.

(b)    Performance of Obligations of Seller Parties. Each Seller Party and each Company Entity shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)    Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)    Certificate. Buyer shall have received at the Closing a certificate dated the Closing Date and validly executed by Sellers to the effect that the conditions specified in paragraphs (a), (b) and (c) of this Section 8.1 have been satisfied.

(e)    No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a Governmental Entity of competent jurisdiction shall be in effect having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(f)    Consents. All Consents that are listed on Section 8.1(f) of the Disclosure Letter shall have been received and be in full force and effect, and executed counterparts thereof shall have been delivered to Buyer at or prior to Closing.

(g)    Deliveries. Each Seller Party shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to the applicable Buyer pursuant to Section 9.2 of this Agreement.

Section 8.2    Conditions to Seller Parties’ Obligations. Seller Parties’ obligations to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing of all of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Seller Representative:

(a)    Representations and Warranties of Buyer. (i) the representations and warranties of Buyer in Section 6.1, Section 6.2, and Section 6.8 shall be correct and complete in all respects when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete in all respects at and as of such date, except for de minimis failures to be so correct and complete; and (ii) the representations and warranties of Buyer in ARTICLE VI (other than those referred to in clause (i) of this Section 8.2(a)), disregarding all Materiality Qualifiers, shall be correct and complete in all respects when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date, except to the extent the failure of any representations and warranties to be true and correct does not have a material effect on Buyer’s ability to consummate the Transactions.

(b)    Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)    Certificate. The Seller Representative shall have received at the Closing a certificate dated the Closing Date and validly executed by Buyer to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.2(a) have been satisfied.

(d)    No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a Governmental Entity of competent jurisdiction shall be in effect having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(e)    Deliveries. Buyer shall have delivered, or caused the delivery of, all the funds, certificates, instruments, agreements and other documents required to be delivered to the Seller Representative (or Sellers, if applicable) pursuant to Section 9.3 of this Agreement.

Section 8.3    Conditions to the Parties’ Obligations. The Parties’ obligations to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing of all of the following conditions:

(a)    HSR Waiting Period. Any waiting period (including any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or have been terminated.

ARTICLE IX

CLOSING

Section 9.1    Closing. The consummation of the Transactions (the “Closing”) shall, unless otherwise agreed to in writing by Buyer and the Seller Representative, take place via fax, .pdf or other electronic transmission of signature pages and other deliveries at the Closing, no later than the third Business Day after the conditions set forth in Article VIII that are required to be satisfied prior to Closing have been satisfied or waived (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), or such other date and time as to which Buyer and the Seller Representative agree in writing. The date of the Closing is referred to herein as the “Closing Date.”

Section 9.2    Closing Deliveries of Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to the applicable Buyer the following:

(a)    membership interest assignment agreements, transferring the Purchased Equity to Buyer, free and clear of any and all Liens, duly executed by Sellers;

(b)    the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;

(c)    a license agreement licensing certain Business Intellectual Property Rights from DDL to DDC, in the form attached hereto as Exhibit C (the “License Agreement”), duly executed by DDC;

(d)    the Transition Services Agreement, duly executed by Processors;

(e)    the IP Assignment, duly executed by DDC and DDL;

(f)    estoppel certificates, duly executed by the applicable Acquired Company and the landlords set forth on Section 9.2(f) of the Disclosure Letter in form and substance satisfactory to Buyer; and any required consents, duly executed by such landlords, as required under the leases for the Leased Real Property in connection with the Transactions;

(g)    an affidavit, in the form approved by the underwriting counsel of the title company, from the applicable Acquired Companies that own the Owned Real Property for the issuance at Closing to Buyer of a non-imputation endorsement with respect to the title policy(ies) for the Owned Real Property that Buyer may choose to obtain with respect thereto;

(h)    good standing certificates for each Acquired Company organized or incorporated in the United States from the jurisdiction in which such Acquired Company is incorporated or formed (as applicable) and each other jurisdiction in which such Acquired Company is qualified to do business as a foreign business entity, in each case dated not more than 15 days prior to the Closing Date;

(i)    certificates of the secretary or an assistant secretary or authorized officer or manager of Sellers and each Acquired Company dated the Closing Date, certifying (i) as to the incumbency and signatures of the officers or other Representatives of Sellers or such Acquired Company executing this Agreement and each of the Ancillary Agreements, together with evidence of incumbency of such secretary or assistant secretary, (ii) that resolutions in the form attached to the certificate have been duly adopted by Sellers or such Acquired Company’s board of directors or managers and its shareholders or member(s), as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and (iii) the authenticity of attached copies of the Organizational Documents of Sellers or such Acquired Company;

(j)    UCC-3 Financing Statements and other appropriate evidence of the termination of all Liens on any asset of any Acquired Company and the Purchased Equity together with duly executed Payoff Letters evidencing the amount of payment necessary to terminate such Liens and authorizing the filing of the UCC-3 Financing Statements;

(k)    a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, in form and substance acceptable to Buyer, duly executed by Sellers;

(l)    duly executed resignations of each director or manager and officer of each Acquired Company and duly executed appointments of replacement directors or managers and officers, in accordance with Section 7.21;

(m)    the Books and Records of each Acquired Company, provided that the obligation to deliver such Books and Records shall be deemed satisfied to the extent such Books and Records are located at the Owned Real Property at Closing;

(n)    one or more compact discs or USBs (which shall be permanent and accessible with readily and commercially available software) containing, in electronic format, all documents (including legal, financial and Tax) posted to the Data Room as of the third Business Day prior to the date of this Agreement;

(o)    all keys, electronic codes, electronic key cards, passwords and any and all other such security devices, if applicable, to each of the Real Property; and

(p)    all other documents required to be entered into or delivered by any Sellers Party, the Seller Representative or any Company Entity at or prior to the Closing pursuant to this Agreement.

Section 9.3    Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative (or the Sellers) the following:

(a)    the Purchase Price, paid and delivered in accordance with Section 3.2(b);

(b)    the Escrow Agreement, duly executed by Buyer;

(c)    the License Agreement, duly executed by DDL;

(d)    the Transition Services Agreement, duly executed by DDL; and

(e)    all other documents required to be entered into or delivered by any Buyer Party at or prior to the Closing pursuant to this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1    Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement shall survive the Closing Date for a period of twelve (12) months, except that (a) the representations and warranties contained in Section 4.1(a), (c) and (d), Section 4.2, Section 4.3, Section 4.8(a), Section 4.9, Section 4.20(a) and (b), Section 4.29, Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 6.1, Section 6.2, Section 6.3, and Section 6.8 shall survive Closing Date for a period of the later of six (6) years or sixty (60) days past the applicable statute of limitations relating to such representations and warranties (the Sections contained in this clause (a), collectively, the “Fundamental Representations”), and (b) any representation or warranty as to which a claim (including a contingent claim) shall have been asserted by an Indemnified Party prior to the expiration of such representation or warranty pursuant to this Section shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled, and (c) any claims based on Fraud shall survive until the expiration of the applicable statute of limitations. All covenants and agreements of the Parties in this Agreement that are to be performed prior to Closing shall terminate upon Closing. All covenants and agreements of the Parties in this Agreement that are to be performed after Closing shall survive forever unless such covenant or agreement specifies a term, in which event such covenant or agreement shall survive for such specified term plus ninety (90) days.

Section 10.2    Indemnification by Seller Parties. The Seller Parties, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, owners, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of, resulting from or relating to:

(a)    any breach of or inaccuracy in any representation or warranty of any Seller Party contained in this Agreement, in the certificate delivered at Closing pursuant to Section 8.1(d) or in any Ancillary Agreement;

(b)    any breach of any covenant or agreement by any Seller Party contained in this Agreement or any Ancillary Agreement;

(c)    any Indebtedness or Transaction Fees and Expenses that have not been paid, except to the extent such Indebtedness or Transaction Fees and Expenses were taken into account in calculating Closing Working Capital;

(d)    except to the extent included in Closing Working Capital, (i) all Taxes of Seller Parties and the Company Entities arising out of the Transactions (other than Transfer Taxes), (ii) all Taxes of any Acquired Company attributable to any Pre-Closing Tax Period, (iii) Taxes or penalties relating to a failure by DDL to properly file IRS Forms 5500 for years 2015, 2016, or 2019, penalties and interest relating to the failure to file IRS Forms 1094-C and 1095-C for years 2018, 2019, and 2020 as required by the Patient Protection and Affordable Care Act of 2010, and any Taxes or penalties imposed as a result of the conduct of the Business in Canada prior to the Effective Time, (iv) all Taxes of any member of an affiliated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local or foreign Law), (v) any and all Taxes of any Person (other than a Acquired Company) imposed on any Acquired Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, and (vi ) Transfer Taxes for which Seller Parties are responsible under Section 7.11(a);

(e)    claims by an equityholder or former equityholder of any Acquired Company, or any other Person: (i) seeking to assert ownership or rights to ownership of any Equity Securities of any Acquired Company or its predecessors, (ii) based upon any rights of a holder of any Equity Securities of any Acquired Company, including any option, warrant, preemptive rights or other right, (iii) based upon any rights under the Organizational Documents of any Acquired Company, or (iv) that the amounts received by FIL and SSF Trust pursuant to this Agreement were inaccurate;

(f)    the explosions that occurred at the manufacturing facilities of the Company Entities;

(g)    any breach of covenants set forth in the Main Street Loan Agreement, including covenants relating to the one-year period subsequent to the repayment of that loan, occurring prior to Closing or any breach of such covenants by any Seller Party or any of their Affiliates subsequent to Closing;

(h)    claims by Franchisees based on continued sales activity by the Franchise Business from January 26, 2022 through the Effective Time;

(i)    the Proceedings described on Section 4.15 of the Disclosure Letter;

(j)    claims based on any Acquired Company’s failure to comply with the federal WARN Act and/or any applicable state or local plant closing and/or mass layoff law or ordinance arising from a reduction in force occurring between March through June of 2020; and

(k)    the operation of the Business prior to Closing, except for Liabilities referred to in Section 4.6 (other than Section 4.6(e)).

Section 10.3    Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless the Seller Parties, each of their Affiliates and their respective officers, directors, owners, managers, employees, agents, advisors, and other Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, resulting from or relating to:

(a)    any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement, in the certificate delivered at Closing pursuant to Section 8.2(c) or in any Ancillary Agreement;

(b)    any breach of any covenant or agreement by Buyer contained in this Agreement or any Ancillary Agreement;

(c)    Taxes of Buyer or Acquired Company attributable to any Post-Closing Tax Period.

Section 10.4    Procedures.

(a)    Notice of Asserted Liability. In order for a Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss (a “Liability Claim”), such Indemnified Party shall deliver notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Liability Claim (the “Claim Notice”), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and the amount or method of computation of the amount of such claim (estimated, if necessary and to the extent feasible). No delay in or failure to give a Claim Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.4(a) will adversely affect any rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b)    Third Party Claims. If any Claim Notice identifies a Liability Claim brought by a third party (a “Third Party Claim”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claim Notice from the Indemnified Party relating to a Third Party Claim in respect of which indemnity may be sought under this Article X, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if (i) the Third Party Claim seeks (and continues to seek) primarily monetary damages; (ii) the reasonably expected amount of Losses with respect to such Third Party Claim would not exceed the maximum indemnification obligation of the Indemnifying Party with respect to such Third Party Claim (after giving effect to expected coverage under the R&W Insurance Policy); (iii) the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses (subject to the limits in this Article X) relating to such Third Party Claim; (iv) the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal Proceeding, allegation or investigation; (v) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is or was formerly a supplier, customer, employee or independent contractor of a Acquired Company or that is a party to a Material Contract or a Franchise Agreement (or a Contract entered into after Closing that otherwise would have been a Material Contract or Franchise Agreement hereunder); and (vi) the Indemnified Party is not seeking recovery under the R&W Insurance Policy with respect to such Third Party Claim (the conditions set forth in clauses (i) through (vi) are, collectively, the “Litigation Conditions”).

(c)    The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate, at its own expense, in the defense of any Third Party Claim that the other is defending as provided in this Agreement. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 10.4(b):

(i)    the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party;

(ii)    if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article X;

(iii)    the Indemnifying Party may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a unconditional release from all Liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) contains any admission of wrongdoing on the part of the Indemnified Party;

(iv)    the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party; and

(v)    If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 10.4(b), the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim without the consent of the Indemnifying Party.

(d)    Direct Claims. In the event the Claim Notice does not involve a Third Party Claim, within thirty (30) days after receipt of the Claim Notice (the “Direct Claims Dispute Period”), the Indemnifying Party shall by written notice (the “Response Notice”) to the Indemnified Party either (i) concede liability in whole as to the amount claimed in the Claim Notice (the “Claimed Amount”), (ii) deny liability in whole as to such Claimed Amount, or (iii) concede liability in part and deny liability in part of such Claimed Amount. If a Response Notice is not received by the Indemnified Party prior to the expiration of the Direct Claims Dispute Period, then the Indemnifying Party shall be conclusively deemed to have denied that the full Claimed Amount is owed to the Indemnified Party. If the Parties are not able to resolve any dispute over a claim brought under this subsection (d) within thirty (30) days after the receipt of a Response Notice denying liability in whole or in part, such dispute shall be subject to Section 13.4.

Section 10.5    Limits on Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Agreement: (i) no Seller Party shall be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 10.2(a) or Section 10.2(k) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller Parties equals or exceeds $999,000 (the “Deductible”), in which case the Seller Parties shall be obligated to indemnify such Buyer Indemnified Party for the aggregate amount of such Losses in excess of the Deductible; (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties pursuant to Section 10.2(a) shall be an amount equal to $999,000 (the “Cap”); and (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties pursuant to Section 10.2(k) shall be $22,000,000; provided that the limitations in (i), (ii) and (iii) shall not apply to any inaccuracy in or breach of any Fundamental Representation of any Seller Party, or a claim for Fraud. The Seller Parties shall not be liable to any Buyer Indemnified Parties for indemnification under Section 10.2(a) with respect to any claim for indemnification not subject to the Cap in an aggregate amount greater than the Purchase Price (the “Fundamental Cap”); provided that the limitation in this sentence shall not apply to any claim for Fraud.

(b)    Notwithstanding anything to the contrary contained in this Agreement: (i) Buyer shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 10.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Buyer equals or exceeds the Deductible, in which case Buyer shall be obligated to indemnify such Seller Indemnified Party for the aggregate amount of such Losses in excess of the Deductible; and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Seller Indemnified Parties pursuant to Section 10.3(a) shall be an amount equal to the Cap; provided that the limitations in (i) and (ii) shall not apply to any inaccuracy in or breach of any Fundamental Representation of Buyer, or a claim for Fraud. Buyer shall not be liable to any Seller Indemnified Parties for indemnification under Section 10.3 in an aggregate amount greater than the Fundamental Cap; provided that the limitation in this sentence shall not apply to any claim for Fraud.

(c)    For purposes of (i) determining whether a breach of or inaccuracy in a representation or warranty has occurred pursuant to this Agreement and (ii) calculating the amount of Losses arising from a breach of or inaccuracy in any representation and warranty for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement and in any certificate delivered pursuant to Section 8.1(d) and Section 8.2(c) shall be read without giving effect to any Materiality Qualifiers (and shall be treated as if such Materiality Qualifiers were deleted from such representation or warranty); notwithstanding the foregoing, the following provisions shall not be read to disregard the applicable Materiality Qualifier: (A) each instance where the defined term “Material Contract” is used, and (B) Section 4.11(a)(xvi).

(d)    The amount to which any Indemnified Party is entitled hereunder shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party in respect of such claim for indemnification (other than the R&W Insurance Policy), less any costs and expenses (including deductibles and co-insurance) incurred by the Indemnified Party in order to collect such insurance proceeds and less increases in premiums attributable to such amounts.

(e)    Nothing in this Agreement is intended to provide Buyer Indemnified Parties with duplicate recovery for Losses suffered by such Buyer Indemnified Parties under Section 10.2(a) or Section 10.2(b) through Section 10.2(k). A Buyer Indemnified Party shall only be eligible for indemnification under Section 10.2(b) through (k) to the extent the Losses exceed the amounts actually recovered under the Indemnity Escrow Amount and the R&W Insurance Policy.

(f)    All indemnification payments under this ARTICLE X shall be deemed adjustments to the Purchase Price.

(g)    Buyer Indemnified Party shall use commercially reasonable efforts to mitigate and not exacerbate any Losses upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise to such Losses. For purposes of clarity, and notwithstanding anything in this Agreement to the contrary, the Buyer Indemnified Parties shall be deemed not to have suffered any Losses for a particular matter to the extent the amount of such Loss was included in the determination of Closing Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Fees and Expenses, and Closing Assumed Indebtedness, with the intent of this sentence to avoid “double counting” and to memorialize the intent of the Parties that the procedures set forth in Section 3.4 shall provide the sole and exclusive remedy for such claims.

Section 10.6    Method of Payment for Losses.

(a)    With respect to the payment of Losses for claims made pursuant to Section 10.2(a) (other than with respect to Losses from breaches of Fundamental Representations or a claim for Fraud), the Buyer Indemnified Parties (i) shall look first to the Indemnity Escrow Amount for recourse pursuant to the terms of the Escrow Agreement for the amount equal to the lesser of (A) the amount of such indemnifiable Losses under Section 10.2(a) and Section 10.2(b) the full amount of Indemnity Escrow Amount then remaining, and (ii) thereafter shall only have recourse against the R&W Insurance Policy for all amounts in excess of the Indemnity Escrow Amount subject to the limitations set forth in this ARTICLE X. The aforementioned sentence shall be Buyer Indemnified Parties’ sole recourse for indemnifiable Losses under Section 10.2(a) (other than regarding any breach of a Fundamental Representation or a Fraud claim).

(b)    All indemnifiable Losses to be paid to a Buyer Indemnified Party with respect to Losses from breaches of Fundamental Representations pursuant to Section 10.2(a) or Section 10.2(b) through Section 10.2(k), shall be paid (i) first by release to such Buyer Indemnified Party from the Indemnity Escrow Amount or the Special Indemnity Escrow Amount, as applicable, pursuant to the terms of the Escrow Agreement the amount equal to the lesser of (A) the amount of such indemnifiable Losses under Section 10.2(a) for a breach of the Fundamental Representation or pursuant to Section 10.2(b) through Section 10.2(k), and (B) the full amount of Indemnity Escrow Amount or the Special Indemnity Escrow Amount, as applicable, then remaining, (ii) then, from the Seller Parties, up to the amount of the self-insured retention under the R&W Insurance Policy, (iii) third, from the R&W Insurance Policy in accordance with the procedures and subject to the limitations set forth therein, up to an amount equal to the policy limit under the R&W Insurance Policy, and (iv) thereafter, to the extent that the R&W Insurance Policy does not fully cover the Losses (either because no coverage is available under such policy or there is insufficient insurance available under such policy), to the extent that there is a reasonable basis for a claim to be made under the R&W Insurance Policy and the insurer has notified Buyer in writing that the claim will not be paid either in full or in part, from the Seller Parties subject to the limitations set forth in this ARTICLE X.

(c)    Payment of Losses from the Indemnity Escrow Amount or the Special Indemnity Escrow Amount for claims made pursuant to Section 10.2(b) through Section 10.2(k) will not reduce the Cap or the Fundamental Cap. The Cap shall only be reduced by the payment of Losses for claims that constitute a breach of or inaccuracy in any representation or warranty of Buyer or any Seller Party, as applicable, that is not a Fundamental Representation and the Fundamental Cap shall only be reduced by the payment of Losses for claims that constitute a breach of or inaccuracy in any representation or warranty of Buyer or any Seller Party, as applicable.

(d)    Upon the determination of any Loss for which the Seller Parties are obligated to indemnify the Buyer Indemnified Parties pursuant to this Agreement: (i) if such Loss is to be paid from the Escrow Amount, Buyer and the Seller Representative shall, within three (3) Business Days of such determination, deliver a written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse to Buyer an amount equal to such Loss from the Escrow Amount; and (ii) if such Loss is to be paid by the Seller Parties, the Seller Parties shall, within three (3) Business Days of such determination, pay such amount to the applicable Buyer Indemnified Party (to an account specified by Buyer to the Seller Representative) by wire transfer of immediately available funds.

(e)    Upon the determination of any Loss for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to this Agreement, Buyer shall, within three (3) Business Days of such determination, pay such amount to the applicable Seller Indemnified Party (to an account specified by the Seller Representative) by wire transfer of immediately available funds.

Section 10.7    R&W Insurance. Nothing in this Article X shall be deemed to limit any rights of Buyer and its Affiliates as against the R&W Insurer under the R&W Insurance Policy. Notwithstanding any provision in this Agreement to the contrary, the Buyer Indemnified Parties shall be entitled to make a claim for indemnification against the Seller Parties under, and subject to the limitations in, this Article X concurrently with seeking recovery from any insurance (including the R&W Insurance Policy); provided, however, that the Buyer Indemnified Parties cannot collect recovery of indemnifiable Losses (but shall be entitled to make claims for indemnifiable Losses) from the Seller Parties until such time that Buyer has made a valid and timely claim under the R&W Insurance Policy, to the extent that there is a reasonable basis for a claim to be made under the R&W Insurance Policy, and the insurer has notified Buyer in writing that all or a portion of the claim will not be paid.

Section 10.8    Exclusivity. Buyer, on the one hand, and the Seller Parties, on the other hand, acknowledge and agree that following the Closing, except for Fraud and subject to Section 13.12, the indemnification provisions of this ARTICLE X, shall be the sole and exclusive remedies of Buyer, on the one hand, and the Seller Parties, on the other hand, for any breach by the other Party of the representations and warranties in this Agreement and for the failure by the other Party to perform and comply with any covenant or agreement in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms, then the Parties shall be entitled to specific performance of the terms thereof in accordance with Section 13.2 of this Agreement in addition to any other remedy at Law or in equity. No Person will have any other entitlement, remedy or recourse for such claims against any other Person, it being agreed that all such other remedies, entitlements and recourse for such claims are expressly waived and released by the Parties to the fullest extent permitted by Law. The provisions of this ARTICLE X were specifically bargained for by the Parties and were taken into account by them in arriving at the Purchase Price and the terms and conditions of this Agreement. The Parties disclaim that they are owed any duties or are entitled to any remedies not expressly stated in this Agreement. This Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. No party to this Agreement shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations, or warranties not expressly provided in this Agreement. No Party shall be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by the Parties to the fullest extent permitted under Law.

ARTICLE XI

TERMINATION

Section 11.1    Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)    Buyer and the Seller Representative by mutual written consent;

(b)    either Buyer or the Seller Representative, if the Closing Date shall not have occurred by the close of business on August 16, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to (i) Buyer, if the failure to fulfill any obligation under this Agreement by Buyer has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, or (ii) the Seller Representative, if the failure to fulfill any obligation under this Agreement by any Seller Party has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)    the Seller Representative, if no Seller Party is in material breach of its obligations under this Agreement and there has been a breach of a representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(d)    Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a breach of a representation, warranty, covenant or agreement of any Seller Party contained in this Agreement such that the conditions set forth in Section 8.1(a) or Section 8.1(b) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Seller Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e)    Buyer, if Buyer is not in material breach of its obligations under this Agreement and (i) the Phase I Environmental Site Assessment Report for the Owned Real Property located at 3865 Industrial Drive, Paducah, Kentucky 42001 obtained by Buyer prior to the Closing, or any subsequent assessment, study, report or investigation desirable or necessary as a result of such report, contains any recommended remediation measures that Buyer reasonably determines would result in costs and expenses in excess of $750,000 in the aggregate to undertake (the amount of such costs and expenses above $750,000, the “Excess Amount”), and (ii) Sellers do not agree in form reasonably acceptable to Buyer to be solely responsible for the Excess Amount within ten (10) days after written notice from Buyer that it intends to terminate this Agreement pursuant to this Section 11.1(e).

Section 11.2    Procedure and Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to either Buyer or the Seller Representative, as applicable, and this Agreement shall thereupon terminate and become void and have no effect, and the Transactions shall be abandoned without further action by the Parties, except that the provisions of ARTICLE XIII shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party hereto of any Liability for any breach of this Agreement, and the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII

SELLER REPRESENTATIVE

Section 12.1    Seller Representative.

(a)    Each Seller Party hereby authorizes, directs and appoints Mark A. Fischer as the Seller Representative to act as its sole and exclusive agent, attorney-in-fact and representative, with full power of substitution regarding any matter relating to or arising after the date hereof under this Agreement, including determining, giving and receiving notices and processes hereunder, entering into any Contracts and delivering any documents required or and contesting and settling any and all claims or disputes under Section 3.4 and for indemnification under ARTICLE X hereof, resolving any other disputes hereunder, performing the duties assigned to the Seller Representative hereunder, making, executing, acknowledging and delivering all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, doing any and all things and taking any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, the Escrow Agreement and all other Ancillary Agreements and to engage and employ Representatives and to incur such other expenses as the Seller Representative shall reasonably deem necessary or prudent in connection with the foregoing. The Seller Representative shall have the sole and exclusive right on behalf of any Seller Party or Seller Indemnified Party to take any action or provide any waiver or receive any notice, in each case with respect to any claims or disputes under Section 3.4 and for indemnification under ARTICLE X and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Seller Representative, shall be absolutely and irrevocably binding on each Seller Party as if such Seller Party had taken such action, exercised such right, power or authority or made such decision or determination in such Seller Party’s individual capacity, and no Seller Party shall have the right to object, dissent, protest or otherwise contest the same. Except to the extent this Agreement obligates any Seller Party to take action following the Closing, any action required to be taken by the Seller Parties hereunder after the date of this Agreement or any action which the Seller Parties, at their election, have the right to take hereunder after the date of this Agreement, shall be taken only by the Seller Representative and no Seller Party acting on such Seller Party’s own shall be entitled to take any such action.

(b)    The appointment of the Seller Representative as each Seller Party’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Seller Party with regard to this Agreement. The appointment of the Seller Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Seller Party pursuant to this Agreement (i) will not be terminated by operation of Law, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Seller Party or any Proceeding in connection therewith, or any other event, and (ii) shall survive the delivery of an assignment by any Seller Party of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c)    The Seller Representative hereby accepts the foregoing appointment and agrees to serve as the Seller Representative, subject to the provisions hereof, from and after the date hereof.

(d)    Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Seller Representative in accordance with the terms of this Agreement in connection with this Agreement, the Ancillary Agreements and the Transactions. Buyer is entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement, the Ancillary Agreements and the Transactions in accordance with the terms of this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Seller Representative, for or on behalf of any Seller Party, in accordance with the terms of this Agreement shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller Party as provided in this Agreement. Any notice or communication delivered by Buyer to the Seller Representative pursuant to the terms of this Agreement shall be deemed to have been delivered to all Seller Parties. Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller Party in connection with this Agreement, the Ancillary Agreements and the Transactions unless the same is made, given or executed by the Seller Representative.

(e)    Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative (in its capacity as the Seller Representative only, and not in its capacity as a Seller Party) shall have no Liabilities, duties or responsibilities except those expressly set forth herein and in the Escrow Agreement, and no implied covenants, functions, responsibilities, duties, obligations or Liabilities on behalf of any Seller Party shall otherwise exist against the Seller Representative. The Seller Representative will not be liable to any Seller Party with respect to actions taken or omitted to be taken in its capacity as the Seller Representative under this Agreement (except in the case of bad faith, willful misconduct or fraud by the Seller Representative).

(f)    The Seller Representative may resign at any time by giving written notice of resignation to Buyer and the Seller Parties, with such resignation to be effective upon the selection of its successor. Upon any such resignation, the Seller Parties shall select a successor Seller Representative, which successor shall be selected by the Owners holding a majority of the ownership interests of Sellers as of the Closing Date. Upon the acceptance of any appointment as the Seller Representative by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Seller Representative, and the resigning Seller Representative shall be discharged from its duties and obligations as the Seller Representative under this Agreement. Any successor Seller Representative shall by means of execution of a counterpart hereof be bound by the terms of this Agreement applicable to the Seller Representative. If there is not a Person serving in the position of Seller Representative, for any reason, and the Owners holding a majority of the ownership interests of Sellers do not appoint at least one person to serve as the Seller Representative within five (5) Business Days of such vacancy, Buyer shall have the right to appoint an Owner as the Seller Representative.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, and shall be delivered personally or by email transmission (with confirmation of transmission) or by a national overnight courier service, next Business Day service, or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To Buyer:	c/o J & J Snack Foods Corp. 6000 Central Highway Pennsauken, NJ 08109 Attention: Ken Plunk, CFO Email: kplunk@jjsnack.com

with a copy to:	Cozen O’Connor One Liberty Place 1650 Market Street, Suite 2800 Philadelphia, Pennsylvania 19103 Attn: Jason M. Shargel Email: jshargel@cozen.com

To any Seller Party or the Seller Representative:	Fischer Industries, LLC
701 Cedar Lake Blvd, Suite 415 Oklahoma City, Oklahoma 73114 Attn: Mark A. Fischer Email: mark.fischer@fischerinvestments.com

with a copy to:	McAfee & Taft Two Leadership Square 211 N. Robinson Ave., 8th Oklahoma City, Oklahoma 73102
Attn: Justin Jackson & Danae V. Grace Email: justin.jackson@mcafeetaft.com danae.grace@mcafeetaft.com or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing in accordance with this Section. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by email if receipt is confirmed, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 13.2    Assignment; Successors in Interest. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller Representative, on the one hand, and Buyer, on the other hand (which consent may be granted or withheld in the sole discretion of the Seller Representative or Buyer), as the case may be; provided, however, that Buyer may assign this Agreement and any or all of its rights or obligations hereunder (including Buyer’s rights to purchase the applicable portion of the Purchased Equity and to seek indemnification hereunder) to one or more Affiliates of Buyer, to any purchaser of Buyer or any of its material assets and, for collateral security purposes, to any lender providing financing to Buyer and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, in each such case without the consent of the Seller Representative, provided that any such assignment shall not release, diminish, or terminate Guarantor’s obligations in Section 3.7. Any attempted assignment in violation of this Section shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 13.3    Governing Law. This Agreement shall be governed and interpreted under the Laws of the State of Delaware without giving effect to any choice of law principles.

Section 13.4    Consent to Jurisdiction and Service of Process. The Parties hereby submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements (and each Party agrees not to commence any Proceeding relating hereto or thereto except in such courts). The Parties hereby waive, and agree not to assert, any defense in any Proceeding for the interpretation or enforcement of this Agreement or any Ancillary Agreement, that they are not subject to such courts or that such Proceeding may not be brought or is not maintainable in such courts or that this Agreement or any Ancillary Agreement may not be enforced in or by such courts, that the Proceeding is brought in an inconvenient forum, or that the venue of the Proceeding is improper. Service of process with respect thereto may be made upon the Parties by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 13.1 hereof.

Section 13.5    Waiver of Trial by Jury. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY PROCEEDING (A) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE PARTIES AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION.

Section 13.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated by this Agreement to the greatest extent possible. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 13.7    Counterparts. This Agreement and any Ancillary Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement by facsimile, pdf or other electronic transmission will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 13.8    Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in writing signed on behalf of such Party. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of any Party to complain of any act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run. This Agreement may not be amended, modified or supplemented except by a written agreement signed by Buyer and the Seller Representative.

Section 13.9    Entire Agreement. This Agreement, together with the Exhibits hereto, the Disclosure Letter and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior Contracts or agreements, whether oral or written, including (a) the Letter of Intent dated January 26, 2022 among Infinity Capital Partners, LLC, on behalf of Sellers, and Guarantor, and (b) the Confidentiality Agreement. The Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 13.10    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article X. No provision in this Agreement shall modify or amend any other agreement, plan, program or document unless this Agreement explicitly states that the provision “amends” such other agreement, plan, program or document. This provision shall not prevent the Parties from enforcing any provision in this Agreement, but no other Person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program or document unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program or document. If a Person not entitled to enforce this Agreement brings a lawsuit or other Proceeding to enforce any provision in this Agreement as an amendment to another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 13.11    Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, tax, technical and other experts as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 13.12    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 13.13    Transaction Costs. Except as otherwise provided in this Agreement, (a) Buyer shall pay the fees, costs and expenses of Buyer incurred in connection with this Agreement and the Ancillary Agreements and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller Parties shall pay the fees, costs and expenses of any Seller Party incurred in connection with this Agreement and the Ancillary Agreements and the Transactions, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 13.14    Disclosure Letter. Matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letter. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Disclosure Letter for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Disclosure Letter referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Disclosure Letter is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business. No matter or item disclosed on the Disclosure Letter indicating a possible breach or violation of any Contract or Law shall be construed as an admission that an actual breach or violation exists, has actually occurred or will occur. The parties do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Disclosure Letter. Subject to Law, the information on the Disclosure Letter is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement entered into by the parties hereto or their Affiliates. Moreover, in disclosing the information in the Disclosure Letter, each party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 13.15    Continuing Representation. Buyer hereby agrees, on its own behalf and on behalf of the Acquired Companies following the Closing, and their Affiliates and current and future directors, managers, equity holders, members, partners, officers and employees and each of their successors and assigns (all such Persons, the “Waiving Parties”), that McAfee & Taft A Professional Corporation (“M&T”) (or any of its successors) may represent the Restricted Parties, or any of their respective, direct or indirect, directors, managers, members, partners, officers, employees, equity holders, or Affiliates, in connection with any dispute, litigation, claim, Proceeding, or obligation arising out of or relating to this Agreement, any agreement entered into in connection with the Transactions notwithstanding its representation (or any continued representation) of the Acquired Companies, and Buyer on behalf of itself and the Waiving Parties hereby consents to such representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising or relating to such representation, acknowledges that the foregoing provision applies whether or not M&T provides legal services to the Restricted Parties or any of their Affiliates after the Closing Date. Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among M&T, the Acquired Companies, the Restricted Parties, and/or any director, officer, manager, member, employee, representative, or Affiliate of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreement, the Transactions, or any matter relating to any of the foregoing, as between the Buyer Parties and the Restricted Parties, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Restricted Parties, and shall be exclusively controlled thereby and shall not pass to or be claimed by Buyer or any Acquired Company, and from and after the Closing, none of Buyer or any of the Waiving Parties will seek to obtain the same by any process; provided, however, that the foregoing shall not apply to any matters as between the Buyer Parties and any third party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be duly executed as of the date first above written.

BUYER:
DD ACQUISITION HOLDINGS, LLC By: /s/ Dan Fachner Name: Dan Fachner Title: Chief Executive Officer and President

GUARANTOR:
J & J SNACK FOODS CORP. By: /s/ Dan Fachner Name: Dan Fachner Title: Chief Executive Officer and President

[Signature Page to Securities Purchase Agreement]

DDHL:
DIPPIN’ DOTS HOLDING, L.L.C. By: /s/ Mark A. Fischer Name: Mark A. Fischer Title: Manager

[Signature Page to Securities Purchase Agreement]

SELLERS:

FISCHER INDUSTRIES, L.L.C. By: /s/ Mark A. Fischer Name: Mark A. Fischer Title: Manager

STEPHEN SCOTT FISCHER REVOCABLE TRUST By: /s/ Stephen Scott Fischer Name: Stephen Scott Fischer Title: Trustee

[Signature Page to Securities Purchase Agreement]

OWNERS:

FISCHER INDUSTRIES, L.L.C. By: /s/ Mark A. Fischer Name: Mark A. Fischer Title: Manager

STEPHEN SCOTT FISCHER REVOCABLE TRUST By: /s/ Stephen Scott Fischer Name: Stephen Scott Fischer Title: Trustee

STEPHEN SCOTT FISCHER EXEMPT TRUST By: /s/ Mark A. Fischer Name: Mark A. Fischer Title: Trustee

MARK A. FISCHER 1994 TRUST By: /s/ Mark A. Fischer Name: Mark A. Fischer Title: Trustee

SUSAN L. FISCHER 1994 TRUST By: /s/ Susan L. Fischer Name: Susan L. Fischer Title: Trustee

CHRISTIE FISCHER SPEAKES EXEMPT TRUST By: /s/ Mark A. Fischer Name: Mark A. Fischer Title: Trustee

[Signature Page to Securities Purchase Agreement]

SELLER REPRESENTATIVE:

/s/ Mark A. Fischer
MARK A. FISCHER

PROCESSORS:

CRYOGENIC PROCESSORS HOLDING, LLC

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager

Solely with respect to Section 7.9 and Section 7.14

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Closing Certificate

[See attached.]

A-1

EXHIBIT B

Escrow Agreement

[See attached.]

B-1

EXHIBIT C

License Agreement

[See attached.]

C-1

EXHIBIT D

Transition Services Agreement

[See attached.]

D-1

EXHIBIT E

Intellectual Property Assignment Agreement

[See attached.]

E-1